================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 --------------


                               AMENDMENT NO. 2 TO
                        FORM S-1 REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                 --------------

                           RELM WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)


           Nevada                            3600                59-3486297
           ------                            ----                ----------
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                             7100 Technology Drive,
                         West Melbourne, Florida 32904
                                 (321) 984-1414
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

              David Storey, President and Chief Executive Officer
             7100 Technology Drive, West Melbourne, Florida  32904
                                 (321) 984-1414
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                          Copies of communications to:
                              John E. Tober, Esq.
                              Zack Kosnitzky, P.A.
                       100 S.E. Second Street, Suite 2800
                             Miami, Florida 33131

                               ------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


THIS OFFERING WITH RESPECT TO THE UNITS TO BE ISSUED UPON THE EXERCISE OF THE RIGHTS IS EXPECTED TO BE QUALIFIED OR IS BELIEVED TO BE EXEMPT FROM QUALIFICATION IN THE FOLLOWING JURISDICTIONS: ALABAMA, ALASKA, ARKANSAS, CALIFORNIA, COLORADO, CONNECTICUT, DELAWARE, DISTRICT OF COLUMBIA, FLORIDA, GEORGIA, GUAM, HAWAII, IDAHO, ILLINOIS, INDIANA, IOWA, KANSAS, LOUISIANA, MAINE, MARYLAND, MASSACHUSSETTS, MICHIGAN, MISSISSIPPI, MISSOURI, MONTANA, NEBRASKA, NEVADA, NEW HAMPSHIRE, NEW JERSEY, NEW MEXICO, NEW YORK, NORTH CAROLINA, NORTH DAKOTA, OHIO, OKLAHOMA, PENNSYLVANIA, PUERTO RICO, RHODE ISLAND, SOUTH CAROLINA, SOUTH DAKOTA, TENNESSEE, TEXAS, UTAH, VERMONT, VIRGINIA, WASHINGTON, WEST VIRGINIA, WISCONSIN, AND WYOMING. RESIDENTS OF OTHER JURISDICTIONS MAY NOT PURCHASE THE UNITS OFFERED HEREBY UNLESS THEY CAN DEMONSTRATE TO OUR SATISFACTION THAT THEY SATISFY CERTAIN SPECIFIC CRITERIA FOR EXEMPTIONS SET FORTH IN THE APPLICABLE STATES SECURITIES LAWS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OTHER THAN THOSE TO WHICH IT SPECIFICALLY RELATES, OR A SOLICITATION OF AN OFFER TO BUY FROM ANY PERSON OR ENTITY IN ANY JURISDICTION IN WHICH SUCH OFFER, OR SOLICITATION IS UNLAWFUL.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              SUBJECT TO COMPLETION
                             DATED FEBRUARY 11, 2002
                                   PROSPECTUS
                            RELM WIRELESS CORPORATION


   Units composed of One Share of Common Stock and One Common Stock Purchase
        Warrant, to be Issued Upon Exercise of Non-Transferable Rights

                            ------------------------


Each equity holder, which is an owner of our shares, warrants, options or conversion rights, as of February 4, 2002 will receive, at no cost, one right for each equity position, which is a share, warrant, option and conversion right, owned, or held, on such date by such equity holder. Each right will entitle you to purchase one unit, which consists of one share of common stock and one common stock purchase warrant, subject to pro rata reduction as a result of an oversubscription. The purchase price of each unit is $1.04, which was 90% of the closing bid price for our common stock on February 4, 2002. In the event the closing bid price for our common stock on the date your rights expire is less than $1.04, the purchase price shall be reduced to an amount equal to 90% of the closing bid price of our common stock on the date your rights to purchase units expire, but in no event, less than $0.84 per unit. In the event the units are re-priced, the number of units you receive will be increased proportionately. We will accept subscriptions to purchase up to 2,500,000 units, subject to an increase of up to 3,000,000 units to directly reflect any re-pricing of units.



The rights received by each equity holder are non-transferable. The share of common stock and the common stock purchase warrant comprising a unit are divisible one year after the date hereof, or earlier, at the discretion of the standby underwriter. Each common stock purchase warrant will entitle the holder to purchase one share of common stock for $1.25 per share (120% of the subscription price of the unit). We will not issue fractional rights or fractional units.

The equity holders' rights to purchase units expire on _____________, 2002. If any equity holders fully exercise their rights and other equity holders do not fully exercise their rights, those equity holders fully exercising their rights may elect to subscribe to purchase any and all remaining unsubscribed units, which will be made available, on a pro-rata basis.

Our common stock is listed for trading on The NASDAQ SmallCap Market under the symbol "RELM". On February 6, 2002, the last reported sales price for our common stock on the NASDAQ SmallCap Market was $1.10 per share. We will pay all expenses with respect to the offering of these units, including the cost of registration under the Securities Act of 1933. We have applied to list our units and warrants on the NASDAQ SmallCap Market under the symbol "RELMU" and "RELMW", respectively, where it is anticipated that they will trade for at least 30 days, after which, they may be divided at the discretion of the underwriter.

We are offering any remaining units not purchased by our equity holders pursuant to a standby underwriting agreement with Noble International Investments, Inc. Noble will purchase all unsubscribed units at the closing of the offering. We will use the proceeds received from this offering as unrestricted working capital which will include the further implementation of our plan to develop our own proprietary digital radios compliant with Association of Public Communications Officials Project 25 standards.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE UNITS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------


                The date of this prospectus is _________, 2002.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

                               TABLE OF CONTENTS

CALCULATION OF REGISTRATION FEE................................................................................  ii
SUMMARY OF THE PROSPECTUS......................................................................................   1
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA................................................................   4
RISK FACTORS...................................................................................................   6
   WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST.............................................................   6
   WE HAVE A LIMITED AND VARIED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS.........   6
   WE RELY ON OUR LINE OF CREDIT WITH SUMMIT BUSINESS CAPITAL TO FINANCE OPERATIONS............................   7
   OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO
    FINANCE FULL OPERATIONS AND PLANNED GROWTH BECAUSE OF DEBT SERVICE OBLIGATIONS.............................   8
   OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY................................................   8
   WE DEPEND ON THE SUCCESS OF OUR LMR PRODUCT LINE............................................................   8
   WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY.............................................................   9
   WE DEPEND ON A FEW MANUFACTURERS TO PRODUCE OUR PRODUCTS....................................................  10
   WE DEPEND HEAVILY ON SALES TO THE UNITED STATES GOVERNMENT..................................................  10
   RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR BUSINESS...........................  11
   WE MAY NOT BE ABLE TO MANAGE OUR GROWTH.....................................................................  11
   WE ARE SUBJECT TO GOVERNMENT REGULATION.....................................................................  11
   WE ENGAGE IN BUSINESS WITH MANUFACTURERS LOCATED IN CHINA...................................................  12
   WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY................................................................  12
   WE RELY ON A COMBINATION OF CONTRACT, COPYRIGHT, TRADEMARK AND TRADE SECRET LAWS TO PROTECT OUR
    PROPRIETARY INFORMATION AND TECHNOLOGY.....................................................................  12
   OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE.......................  13
   RISK OF WAR AND TERRORISM...................................................................................  13

   WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN AN ADVERSE AFFECT ON OUR FINANCIAL CONDITION............  13
   CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS AND NEVADA LAW MAY DISCOURAGE A POTENTIAL TAKEOVER..............  14
   OUTSTANDING STOCK OPTIONS, WARRANTS AND CONVERTIBLE NOTES MAY CAUSE DILUTION TO EXISTING
    SHAREHOLDERS AND LIMIT OUR ABILITY TO RAISE CAPITAL........................................................  14
   THERE IS NO GUARANTY THAT A PUBLIC MARKET FOR OUR UNITS OR WARRANTS WILL DEVELOP............................  14
   RISKS ASSOCIATED WITH LISTING ON THE NASDAQ SMALLCAP MARKET.................................................  14
   NON-REGISTRATION OF THIS OFFERING IN CERTAIN JUSRISDICTIONS.................................................  15
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS...............................................................  15
USE OF PROCEEDS................................................................................................  15
PRICE RANGE OF COMMON STOCK....................................................................................  16
DIVIDEND POLICY................................................................................................  16
CAPITALIZATION.................................................................................................  16
SELECTED CONSOLIDATED FINANCIAL DATA...........................................................................  17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................  18
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS....................................................  28
BUSINESS.......................................................................................................  29
MANAGEMENT.....................................................................................................  40
PRINCIPAL STOCKHOLDERS.........................................................................................  46
DESCRIPTION OF THE UNITS.......................................................................................  48
DESCRIPTION OF CAPITAL STOCK...................................................................................  48
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........................................................  53
PLAN OF DISTRIBUTION...........................................................................................  55
DISTRIBUTION OF RIGHTS AND SUBSCRIPTION PROCEDURES.............................................................  58

LEGAL MATTERS..................................................................................................  65
EXPERTS........................................................................................................  65
WHERE YOU CAN FIND ADDITIONAL INFORMATION......................................................................  65
INDEX TO FINANCIAL STATEMENTS.................................................................................. F-1

                           SUMMARY OF THE PROSPECTUS
                           -------------------------

You should read the following summary together with the more detailed information regarding the units being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in the units. Read the entire prospectus carefully, especially the risks described under "Risk Factors."

THE COMPANY

Background and Products

RELM Wireless Corporation designs, manufactures and markets wireless communications products, principally two-way land mobile radios (LMR) and related components. We offer products with three distinct brand names, BK Radio, RELM, and Uniden. These products are sold to two market segments.


     . The government and public safety market segment includes fire, rescue, law enforcement, and emergency medical personnel, as well as the military and various agencies of federal, state, and local governments.

     . The business and industrial market segment consists of enterprises requiring fast, inexpensive communication among a discrete group of users. Examples of some of theses types of enterprises include hotels, construction companies, schools, airports, and taxies.

Prior to 2000, we were engaged in many unrelated businesses. Starting in 1996, we developed and executed a strategy to focus on wireless communications. Since that time, we have sold or otherwise discontinued businesses and product lines that were outside that focus or were under-performing. In 1999 we completed our exit from these businesses and products, and today are focused exclusively on LMR wireless communications.

In concert with our exit from those businesses and product lines, we have significantly reduced our operating costs while improving quality and efficiency. These actions combined with increased revenues have resulted in profits for the past two consecutive quarters.

Markets

A significant growth opportunity is developing in the LMR industry as users migrate to new, standardized digital equipment

This migration is primarily the result of the following two issues:

     . In recent years, as all forms of wireless communication have expanded, available radio spectrum has been all but exhausted. This lack of available radio spectrum has hindered

        LMR users. Potential new users have often been prevented from implementing systems and existing users have been unable to expand their systems.

     . In the public safety markets, interoperability of LMR equipment has become a critical problem. Specifically, agencies (e.g. fire, police, and emergency medical personnel) responding to an event, such as a fire, using equipment from different manufacturers are sometimes unable to reliably communicate. The Oklahoma City bombing was one example of this problem. During that crisis, emergency workers were sometimes forced to communicate using hand-carried written messages. These circumstances have been clearly documented by the U. S. Attorney General. More recently, the terrorist attacks on New York and Washington DC created new situations necessitating radio communication among users of different LMR equipment.

Several years ago, to address the lack of available radio spectrum, the Federal Communications Commission (FCC) mandated that new LMR equipment utilize more spectrum-efficient technology. Accomplishing this will effectively mean that the analog LMR equipment currently in use will need to be replaced with LMR equipment that employs digital technology.

To address the issue of interoperability, The Association of Public Communication Officials (APCO), in concert with several manufacturers, including RELM, recommended an industry standard for digital LMR products. The standard also meets the requirements of the FCC mandate. It is called Project 25. We believe that compliance with the standard is fast becoming the key consideration for police, fire and other public safety LMR users in selecting new equipment.

We believe that the FCC mandate may fuel increased LMR market growth as users
implement digital LMR communication systems and equipment.    Also, the open
architecture of the APCO project 25 standard effectively eliminates the ability for one large provider, such as Motorola, to lock out smaller competitors. Formerly, with proprietary analog technology, an LMR user was effectively precluded from purchasing additional equipment from a company other than the initial provider. The APCO Project 25 standard now provides an environment in which users will have the flexibility to choose from a wider selection of LMR suppliers, including RELM. Furthermore, the number of manufacturers currently offering Project 25-compliant digital equipment is very limited and the products being offered are expensive. Combined, this set of circumstances provides us with an opportunity to expand our business and market share by being an early participant in this newly-evolving market and by introducing products that are less expensive than those that are currently available.

THE OFFERING


This prospectus relates to the offering of up to 10,000,000 subscription rights to equity holders to purchase 2,500,000 units for a purchase price of $1.04, which was 90% of the closing bid price of $1.15 for our common stock on February 4, 2002, which units are comprised of:


          - up to 2,500,000 warrants to purchase a like number of shares of common stock, and

          - up to 5,000,000 shares of common stock included in the units and upon exercise of the warrants.


The number of units and underlying warrants and shares of common stock may be increased by 500,000 units to up to 3,000,000 units to directly reflect any re-pricing of units as a result of a decline in the purchase price from $1.04 which was 90% of our closing bid price on February 4, 2002, but in no event to less than $.84.


Use of Proceeds

We will use the proceeds received from this offering as unrestricted working capital, which will include the further implementation of our plan to develop our own proprietary digital radios compliant with APCO 25.

Summary of the Offering


Description of the rights offering     Equity holders, at the close of business
                                       on February 4,2002 will receive one
                                       subscription right for every equity
                                       position owned. Each right will
                                       entitle the equity holder to subscribe
                                       for one unit, subject to pro rata
                                       reduction as a result of an
                                       oversubscription. The equity holders'
                                       rights are not transferable.

Basic subscription rights              Each right includes a basic subscription
                                       right entitling an equity holder to
                                       purchase one unit for each right held,
                                       at a price of $1.04 per unit which was
                                       90% of our closing bid price on February
                                       4, 2002. Each equity holder may exercise all or any portion of the rights it receives. 2,500,000 units are being offered and, to the extent there is an oversubscription, units will be sold pro rata and no fractional units will be sold. The number of units offered may be increased to up to 3,000,000 units in the event the units are re-priced.


Re-pricing of units                    In the event the closing bid price for
                                       our common stock on the date your rights expire is less than $1.04, the purchase price shall be reduced to an amount equal to 90% of the closing bid price of our common stock on the date your rights to purchase units expire, but in no event, less than $0.84 per unit. In the event the units are re-priced, the number of units you receive will be increased proportionately.

Duration of rights                     An equity holder may purchase units until
                                       5:00 p.m. EST on ________, 2002.


Terms of the units                     Each unit will consist of one share of
                                       common stock and one warrant to purchase one share of common stock. The units will trade on the NASDAQ SmallCap Market until ______, 2003, or such earlier date that is ten days after the date that we file a Form 8-K disclosing the press release of the announcement that our standby underwriter, Noble International
                                       Investments, Inc. declared the shares of stock and the common stock purchase warrants constituting a unit separated.


Maximum offering                       We will accept subscriptions for
                                       2,500,000 which may be increased up to a maximum of 3,000,000 units in the event units are re-priced. If there are insufficient units to fill all basic subscriptions, the units that are available will be allocated to our subscribing equity holders on a pro rata basis in proportion to the total number of basic subscription rights exercised by each record holder.



Subscription price of the units        The subscription price for an equity
                                       holder wishing to exercise his rights
                                       will be $1.04 per unit, which was 90% of the closing bid price of our common stock on February 4, 2002.

Terms of the warrants                  Each warrant will entitle the holder to
                                       purchase one share of common stock at an exercise price of 120% of the unit subscription price, subject to adjustment in the event of specified changes in our capitalization. The warrants first become exercisable on _______, 2003, and shall be exercisable until _______,
                                       2006. We may redeem the warrants, in
                                       whole, or in part for $.10 per warrant
                                       at any time after the one year
                                       anniversary of the effective date of the registration of the warrants, if the closing price of our common stock is at or above 150% of the exercise price of the warrant for 20 consecutive trading days.

Who will receive rights                Only persons owning shares of our common
                                       stock, options or warrants to purchase
                                       our common stock, or debt convertible to our common stock as of February 4,2002 referred to as equity holders.


Over subscription rights               Equity holders fully exercising their
                                       rights may elect to subscribe to purchase any and all remaining unsubscribed units, which if available, will be allocated on a pro-rata basis.

Evidence of rights                     We will mail rights certificates to
                                       equity holders, which will represent each equity holder's rights to purchase units.

Method of exercising rights            We intend to mail rights certificates,
                                       which will represent your rights,
                                       immediately after the SEC has declared
                                       effective the registration statement that includes this prospectus. The rights certificates will contain detailed instructions on exercising the rights evidenced thereby.

Standby commitment underwriting        We are offering all remaining units not
                                       purchased by our equity holders pursuant to a standby commitment of the underwriter to purchase all unsubscribed units. This means that there is no minimum number of units that we must sell to complete the offering since all unsubscribed units will be purchased by the underwriter.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                -----------------------------------------------

The following summary of selected consolidated financial data as of and for each of the three years ended December 31, 2000, has been derived from our audited consolidated financial statements. Our summary of selected consolidated financial data as of and for the nine months and three months ended September 30, 2001 and 2000, have been derived from unaudited consolidated financial statements included elsewhere in this prospectus and contain all adjustments, consisting only of normal recurring accruals, which we believe are necessary for a fair presentation of our financial position and results of operations for such periods. The financial information for the nine months and three months ended September 30, 2001, may not be indicative of the results that may be expected for the entire fiscal year ending December 31, 2001. The following summary of selected consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes beginning on page F-1 of this prospectus.

Statements of Operations Data

                                         Nine Months Ended   Three Months Ended      Year ended December 31
                                            September 30        September 30
                                           2001      2000       2001      2000      2000      1999      1998
                                           ----      ----       ----      ----      ----      ----      ----
                                                        (In thousands, except per share data)
Sales                                     $17,131   $15,712    $6,223    $5,958   $21,054   $22,404   $29,530
                                         ====================================================================
Income (Loss) From Continuing
  Operations Before Discontinued          $    71   $  (481)   $  213    $ (330)  $(1,162)  $(2,294)  $(4,907)
  Operations and Extraordinary Item
Loss From Discontinued Operations               -         -         -         -      (266)        -      (725)
Extraordinary Item                              -         -         -         -         -         -       227
                                         --------------------------------------------------------------------
Net Income (Loss)(1)                      $    71   $  (481)   $  213    $ (330)  $(1,428)  $(2,294)  $(5,405)
                                         ====================================================================

Income (Loss) Per Share From
  Continuing Operations(1)                $  0.01   $ (0.09)   $ 0.04    $(0.06)  $ (0.22)  $ (0.45)  $ (0.97)
Loss Per Share From Discontinued
  Operations                                    -         -         -         -     (0.05)        -     (0.15)
Gain Per Share From Extraordinary Item          -         -         -         -         -         -      0.05
                                         --------------------------------------------------------------------
Net Income (Loss) Per Share (Basic and
  Diluted)(1)                             $  0.01   $ (0.09)   $ 0.04    $(0.06)  $ (0.27)  $ (0.45)  $ (1.07)
                                         ====================================================================

(1) After giving effect to a net gain of $1,165,000 on the sale of our manufacturing facility in the first quarter of 2000 and a loss of $181,000 on the sale of certain equipment in the fourth quarter of 2000.

Balance Sheet Data

                                   September 30, 2001         December 31, 2000
                                                   (In Thousands)
    Working Capital                     $ 8,877                    $ 7,679

    Total Assets                         17,962                     18,422

    Long-Term Debt (Less
    Current Portion)                      6,751                      6,353
    Total Stockholders' Equity            6,431                      6,360

                                 RISK FACTORS
                                 ------------

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in the units. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Any of the risks described in this prospectus could result in the partial or complete loss of your investment.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST

We have a history of substantial and continuing losses. We have incurred substantial losses, including losses of $1,428,000, $2,294,000, and $5,405,000 for the fiscal years ended December 31, 2000, 1999, and 1998, respectively. For the three months and nine months ended September 30, 2001, we reported a profit of $213,000, and $71,000, respectively. As of September 30, 2001, we had an accumulated deficit of approximately $18,228,000.

WE HAVE A LIMITED AND VARIED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS

From 1997 to 2000, we shifted our focus to the LMR business by selling or discontinuing our non-LMR product lines as well as LMR products that were performing poorly. Because of our shift in emphasis to the LMR products, we have a limited relevant operating history that investors may use to evaluate our future prospects. Because of our limited relevant operating history, our historical financial information is of limited value in projecting our future results.

In light of the nature of our LMR products and our limited operating history, our operating results are difficult to forecast, because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our expenses in a timely manner to compensate for an unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties in our attempt to concentrate our efforts on the LMR business due to a variety of factors, including:

     .   Availability of products;

     . Our dependence upon orders placed by the United States Federal Government and its agencies;

     . The timing and amount of orders we receive from our customers, which may be tied to seasonal demand;

     . Cancellations or delays of customer product orders, or the loss of a significant customer;

     . Reductions in consumer demand for our customers' products generally or for our products in particular;

     . A reduction in the average selling price for our products as a result of competitive factors;

     .   The timing and amount of research and development expenditures;

     .   General business conditions in our markets;

     . Any new product introductions, or delays in product introductions, by us or our competitors;

     . Increased costs charged by our suppliers or changes in the delivery of products to us; and

     . Increased competition or reductions in the prices that we are able to charge.

As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations may not be a good predictor of our future performance.

WE RELY ON OUR LINE OF CREDIT WITH SUMMIT BUSINESS CAPITAL TO FINANCE OPERATIONS

Our loan agreement contains numerous financial and operating covenants. We have defaulted on some of these obligations, which defaults have, in the past, been waived. The loan agreement has been restructured, and while we are in compliance with all of the restructured covenants, there can be no assurance that we will not cause an event of default in the future or that such defaults will be waived. These covenants place significant restrictions on our ability to incur additional indebtedness, to pay dividends and other distributions, to repay other obligations, to create liens or other encumbrances, to make investments, to engage in transactions with affiliates, to sell or otherwise dispose of assets and to merge or consolidate with other entities, and will otherwise restrict our corporate activities.

Defaults under our Summit Business Capital loan covenants could cause acceleration of our loan. Our failure to comply with any of the ratios and tests contained in the Summit Business Capital loan agreement in the future could result in acceleration of the maturity of the indebtedness under our Summit Business Capital loan as well as the maturity of other outstanding debt. To secure our obligations under the Summit Business Capital loan agreement, we have granted a first priority pledge of, and security interest in, substantially all of our assets to Summit Business Capital. If the maturity of our indebtedness were accelerated, we might not have sufficient assets to repay such indebtedness in full.


When our Summit Business Capital loan agreement expires in February 2003, we will need to refinance our loan and/or raise additional funds from new sources. If we are unable to borrow sufficient amounts under the Summit Business Capital loan agreement or unable to refinance it, or find alternate lenders, we may be required to significantly curtail or even cease our operations.


We will continue to need significant capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all. In addition, our capital requirements in connection with the development, marketing and sale of our LMR products (as well as certain acquisition activities) are, and will continue to be, significant.

We believe, based upon our current plans and assumptions relating to our operations, that our existing line of credit, reserves and expected cash receipts will provide the funds necessary to satisfy our cash requirements for the foreseeable future.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO FINANCE FULL OPERATIONS AND PLANNED GROWTH BECAUSE OF DEBT SERVICE OBLIGATIONS

On September 30, 2001, our total liabilities and debt were approximately $11,531,000 and shareholders' equity was approximately $6,431,000. Our leverage could have important consequences to you. For example, it could:

     . make it more difficult for us to satisfy our obligations with respect to our indebtedness;

     . increase our vulnerability to general adverse economic and industry conditions;

     . limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

     . require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     . limit our flexibility in planning for, or reacting to, changes in our business and industry; and

     .   limit our ability to borrow additional funds.

Our ability to make principal and interest payments on our indebtedness will depend on our ability to generate cash in the future through sales of our LMR products. We cannot assure you that our available liquidity will be sufficient to service our indebtedness. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY

Our business will suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our LMR products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. The LMR industry is experiencing a transition from analog LMR products to digital LMR products. In addition, a new standard for LMR equipment (the APCO 25 Standard) has been adopted and the market demand for APCO 25 compliant products is growing.

WE DEPEND ON THE SUCCESS OF OUR LMR PRODUCT LINE

We currently depend on our LMR products and do not yet have multiple sources of revenue. In 1997, we worked to shift our focus predominately to the development and sale of the LMR product line. A decline in the price of or demand for LMR products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, or for other reasons, would cause our business, financial condition and results of operations to suffer. In addition, our future success will largely depend on the successful introduction and sale of new analog and digital LMR products. We have not yet demonstrated that we will be able to successfully develop these products on a timely basis and in a cost-effective manner, or at all. Even if we successfully develop these products, we cannot guarantee that they will achieve market acceptance.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY

We face intense competition from other LMR manufacturers, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering LMR product lines. The largest producer of LMR products in the world, Motorola, currently is estimated to have in excess of 70% of the market for LMR products. Motorola is also the world's largest producer of APCO 25 compliant products. This producer, as well as other of our competitors, are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in developing and producing LMR products. These advantages may allow them:

     . to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

     .   to engage in more extensive research and development;

     .   to undertake more far-reaching marketing campaigns;

     .   to be able to take advantage of acquisitions and other opportunities;

     .   to adopt more aggressive pricing policies; and

     . make more attractive offers to potential employees, strategic partners and advertisers.

Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition. See the discussion in "Business-Competition in the Industry" for a more complete discussion of competitive factors in our industry.

An increase in the demand for APCO 25 compliant products, would benefit competitors who are better financed and have inventories that will meet such demand. APCO 25 compliant products have already been brought to the market by several of our competitors. We are presently selling an APCO 25 compliant product pursuant to our licensing agreement with RACAL. We are also currently developing our own digital products that comply with the APCO 25 standard. Bringing such products to market and achieving a significant share of the market for these products will continue to require substantial expenditure of funds to complete research and development and extensive marketing to achieve market penetration. There can be no assurance that we will be successful in developing and/or acquiring and marketing, on a timely basis, fully functional product enhancements or new products that respond to these and other technological advances by others, or that our new products will be accepted by customers. An inability to successfully develop products could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON A FEW MANUFACTURERS TO PRODUCE OUR PRODUCTS

We contract with manufacturers to produce our products and our dependence on a limited number of contract manufacturers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. Although we are seeking additional manufacturing sources, Uniden America Corporation is currently the sole manufacturer of the family of LMR products that we acquired from Uniden. Since our contract with Uniden expired in September, if Uniden decides to increase the price of its products or stop manufacturing for us, we will have to find an alternate manufacturer for our LMR products bearing the Uniden name. Despite our manufacturing agreements with Solectron, Inc. (f/k/a C-Mac, Inc., which was f/k/a Johnson Matthey Electronic Assembly Services, Inc.), and Shenzhen Hyt Science & Technology, Ltd., if any manufacturer terminates production or cannot meet our production requirements, we may have to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. The lead time required to qualify a new manufacturer could range from approximately two to six months. Despite efforts to do so, we may not be able to identify or qualify new contract manufacturers in a timely manner and these new manufacturers may not allocate sufficient capacity to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative contract manufacturers could cause our business, financial condition and results of operations to suffer.

In addition, our dependence on limited and sole source suppliers of components involves several risks, including a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Disruption or termination of the supply of these components could delay shipments of our products. The lead time required for orders of some of our components is as much as six months. In addition, the lead time required to qualify new suppliers for our components is as much as six months. If we are unable to accurately predict our component needs, or if our component supply is disrupted, we may miss market opportunities by not being able to meet the demand for our products. This may damage our relationships with current and prospective customers.

WE DEPEND HEAVILY ON SALES TO THE UNITED STATES GOVERNMENT


We are subject to risks associated with our reliance on sales to the U.S. Government. For the three months and nine months ended September 30, 2001, approximately 37% and 39%, respectively, of our LMR sales were to agencies and departments of the federal government. There can be no assurance that we will be able to maintain this government business. Our ability to maintain our government business will depend on many factors outside of our control, including competitive factors, changes in government personnel making contract decisions, and political factors. The loss or non-renewal of sales to the U.S. Government could have a material adverse effect upon us. While we were awarded portions of the United States Forestry Services contract, including the contract for portable radios, repeaters and base stations, we were not awarded the contract for mobile radios.

RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR
BUSINESS

Our success is largely dependent on the personal efforts of David P. Storey, our President and Chief Executive Officer, William Kelly, our Chief Financial Officer, and Harold Cook and Thomas L. Morrow, our Senior Vice Presidents. We do not have employment agreements with these individuals, and we cannot be sure that we will retain their services. The loss of any of their services could have a material adverse effect on our operations. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense, and we are further hindered in our recruiting efforts by the lack of a readily available pool of candidates in West Melbourne, Florida, where we are headquartered. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to attract and retain qualified personnel could cause our business, financial condition, and results of operations to suffer.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH

Acquisitions and other business transactions may disrupt or otherwise have a negative impact on our business and results of operations. During the first quarter of 2000, we purchased from Uniden America Corporation its LMR product line. There can be no assurance that we will complete any additional asset purchases or other business transactions or that any such transactions which are completed will prove favorable to our business. We do not intend to seek stockholder approval for any such transactions unless required by applicable law or regulation.

We hope to grow rapidly, and the failure to manage our growth could adversely affect our business. Our business plan contemplates, among other things, continued development of our LMR product lines through internal development as well as acquisitions, and, as a result, significant growth in our customer base. This growth and continued development, if it materializes, could place a significant strain on our management, employees, operations and financial capabilities. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train, and manage our employee base. If we are unable to manage and integrate our expanding operations effectively, our business, results of operations, and financial condition could be materially and adversely affected.

WE ARE SUBJECT TO GOVERNMENT REGULATION

Failure to comply with government regulations applicable to our business could result in penalties. Our LMR products are regulated by the Federal Communications Commission. We believe that we are in substantial compliance with all applicable federal regulations governing our operations and we believe that we have obtained all licenses necessary for the operation of our business. Failure to comply with these requirements and regulations or to respond to changes in these requirements and regulations could result in penalties on us such as fines, restrictions on operations or a temporary or permanent closure of our facility. These penalties could harm our operating results and cause a decline of our stock price. In addition, there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations.

WE ENGAGE IN BUSINESS WITH MANUFACTURERS LOCATED IN CHINA

We are beginning to place a substantial amount of emphasis on manufacturing our product in the People's Republic of China and, accordingly, we are subject to special considerations and significant risks not typically associated with companies operating in North or South America and Western Europe. These include the risks associated with the political, economic and legal environments, among others. Our results may be affected by, among other things, changes in the political and social conditions in China and changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversion and rates and method of taxation. The Chinese government has implemented economic reform policies in recent years, and these reforms may be refined or changed by the government at any time. It is possible that a change in the Chinese leadership could lead to changes in economic policy. The laws and regulations applicable to our industry in China remain subject to change and could have a material adverse effect on our business.

WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY

We carry a significant amount of finished goods inventory. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

WE RELY ON A COMBINATION OF CONTRACT, COPYRIGHT, TRADEMARK AND TRADE SECRET LAWS TO PROTECT OUR PROPRIETARY INFORMATION AND TECHNOLOGY

We have federal trademark registrations for the names "Wilson," "Utilicom," "Citicom," "Mini-com," "Regency Electronics" and "Force Communications". In addition, we have world-wide nonexclusive licenses to use the federal trademarks "Uniden" and "ESAS". The 18 United States patents that we owned have expired. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our proprietary information. Although we believe that trademark protection should prevent another party from manufacturing and selling competing products under one or more of our trademarks, there can be no assurance that the steps we have taken to protect our trademarks will be successful. The expiration of our patents issued to us may make us susceptible to misappropriation or to an unauthorized third party copying our technology, or otherwise obtaining and using our products, designs or other information. In addition, patents may not be issued under future patent applications, and the patents issued under such patent applications could be invalidated, circumvented or challenged. It may also be particularly difficult to protect our products and intellectual property under the laws of certain countries in which our products are or may be manufactured or sold.

OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE

Our quarterly operating results may fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors, resulting in volatility for the market price for our common stock. Other factors affecting the volatility of our stock price include:

     .   future announcements concerning us or our competitors;

     . the announcement or introduction of technological innovations or new products by us or our competitors;

     .   changes in product pricing policies by us or our competitors;

     . changes in earnings estimates of us or our competitors by securities analysts;

     .   additions or departures of key personnel; and

     .   sales of our common stock.

RISK OF WAR AND TERRORISM

Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to our business, employees, supplies, distributors and resellers, and customers that could have an adverse effect on our operations and financial results. The economic uncertainty stemming from the terrorist attacks of September 11, 2001, may continue through the pending war-time economy in the United States. While we cannot predict what impact a prolonged war on terrorism will have on the United States economy, we plan to control expenses, continue to invest in our business and make capital expenditures when they will increase productivity, profitably, or revenue.

WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN AN ADVERSE AFFECT ON OUR FINANCIAL CONDITION

We are currently involved in approximately four separate lawsuits, both as a defendant and a plaintiff. While there is no way to predict the success or failure of any litigation we are strenuously defending those actions in which we are defendants.

Although we believe our products and technology do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, infringement claims may increase. Any such claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Any successful infringement claim could have a material adverse effect upon our business, results of operations and financial condition.

In addition, agreements regarding the purchase or sale of certain assets and businesses require us to indemnify the purchasers or buyers of such assets or businesses for any damages they may suffer if third party claims give rise to losses. Two indemnification claims are pending. We cannot guarantee that there will not be future claims. Any such claims may require us to pay substantial damages, which could cause our business, financial condition and results of operations to suffer.

CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS AND NEVADA LAW MAY DISCOURAGE A POTENTIAL TAKEOVER

Our articles of incorporation could discourage or prevent potential acquisitions of our company that stockholders may consider favorable. Our articles of incorporation authorize the issuance of 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Preferred stock could be issued, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company which could be beneficial to our shareholders.

OUTSTANDING STOCK OPTIONS, WARRANTS AND CONVERTIBLE NOTES MAY CAUSE DILUTION TO EXISTING SHAREHOLDERS AND LIMIT OUR ABILITY TO RAISE CAPITAL

If outstanding warrants or options to purchase our common stock are exercised at a time when we otherwise could obtain a price for the sale of shares of our common stock which is higher than the option exercise price per share, then existing shareholders would suffer dilution in the value of their shares of common stock. The exercise of the options and warrants and/or the conversion of outstanding notes, or the possibility of such exercise or conversion, may impede our ability to seek financing in the future through the sale of additional securities. The exercise of the warrants and options and/or the conversion of the notes would cause substantial dilution to the existing stockholders.

THERE IS NO GUARANTY THAT A PUBLIC MARKET FOR OUR UNITS OR WARRANTS WILL DEVELOP

There is no public market for our units or warrants and we cannot be sure that an active trading market will develop. While we intend to apply for a public listing of the units and warrants, we do not know if a public market will develop for the units or warrants or, if they do develop, that they will be maintained. Accordingly, your investment in the units or warrants may be an illiquid investment.

RISKS ASSOCIATED WITH LISTING ON THE NASDAQ SMALLCAP MARKET

In December of 2000, the NASDAQ National Market notified us that our common stock failed to maintain a minimum market value of public float of $5,000,000 over the previous thirty (30) consecutive trading days, and would be delisted upon failure to comply with its listing requirements. Our management, after careful analysis of its alternatives, decided to transfer its listing to the NASDAQ SmallCap Market, which was approved on July 19, 2001.

Listing of our common stock on the NASDAQ SmallCap Market requires continued compliance with listing standards. Our common stock trades on the NASDAQ SmallCap Market, conditioned upon our meeting certain standards relating to assets, stock price, stockholder base and market value, as well as certain non-quantitative maintenance criteria established by the NASDAQ SmallCap Market. These eligibility requirements are subject to change from time to time. While we are currently in compliance with the applicable eligibility tests, if we continue to sustain substantial operating losses and are unable to raise sufficient new capital, our common stock could be delisted from trading on the NASDAQ SmallCap Market. The effects of delisting from the NASDAQ SmallCap Market would include, among other things, less coverage by investment bankers and institutions, the limited release of the market price of the common stock and limited news coverage of our company. These effects could materially adversely affect the trading market, liquidity and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing.


NON-REGISTRATION OF THIS OFFERING IN CERTAIN JURISDICTIONS

The rights and underlying securities are not registered or otherwise qualified for sale in Arizona, Oregon, Canada and all other non-United States of America jurisdictions. Although our securities will not knowingly be sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy our units, shares or warrants in the aftermarket or may move to jurisdictions in which our units, shares or warrants are not so registered or qualified. In such event, we may be unable to issue shares or warrants to those persons desiring to exchange their units or warrants unless and until the shares or warrants could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. If we were unable to register or qualify the shares and warrants in a particular jurisdiction and no exemption to such registration or qualification was available in such jurisdiction, a holder may have difficulty selling, exchanging or exercising such securities in order to realize any economic benefit from the purchase of our securities without conducting such sale in a state in which our securities are registered or qualified.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
               ------------------------------------------------

This prospectus includes "Forward-Looking Statements" within the meaning of
Section 27a of the Securities Act and Section 21e of the Exchange Act. All statements other than statements of historical fact are "Forward-Looking Statements". In some cases, these forward-looking statements can be identified by the use of terms and phrases such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue" or the negative thereof or other comparable terminology. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and other sections of this prospectus.

The forward looking statements in this prospectus, including statements concerning projections of our future results, operating profits and earnings, statements of the plans and objectives of our management for future operations, and statements concerning our proposed new products, are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The risks and uncertainties are more specifically described in "Risk Factors".

Our forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof. We undertake no obligation to update forward-looking statements or the reasons why actual results may differ.

                                USE OF PROCEEDS
                                ---------------


We will use the proceeds received from this offering as unrestricted working capital, which will include the further implementation of our plan to develop our own proprietary digital radios compliant with APCO 25. No NASD members or affiliates of a member will receive 10% or more of the net proceeds from this offering.

                          PRICE RANGE OF COMMON STOCK
                          ---------------------------


Effective as of July 5, 2001, our common stock began trading on the NASDAQ SmallCap Market under the symbol "RELM," and prior to trading on the NASDAQ SmallCap Market, our common stock traded on the NASDAQ National Market. The following table sets forth the high and low bid information for our common stock for the periods indicated, as reported by the NASDAQ National Market or the NASDAQ SmallCap Market as the case may be. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.


                    1999 Quarter Ended     High      Low
                    ------------------     ----      ---
                   March 31, 1999          $2.38     $1.41
                   June 30, 1999           $4.00     $1.75
                   September 30, 1999      $4.50     $1.94
                   December 31, 1999       $5.69     $2.00

                    2000 Quarter Ended     High      Low
                    ------------------     ----      ---
                   March 31, 2000          $8.13     $2.88
                   June 30, 2000           $4.19     $2.00
                   September 30, 2000      $2.50     $1.56
                   December 31, 2000       $2.00     $0.31


                    2001 Quarter Ended     High       Low
                    ------------------     ----       ---
                   March 31, 2001          $1.56     $0.56
                   June 30, 2001           $1.25     $0.80
                   September 30, 2001      $1.59     $0.99
                   December 31, 2001       $1.50     $1.02


On February 6, 2002 our common stock on the NASDAQ SmallCap Market closed at $1.10 per share. As of January 31, 2002 there were 1,187 shareholders of record of our common stock.

                                DIVIDEND POLICY
                                ---------------

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our loan agreement with Summit Business Capital prohibits us from paying dividends on our common stock.

                                CAPITALIZATION
                                --------------

The following table sets forth our capitalization as of September 30, 2001, on an actual basis and our proforma capitalization as of September 30, 2001, as adjusted for this offering at the maximum unit purchase price of $1.04 and as adjusted to the minimum price, in the event of a re-pricing, of $.84 per unit. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus:

                                                                            September 30, 2001                  As Adjusted
                                                                            ------------------
                                                                               As Adjusted                      if Re-Priced
                                                        Actual    Adjustment   (maximum     Actual   Adjustment   (minimum
DEBT AND STOCKHOLDERS' EQUITY                                                price)(2)(3)                       price)(3)(4)
---------------------------------------------------------------------------------------------------------------------------
                                                                                  (In Thousands)
       Current maturities of long-term liabilities     $    129          -   $    129     $    129          -      $    129
       Long-term debt, less current maturities (1)        6,751          -      6,751        6,751          -         6,751
                                                       --------------------------------------------------------------------
                                       Total Debt:     $  6,880          -   $  6,880     $  6,880          -      $  6,880

Stockholders' equity:
       Common stock; $.60 par value; 20,000,000
       authorized shares at September 30, 2001:
       5,346,174 issued and outstanding shares at
       September 30, 2001                                 3,207      1,500      4,707        3,207      1,800         5,007
       Additional paid-in capital                        21,452        600     22,052       21,452        220        21,672
       Accumulated deficit                              (18,228)        --    (18,228)     (18,228)        --       (18,228)
                                                       --------------------------------------------------------------------
Total stockholders' equity                                6,431      2,100      8,531        6,431      2,020         8,451
                                                       --------------------------------------------------------------------
Total Capitalization                                   $ 13,311    $ 2,100   $ 15,411     $ 13,311    $ 2,020      $ 15,331
                                                       ====================================================================


    (1) The Revolving Line of Credit provides for maximum borrowings of up to $7 million. The formula under the terms of the agreement supported a borrowing base of $5.3 million, of which $2.1 million was available at September 30, 2001.

    (2) Gives effect to the issuance of 2,500,000 Units to equity holders at a purchase price of $1.04 per unit, net of $500,000 in expenses.

    (3) The information in this prospectus does not assume the issuance of a total of: (i) 2,521,384 shares of common stock upon the exercise of all options, warrants and convertible securities outstanding as of September 30, 2001, without adjustment for the offering; (ii)
         5,692,001 shares of common stock issuable upon the exercise of all options, warrants and convertible securities outstanding as of September 30, 2001, as adjusted for the maximum offering; and (iii) 6,414,140 shares of common stock issuable upon exercise of all options, warrants and convertible securities outstanding as of September 30, 2001, as adjusted for the minimum offering.

    (4) Gives effect to the issuance of 3,000,000 units at a purchase price of $.84 per unit, net of $500,000 in expenses.


                      SELECTED CONSOLIDATED FINANCIAL DATA
                      ------------------------------------

The following selected financial data as of and for each of the five years ended December 31, 2000, have been derived from our audited consolidated financial statements. Our selected financial data as of and for the nine months and three months ended September 30, 2001 and 2000, have been derived from unaudited consolidated financial statements included elsewhere in this prospectus and contain all adjustments, consisting only of normal recurring accruals, which RELM believes are necessary for a fair presentation of our financial position and results of operations for such periods. The financial information for the nine months and three months ended September 30, 2001, may not be indicative of the results that may be expected for the entire fiscal year ending December 31, 2001. The following selected financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes beginning on page F-1 of this prospectus.

Statement of Operations Data

                                                 Nine Months Ended Three Months Ended
                                                    September 30      September 30             Year ended December 31
                                                 -------------------------------------------------------------------------------

                                                                       (In thousands, except per share data)
                                                 -------------------------------------------------------------------------------
                                                   2001    2000     2001     2000     2000     1999    1998      1997     1996
                                                   ----    ----     ----     ----     ----     ----    ----      ----     ----
Sales (2)                                        $17,131 $15,712   $6,223   $5,958  $21,054  $22,404  $29,530  $ 45,376  $47,646
                                                 ===============================================================================
Income (Loss) From Continuing Operations Before  $    71 $  (481)  $  213   $ (330) $(1,162) $(2,294) $(4,907) $(11,974) $(1,347)
Discontinued Operations and Extraordinary Item

Loss From Discontinued Operations                      -       -        -        -     (266)       -     (725)   (2,836)  (2,679)

Extraordinary Item                                     -       -        -        -        -        -      227         -        -
                                                 -------------------------------------------------------------------------------

Net Income (Loss)(1)                             $    71 $  (481)  $  213   $ (330) $(1,428) $(2,294) $(5,405) $(14,810) $(4,026)
                                                 ===============================================================================

Income (Loss) Per Share From Continuing
Operations(1)                                    $  0.01 $ (0.09)  $ 0.04   $(0.06) $ (0.22) $ (0.45) $ (0.97) $  (2.36) $ (0.26)
Loss Per Share From Discontinued Operations            -       -        -        -    (0.05)       -    (0.15)    (0.56)   (0.52)
Gain Per Share From Extraordinary Item                 -       -        -        -        -        -     0.05         -        -
                                                 -------------------------------------------------------------------------------
Net Income (Loss) Per Share (Basic and
Diluted)(1)                                      $  0.01 $ (0.09)  $ 0.04   $(0.06) $ (0.27) $ (0.45) $ (1.07) $  (2.92) $ (0.78)
                                                 ===============================================================================

(1) After giving effect to a net gain of $1,165,000 on the sale of our manufacturing facility in the first quarter of 2000 and a loss of $181,000 on the sale of certain equipment in the fourth quarter of 2000.

(2) Net Sales for the year ended December 31, 1998 decreased $15.8 million or 34.9% from the prior year. Of the total decrease, $11.0 million is attributed to LMR products, $2.2 million to commercial real estate, $1.5 million to digital data communications, $1.0 million to access controls, and $0.1 million to electronic components. The decreases in 1998 reflect our strategy to exit non-LMR businesses and to discontinue LMR products and lines that were inadequately profitable. Specifically, we sold our digital data communications business and exited from the access controls, consumer electronics, and commercial real estate businesses. LMR sales were impacted by the lack of shipments to the U.S. Army. Throughout the year the U. S. Army had inventory quantities that were sufficient to meet its users' requirements.

Balance Sheet-Data

                                          September 30                          December 31
                                       -----------------------------------------------------------------
                                                                        (In Thousands)
                                         2001      2000        1999        1998        1997       1996
                                         ----      ----        ----        ----        ----       ----
Working Capital                        $ 8,877    $ 7,679     $ 5,676     $ 6,573     $10,307    $27,008

Total Assets                            17,962     18,422      22,853      26,827      31,665     54,028

Long-Term Debt (Less Current             6,751      6,353       9,072       8,755       7,440     15,554
Portion)

Total Stockholders' Equity               6,431      6,360       6,377       8,671      14,034     29,214

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   --------------------------------------------------------------------------
                                   OPERATIONS
                                   ----------

The following discussion of our financial condition and results of operations should be read together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to business risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. For a more detailed discussion of these business risks and uncertainties, please see "Risk Factors".

General

During the period from 1996 through 1999, our operations were significantly restructured to focus on wireless communications and the LMR markets. During 1999, we completed our exit from businesses and products that were outside our focus in wireless communications when we sold all of our remaining commercial real estate holdings as well as our electronic components product line. Accordingly, with the exception of certain product liability expenses related to our former specialty manufacturing subsidiary, operating results for 2000 reflect business activities solely within the LMR industry.

The restructuring actions have reduced our revenue base. In response, we have reduced our operating expenses and employment. As a result, we were able to maintain gross profit margins on lower revenues. Selling general and administrative expenses in 2000 were reduced by approximately $.6 million (7.7%) compared to 1999. In 2000, we realized a gain of approximately $1.2 million on the sale of our facility in West Melbourne, Florida and a loss of approximately $0.2 million on the sale of certain manufacturing equipment. The net effect of these transactions reduced operating losses to $1.2 million. Interest expense in 2000 decreased by approximately $146,000 (13.5%) compared to 1999 primarily as a result of the satisfaction of the mortgage on our former facility in connection with its sale and as a result of using both working capital and a portion of the proceeds from our private placement of convertible subordinated notes to reduce the amounts outstanding on our revolving credit facility.

During 2000, we completed aggressive initiatives for revenue growth and to further reduce manufacturing overhead and operating expenses. For revenue growth, we completed the acquisition of the private radio communications product lines from Uniden America Corporation. Additionally, we introduced our new "G-Series" mobile radios. Our sales and marketing initiatives in the government and public safety sector as well as the commercial and industrial sector have been consolidated under the direction of Thom Morrow who has in excess of 20 years of sales and marketing experience in the LMR industry.

We significantly reduced manufacturing overhead and operating expenses during 2000 primarily through facility, staff and spending reductions, much of which was the result of new outsourcing arrangements. We executed an agreement to out-source a portion of our manufacturing activities to a contract manufacturer. Under this agreement, the contract manufacturer employed 68 of our direct manufacturing workforce and agreed to purchase certain existing inventories from us on as an "as needed" basis, based upon our requirements for finished products and subassemblies. Also, we sold our 144,000 square foot facility in West Melbourne, Florida and leased reduced square footage nearby at a substantially lower cost.

Engineering and R&D spending in 2000 was reduced from the previous year by approximately $300,000 (20.2%) as our most significant new product initiative, the GMH series radios, was completed. We have developed a comprehensive plan to engineer and manufacture digital products that are compliant with the specifications of APCO Project 25.

Results Of Operations

As an aid to understanding our operating results, the following table shows items from our consolidated statement of operations expressed as a percent of sales:

                                                Percent of Net Sales      Percent of Net Sales
                                                for Nine Months Ended    for Three Months Ended         Percent of Net Sales
                                                    September 30              September 30           for Year Ended December 31
                                                    ------------              ------------           --------------------------
                                                 2001           2000      2001            2000       2000       1999        1998
                                                 ----           ----      -----           -----      -----      -----       ----
Sales                                                 100%        100%         100%         100%     100.0%     100.0%     100.0%
Cost of Sales                                        71.3        73.7         69.0         71.9       74.4       74.2       77.4
                                               ---------------------------------------------------------------------------------
Gross Margin                                         28.7        26.3         31.0         28.1       25.6       25.8       22.6
Selling, General, and Administrative Expenses       (25.6)      (33.8)       (24.6)       (32.0)     (33.0)     (33.5)     (33.4)

Impairment Loss                                         -           -            -            -          -          -       (3.3)

Interest Expense                                     (2.6)       (4.7)        (2.4)        (3.5)      (4.4)      (4.8)      (2.7)
Gain on Sale of Facility and Equipment                  -           -            -            -        4.7          -          -

Other Income (Expense)                               (0.1)        9.1         (0.6)         1.9        1.6        2.3        0.2
                                               ---------------------------------------------------------------------------------
Income (Loss) from Continuing Operations              0.4        (3.1)         3.4         (5.5)
                                                                                                      (5.5)     (10.2)     (16.6)
Income Tax                                              -           -            -            -          -          -          -
                                               ---------------------------------------------------------------------------------
Loss from Continuing Operations                       0.4%       (3.1)%        3.4%        (5.5)%     (5.5%)    (10.2%)    (16.6%)
                                               =================================================================================


Recent Developments - Unaudited

On January 16, 2002, as reported in our Form 8-K filed January 30, 2002, file no. 000-07336, we announced our operating results for the fourth quarter and year ended December 31, 2001.

Revenue for the fourth quarter of 2001 increased 6.3% to $5.7 million, from $5.3 million for the same period last year. Net income for the fourth quarter of 2001 totaled approximately $51,000, or $0.01 per diluted share, compared to a loss of ($947,000), or ($0.18) per diluted share, for the fourth quarter of the prior year.

Fourth quarter revenues for our core LMR products, which are its strategic focus, increased approximately 10.6% to $5.7 million, from $5.1 million for the same period in 2000. This is primarily the result of increased Uniden-branded product sales to the business and industrial market segments, as well as BK Radio product sales primarily to the Communications Electronics Command of the U.S. Army.

Gross profit margins for the fourth quarter of 2001 improved to 29.9% from 23.2% in the same period of 2000 reflecting the combined impact of manufacturing cost reductions and increased sales volumes. For the fourth quarter, SG&A expenses were $1.5 million, or 27.3% of sales, versus $1.6 million, or 30.3% of sales in the prior year period.

Revenue for the year 2001 increased 8.3% to $22.8 million, from $21.1 million for the year 2000. Net income for the year 2001 totaled approximately $122,000, or $0.02 per diluted share, compared to a loss of ($1.4) million, or ($0.27) per diluted share for the prior year.

For the year 2001, revenues from core LMR products increased 12.8% to $22.8 million from $20.2 million for last year. This increase was largely driven by sales of the Company's GMH mobile radios that were introduced in the fourth quarter of 2000, and the growth of the Uniden product line, which was acquired in March of 2000.

For the year 2001, gross profit margins improved to 29.0% compared to 25.6% for the year 2000 due to manufacturing cost reductions and higher sales volumes throughout the year. Selling, general, and administrative costs (SG&A) decreased 14.5% to $5.9 million, or 26.0% of sales, compared to $6.9 million, or 32.9% of sales, for the same period last year, as the Company continued to streamline its support functions.

Interest expense for 2001 decreased 37.9% to approximately $579,000 from $933,000 for the prior year as cash flow from operational improvements enabled the company to reduce its borrowings.


Three and Nine Month Period Ended September 30, 2001 Compared With Three and Nine Month Period Ended September 30, 2000

Net Sales

Net sales for the three months ended September 30, 2001 increased approximately $0.3 million (4.4%) compared to the same period for the prior year. This increase was the result of strong demand for BK Radio-branded products in the government and public safety sectors, including sales to the U.S. Forest Service and the Communications Electronics Command of the U.S. Army. Additionally, we continued to make progress in the business and industrial market segment through increased sales of our Uniden-branded products and ESAS systems. Sales of these products increased $0.7 million (339.5%) to $0.9 million, compared to the same period for the prior year. The complete Uniden product line was not yet available for sale during the third quarter of the prior year. Sales of our RELM-branded products decreased $0.7 million (77.2%) to $0.2 million compared to the same period for the prior year. This reflects the introduction of Uniden models to the business and industrial market. These models have more modern designs and feature sets.

Net sales for the nine months ended September 30, 2001 increased approximately $1.4 million (9.0%) to $17.1 million, compared to the same period for the prior year. This increase was primarily due to BK Radio product sales, particularly our new GMH mobile radio. Strong demand from the U.S. Forest service was also a contributing factor. Additionally, sales of Uniden-branded products increased by $1.6 million (165.7%) to $2.5 million, compared to the same period for the prior year. The Uniden product line was not acquired by RELM until late in

March 2000 and the full compliment of product offerings was not available for sale until January 2001.

Cost of Sales and Gross Margin

Cost of sales as a percentage of net sales for the three months ended September 30, 2001 was 69.0% compared to 71.9% for the same period in the prior year. For the nine months ended September 30, 2001, cost of sales as a percentage of net sales was 71.3% compared to 73.7% for the previous year. The overall improvement in cost of sales and gross margins was the result of reductions in manufacturing staff and expenses that were implemented starting in the fourth quarter 2000, combined with increased manufacturing volumes, which allowed for more effective use of manufacturing overhead resources.

We have also realized cost improvements by employing a strategy to outsource certain manufacturing operations and products. In March 2000 we entered into a contract manufacturing agreement with Solectron for the manufacture of certain LMR subassemblies for a period of five years. Also, in connection with our acquisition in March 2000 of certain Uniden product lines, we entered into a manufacturing contract with Uniden Corporation pursuant to which Uniden Corporation manufactures our LMR products branded under the "Uniden" name. Although the contract expired in September 2001, Uniden has continued to manufacture and provide products in accordance with its terms and conditions.

In September 2001, we entered into a contract with Shenzhen Hyt Science & Technology, LTD (HYT) for the manufacture of a new family of portable two-way radios. Under the agreement, HYT will manufacture for RELM, four models of VHF and UHF portable two-way radio transceivers, and we will have exclusive distribution rights for these products in North, Central, and South America.
The agreement is for a term of five years and may be expanded to include additional products. Certain models are expected to be available for sale in the fourth quarter 2001, while the remaining models are expected to be available in the first quarter 2002.

We are continuing to evaluate new external manufacturing alternatives, with a particular focus in the Far East, in order to further reduce our product costs. We anticipate that the current relationships or comparable alternatives will be available to the company in the future.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (SG&A) consist of marketing, sales, commissions, engineering, research and development, management information systems, accounting, and headquarters expenses. For the three months ended September 30, 2001, expenses totaled approximately $1.5 million compared to $1.9 million for the same period last year. For the nine months ended September 30, 2001 SG&A expenses totaled $4.4 million compared to $5.3 million for the same period during the prior year.

These decreases are driven by reduced selling and marketing expenses, particularly for our Uniden products. Also, general and administrative staff and expenses in Finance, Human Resources, MIS, and headquarters have all been reduced from the prior year. Compared to the same period last year, engineering expenses increased approximately $40,000 (12.9%) and $154,000 (18.1%) for the three and nine months ended September 30, 2001, respectively. This reflects the development of multi-site dispatch capability for our Uniden ESAS Systems. These systems were introduced in March of this year.

Interest Expense

For the three months ended September 30, 2001 interest expense totaled $149,000 compared to $213,000 for the same period during the prior year. For the nine months ended September 30, 2001 interest expense totaled $452,000 compared to $735,000 for the same period during the prior year. Revenue growth and expense reductions have generated working capital and, combined with a portion of the proceeds from our private placement of convertible subordinated notes, enabled us to reduce the amount outstanding on our revolving line of credit. Additionally, last year we satisfied the mortgage on our facility in connection with its sale and satisfied obligations under capital leases associated with certain manufacturing and computer equipment.

Other Income

On March 24, 2000, we completed the sale of our 144,000 square foot facility located in West Melbourne, Florida for $5.6 million. The transaction resulted in a gain of approximately $1.2 million and provided approximately $1.6 million in cash after related expenses and the satisfaction of the mortgage on the property. We have leased approximately 54,000 square feet of comparable space at a nearby location.

Income Taxes

No income tax provision was provided for the three or nine months ended September 30, 2001 or 2000 as we have net operating loss carryforward benefits totaling approximately $30 million at September 30, 2001. We have evaluated our tax position in accordance with the requirements of SFAS No. 109, Accounting for Income Taxes, and do not believe that we have met the more-likely-than-not criteria for recognizing a deferred tax asset and have provided valuation allowances against net deferred tax assets.

Fiscal Year 2000 Compared With Fiscal Year 1999

Net Sales

Net Sales for the year ended December 31, 2000 decreased $1.3 million or 6.0% from the prior year. Substantially all of the decrease is attributed to businesses and product lines that have been sold or discontinued, reflecting our strategy to focus on wireless businesses and to exit or discontinue products and businesses that do not fit this focus or that perform poorly.

Sales in 2000 to the government and public safety segment of the LMR market increased $1.2 million (8.9%) compared to the previous year. This increase was due primarily to sales of our BK Radio products to the U. S. Forest Service as a result of significant forest fires.

Sales in 2000 to the commercial and industrial segment of the LMR industry decreased $0.6 million (8.6%) compared to the previous year. This decrease was due in large part to the transition of this business segment to the newly acquired Uniden products. As a result of manufacturing delays, however, the full line of these products was not available for sale until late in the fourth quarter.

Cost of Sales

Cost of Sales as a percent of net sales for the year ended December 31, 2000 increased to 74.4% from 74.2% in the prior year. We realized improved margins on our BK Radio product revenues as a result of higher volumes and the outsourcing of certain manufacturing processes. Margins on Uniden products, however, largely offset these improvements. Because new Uniden products were not available for sale until late in 2000, most of the Uniden revenues during the year were from the sale of older, lower margin inventory products.

In sizing the business to anticipated shipment and manufacturing volumes, employment and manufacturing support expenses were significantly reduced during the year. We sold our Florida facility and leased reduced square footage at a nearby location. Also, we outsourced a portion of our manufacturing activities to a contract manufacturer. Related to this action, we sold our surface mount equipment and a related capital lease was terminated

Selling, General and Administrative Expenses

For the year ended December 31, 2000, SG&A expenses totaled $6.9 million or 33.0% of net sales compared with $7.5 million or 33.5% for the prior year. As a result of all of our restructuring actions, 6 employees and approximately $1.3 million in annualized expenses were eliminated from the SG&A cost structure. Engineering spending was reduced approximately $300,000 compared to the prior year as the GMH development was completed and as we seek funding to complete our digital product development plan. G&A spending was reduced by approximately $500,000 compared to the prior year as a result of staff and expense reductions in the finance, human resources, information systems, and headquarters functions.

Interest Expense

Interest expense decreased $146,000 for the year ended December 31, 2000 to approximately $933,000 compared to approximately $1,079,000 for the prior year primarily as a result of the satisfaction of the mortgage on our facility in connection with its sale and as a result of using both working capital and a portion of the proceeds from our private placement of convertible subordinated notes to reduce the amounts outstanding on our revolving credit facility.

Income Taxes

Income taxes represented effective tax rates of 0% for the years ended December 31, 2000 and 1999. These tax rates are made up of a 34% effective tax rate, the respective state tax rates where we do business, and changes in valuation allowances related to deferred tax assets. For tax purposes, at December 31, 2000, we have federal and state net operating loss carryforwards of approximately $30.8 million. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2004.

In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have evaluated the realizability of the deferred tax assets on our balance sheet and do not believe that we have met the more likely than not criteria; therefore we have established a valuation allowance in the amount of $12.2 million and $11.8 million against our net deferred tax assets at December 31, 2000 and 1999, respectively.

The net change in the total valuation allowance for the year ended December 31, 2000 was $476,000 and relates to our expectations regarding utilization of our net deferred tax assets, including available net operating loss and tax credit carryforwards.

The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in the ownership of RELM.

Fiscal Year 1999 Compared With Fiscal Year 1998

Net Sales

Net Sales for the year ended December 31, 1999 decreased $7.1 million or 24.1% from the prior year. Of the total decrease, $2.3 million is attributed to LMR products, while $4.8 million is attributed to businesses and product lines that have been sold or discontinued.

The decreases reflect the continued implementation of our strategy to focus on wireless businesses and to exit or discontinue products and businesses that do not fit this focus or that perform poorly. Specifically, in 1999, we sold our electronic components business and the remainder of our commercial real estate holdings. Furthermore, we completed our exit from the consumer products and access controls businesses.

Sales of our BK Radio products in 1999 increased $1.5 million (13.4%) compared to the previous year. This increase was due primarily to the resumption of shipments to the U.S. Army. During 1998, the Army did not take any product shipments from us because of its high product inventory levels at that time.

Sales of our RELM branded products decreased $3.6 million (46.3%) compared to the previous year. This decrease was due in large part to the default of our Brazilian dealer on amounts due to us totaling $1.4 million. As a result of the default, we discontinued shipments to this dealer. Shipments to this dealer in the previous year totaled approximately $2.1 million. The decline in RELM branded sales is also indicative of our aging product designs in this segment. Our strategy is to modernize and broaden our product offerings through acquisitions and alliances.

Cost of Sales

Cost of Sales as a percent of net sales for the year ended December 31, 1999 decreased to 74.2% from 77.4% in the prior year. This decrease was primarily the result of our continued focus on higher margin LMR products and discontinuing other less profitable products and product lines. Furthermore, a larger percentage of our total LMR net sales were in higher margin BK Radio products. Additionally, we have negotiated more favorable pricing and terms from major suppliers, particularly those in the Pacific Rim. Also, 1999 was our first full year of operations after the implementation of our company-wide quality program. This program has been instrumental in first-pass yield improvements and cost reductions.

In continuing to respond to the lower shipments and manufacturing volumes, employment and manufacturing support expenses were significantly reduced during the year. The number of employees decreased by 31, while approximately $912,000 of expenses was trimmed. We have sold our Florida facility and leased reduced square footage at a nearby location. Also, we have outsourced a portion of our manufacturing activities to a contract manufacturer.

Selling, General and Administrative Expenses

For the year ended December 31, 1999, SG&A expenses totaled $7.5 million or 33.5% of net sales compared with $9.9 million or 33.4% for the prior year. As a result of our restructuring and the sale or discontinuation of certain businesses and product lines, 16 employees and approximately $1.2 million in expenses were eliminated from the SG&A cost structure. Engineering, Research and Development (R&D) spending was reduced $794,000 compared to the prior year as our major R&D project was largely completed. Legal expenses increased during the year as a result of defending litigation that was brought against RELM.

Interest Expense

Interest expense increased $282,000 for the year ended December 31, 1999 to approximately $1,079,000 from approximately $797,000 for the prior year. Due to reduced revenues, we increased our borrowings under our revolving credit facility.

Income Taxes

Income taxes represented effective tax rates of 0% for the years ended December 31, 1999 and 1998. These tax rates are made up of a 34% effective tax rate, the respective state tax rates where we did business, and changes in valuation allowances related to deferred tax assets. For tax purposes, at December 31, 1999, we had federal and state net operating loss carryforwards of approximately $29.1 million. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2004.

In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have evaluated the realizability of the deferred tax assets on our balance sheet and do not believe we have met the more likely than not criteria; therefore we established a valuation allowance in the amount of $11.8 million and $12.2 million against our net deferred tax assets at December 31, 1999 and 1998, respectively.

The net change in total valuation allowance for the year ended December 31, 1999 was $451,000 and relates to our expectations regarding utilization of our net deferred tax assets, including available net operating loss and tax credit carryforwards.

The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in the ownership of RELM.

Selected Quarterly Results Of Operations

The following table sets forth a summary of our unaudited financial quarterly results of operations for each quarter in the two year period ended December 31, 2000 and the nine month period ended September 30, 2001. This supplemental information is derived from our unaudited interim financial statements. This information is prepared on the same basis as financial statements contained elsewhere in this prospectus and in our opinion includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the quarterly information presented. Read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results that may be expected for any future period.


                   SELECTED QUARTERLY RESULTS OF OPERATIONS
                                 QUARTER ENDED
                                (IN THOUSANDS)

                                       ----------------------------------------------------------------------------------
                                        9/30/01     6/30/01     3/31/01     12/31/00     9/30/00     6/30/00     3/31/00
                                       ----------------------------------------------------------------------------------
Sales (2)                               $ 6,223     $ 6,189     $ 4,720     $  5,342     $ 5,958     $ 5,158     $ 4,596
Cost of Sales                             4,293       4,448       3,471        4,102       4,283       3,680       3,609
                                       ----------------------------------------------------------------------------------
Gross Profit                              1,930       1,741       1,249        1,240       1,675       1,478         987
Selling, General & Administrative
Expenses                                  1,528       1,463       1,388        1,611       1,907       1,886       1,526
                                       ----------------------------------------------------------------------------------
Operating Income (Loss)                     402         278        (139)        (371)       (232)       (408)       (539)
Other Income (Expense)                     (189)       (133)       (148)        (310)        (98)       (134)        930
                                       ----------------------------------------------------------------------------------
Income (Loss) From Continuing
Operations                                  213         145        (287)        (681)       (330)       (542)        391
Loss From Discontinued Operations             0           0           0         (266)          0           0           0
Extraordinary Gain                            0           0           0            0           0           0           0
                                       ----------------------------------------------------------------------------------
Net Income (Loss) (1)                   $   213     $   145       ($287)       ($947)      ($330)      ($542)   $    391
                                       ==================================================================================

                                       ----------------------------------------------
                                        12/31/99     9/30/99     6/30/99     3/31/99
                                       ----------------------------------------------
Sales (2)                               $  3,694     $ 5,120     $ 7,125     $ 6,465
Cost of Sales                              3,277       3,762       5,061       4,518
                                       ----------------------------------------------
Gross Profit                                 417       1,358       2,064       1,947
Selling, General & Administrative
Expenses                                   2,206       1,655       1,876       1,771
                                       ----------------------------------------------
Operating Income (Loss)                   (1,789)       (297)        188         176
Other Income (Expense)                      (339)         (1)       (111)       (121)
                                       ----------------------------------------------
Income (Loss) From Continuing
Operations                                (2,128)       (298)         77          55
Loss From Discontinued Operations              0           0           0           0
Extraordinary Gain                             0           0           0           0
                                       ----------------------------------------------
Net Income (Loss) (1)                    ($2,128)      ($298)    $    77     $    55
                                       ==============================================



                                 QUARTER ENDED

                                       ------------------------------------------------------------------------------------
                                        9/30/01     6/30/01     3/31/01     12/31/00     9/30/00     6/30/00     3/31/00
                                       ------------------------------------------------------------------------------------
Sales (2)                                 100.0%      100.0%      100.0%       100.0%      100.0%      100.0%      100.0%
Cost of Sales                              69.0%       71.9%       73.5%        76.8%       71.9%       71.3%       78.5%
                                       -----------------------------------------------------------------------------------
Gross Profit                               31.0%       28.1%       26.5%        23.2%       28.1%       28.7%       21.5%
Selling, General & Administrative
Expenses                                   24.6%       23.6%       29.4%        30.2%       32.0%       36.6%       33.2%
                                       -----------------------------------------------------------------------------------
Operating Income (Loss)                     6.4%        4.5%       (2.9%)       (6.9%)      (3.9%)      (7.9%)     (11.7%)
Other Income (Expense)                     (3.0%)      (2.1%)      (3.1%)       (5.8%)      (1.6%)      (2.6%)      20.2%
                                       -----------------------------------------------------------------------------------

Income (Loss) From Continuing
Operations                                  3.4%        2.4%       (6.0%)      (12.8%)      (5.5%)     (10.5%)       8.5%
Loss From Discontinued Operations           0.0%        0.0%        0.0%        (5.0%)       0.0%        0.0%        0.0%
Extraordinary Gain                          0.0%        0.0%        0.0%         0.0%        0.0%        0.0%        0.0%
                                       -----------------------------------------------------------------------------------
Net Income (Loss) (1)                       3.4%        2.4%       (6.0%)      (17.8%)      (5.5%)     (10.5%)       8.5%
                                       ===================================================================================

                                       -----------------------------------------------
                                        12/31/99     9/30/99     6/30/99     3/31/99
                                       -----------------------------------------------
Sales (2)                                  100.0%      100.0%      100.0%      100.0%
Cost of Sales                               88.7%       73.5%       71.0%       69.9%
                                       -----------------------------------------------
Gross Profit                                11.3%       26.5%       29.0%       30.1%
Selling, General & Administrative
Expenses                                    59.7%       32.3%       26.3%       27.4%
                                       -----------------------------------------------
Operating Income (Loss)                    (48.4%)      (5.8%)       2.7%        2.7%
Other Income (Expense)                      (9.2%)       0.0%       (1.6%)      (1.9%)
                                       -----------------------------------------------

Income (Loss) From Continuing
Operations                                 (57.6%)      (5.8%)       1.1%        0.8%
Loss From Discontinued Operations            0.0%        0.0%        0.0%        0.0%
Extraordinary Gain                           0.0%        0.0%        0.0%        0.0%
                                       -----------------------------------------------
Net Income (Loss) (1)                      (57.6%)      (5.8%)       1.1%        0.8%
                                       ===============================================

(1) After giving effect to a net gain of $1,165,000 on the sale of our manufacturing facility in the first quarter of 2000 and a loss of $181,000 on the sale of certain equipment in the fourth quarter of 2000.

(2) Net Sales for the year ended December 31, 1998, decreased $15.8 million or 34.9% from the prior year. Of the total decrease, $11.0 million is attributed to LMR products, $2.2 million to commercial real estate, $1.5 million to digital data communications, $1.0 million to access controls, and $0.1 million to electronic components. The decreases in 1998 reflect our strategy to exit non-LMR businesses and to discontinue LMR products and lines that were inadequately profitable. Specifically, we sold our digital data communications business and exited from the access controls, consumer electronics, and commercial real estate businesses. LMR sales were impacted by the lack of shipments to the U.S. Army. Throughout the year the U. S. Army had inventory quantities that were sufficient to meet its users' requirements.

Inflation and Changing Prices

Inflation and changing prices for the nine months ended September 30, 2001 and 2000, have contributed to increases in wages, facilities, and raw material costs. Effects of these inflationary effects were partially offset by increased prices to customers. We believe that we will be able to pass on most of our future inflationary increases to our customers.

Dividends

No cash dividends have been paid with respect to our common stock during the past five years. We intend to retain our earnings to fund growth and, therefore, do not intend to pay dividends in the foreseeable future. In addition, our revolving credit lines restricts our ability to pay dividends.

Significant Customers

Sales to the United States government represented approximately 36.3% and 39.8% of our total sales for the three months and nine months ended September 30, 2001, respectively, compared to 42.9% for the year ended December 31, 2000. These sales were primarily to the United States Forest Service and the Communications Electronics Command of the U. S. Army. Sales to the Forestry Service represented approximately 24.4% and 28.5% of total sales for the three months and nine months ended September 30, 2001, respectively. Sales to the Army Communications Command represented approximately 11.9% and 11.3% of total sales for the three months and nine months ended September 30, 2001, respectively.

In 1998, we were awarded portions of the Forestry Service contract. This contract expired in September 2001. Earlier this year, bids for a new contact were solicited and we were awarded the contract for portable radios and base stations. The contact is for a period of one year with options for three additional years, and does not specify a minimum purchase. We were not awarded the contract for mobile radios.

In 1996, we were awarded a contract to provide land mobile radios to the Army Communications Command. This contract is for a term of five years with no specified minimum purchase requirement, and will expire this year. The Army Communications Command has not yet solicited bids for a new contract.

Liquidity and Capital Resources

As of September 30, 2001, we had working capital of $8.9 million compared with $7.7 million as of December 31, 2000. This increase was primarily the result of reductions in accounts payable and debt, enabled by revenue growth and expense reductions.


We have a $7 million revolving line of credit with Summit Business Capital which expires in February 2003. As of September 30, 2001, we had borrowed $3.2 million under the revolving line of credit. Our borrowing base currently supports approximately $5.3 million of borrowings, of which we had approximately $2.1 million available as of September 30, 2001.


Capital expenditures for property and equipment for the nine months ended September 30, 2001 were $64,000 compared to $217,000 for the same period in 2000. Future capital expenditures are expected to increase when we commence execution of our digital development plan. The current revolving line of credit contains restrictions on our capital expenditures. We believe that these restrictions will not impact the execution of our capital investment plans. We anticipate that capital expenditures will be funded through operating cash flow, our credit facility and the proceeds of this offering.

As of December 31, 2000, we were in default of certain financial covenants under the line of credit. In February 2001, our lender signed a waiver of those defaults effective as of December 31, 2000. In March 2001, our lender agreed to modification of those covenants effective as of January 1, 2001. We are in compliance with the modified agreement.

On March 16, 2000, we sold $3.25 million of convertible subordinated notes. The proceeds from this offering were used to purchase the Uniden private radio communications product lines, to repay a portion of the revolving line of credit and for working capital requirements. Management currently believes that existing cash funds generated from operations and the credit facility will be sufficient to provide for our anticipated requirements for working capital and capital expenditures for the next twelve months.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS
          -----------------------------------------------------------

We were subject to the risk of fluctuating interest rates in the ordinary course of business for borrowings under a mortgage of our primary operating facility. We had entered into an interest rate swap to reduce our exposure to such fluctuations. Under this arrangement, we converted our variable LIBOR-rate mortgage into a mortgage with a fixed rate of 8.85%. As of December 31, 1999, the amount outstanding on the mortgage was approximately $3.7 million. In March 2000, we sold our facility and satisfied our obligations under the terms of the mortgage and the related interest rate swap contract.

                                   BUSINESS
                                   --------

General

We design and manufacture wireless communication products sold to the LMR markets which consist of two distinct markets;

     . the government and public safety market which includes fire, rescue, law enforcement and emergency medical personnel as well as the military and various agencies of the federal, state, and local government; and

     . the business and industrial and commercial market which includes schools, churches, hotels, construction companies, taxicab companies and airlines.

Prior to 1999, we had been engaged in various business activities in addition to the LMR manufacturing and distribution business, including the manufacture of electronic components, digital data communications equipment, and commercial real estate. Over the last several years, we have worked to sell or otherwise discontinue our activities in these areas. During 2000, we completed our exit from those areas other than those relating to our wireless communicating business. All of the remaining properties owned by our commercial real estate subsidiary were sold during the first and second quarters of 1999. Also, during the third quarter of 1999, we sold RXD, Inc., one of our subsidiaries, which was a distributor of electronics components. We now focus exclusively on the LMR business.

You can find more information about us and our products through the Internet at RELM.com. The information provided on our website is not incorporated into this prospectus.

History - Merger of Adage, Inc. into RELM Wireless Corporation

RELM Wireless Corporation is the surviving corporation from the January 30, 1998 merger of Adage, Inc., a Pennsylvania corporation, into RELM, its wholly owned subsidiary. In light with the relocation of the business activities of Adage out of Pennsylvania to a new headquarters in Florida and the shift of Adage's resources and management to the manufacturing and sale of wireless communications equipment, the board of directors recommended approval of the merger to change the company's state of incorporation and recommended to change its corporate name to a name which is closely identified with wireless communications products. The merger was approved by the shareholders of Adage at its annual meeting held on December 8, 1997.

Also as a result of the merger, each share of Adage common stock outstanding immediately prior to the merger was converted, effective as of January 30, 1998, into one share of our common stock and the trading symbol for the shares was changed from "ADGE" to "RELM."

Industry Overview

General

LMR communications consist of hand-held (portable) and mobile (vehicle mounted) two-way radios commonly used by the public safety sector (e.g. police, fire, and emergency medical personnel), businesses (e.g. hotels, airports, farms, taxis, and construction firms), and government agencies within the United States and abroad. LMR systems are constructed to meet an organization's specific communication needs. The cost of a system varies widely, starting at approximately $60,000 for a basic configuration. Radio sets typically cost between $250 and $800, depending upon features, and there are no recurring airtime usage charges. Accordingly, LMR usage patterns are considerably different from those for cellular and other wireless communications tools. LMR usage is characterized by frequent calls of short duration. The majority of users make 20 to 50 calls per day, with most calls lasting less than 30 seconds. The average useful life is 8 years for a portable radio and 11 years for a mobile.

LMR systems are the oldest form of wireless dispatch communications used in the U.S., having been first deployed by the Detroit Police Department in 1921. LMR is also the most widely used form of dispatch communications in the U.S. with an estimated 16.3 million users in 1998. Initially, LMR was used almost exclusively by law enforcement. At that time, all radio communications were transmitted in an analog format. Analog transmissions typically consist of a voice or other signal modulated directly onto a continuous radio carrier wave. Over time, advances in technology decreased the cost of LMR products and increased its popularity and usage by businesses and other agencies. To respond to the growing usage, additional spectrum was allocated for LMR use.

In recent years LMR has been characterized by slow growth of approximately 2% annually. This growth rate is a reflection of several factors:

-    LMR is a mature industry, having been in existence for over 70 years.

- Some LMR users are in mature industry segments that are themselves experiencing slow growth rates.

- Most significantly, growth has been hampered by the lack of available radio spectrum, which has prevented existing users from expanding their systems and hindered efforts of many potential new users from obtaining licenses for new systems.

As a result of the lack of available spectrum, the FCC has mandated that new LMR equipment utilize more spectrum-efficient technology. This will effectively require LMR users to migrate to digital systems. Responding to the mandate, the Association of Public Communications Officials (APCO), in concert with several LMR manufacturers (including RELM), recommended an industry standard for digital LMR devices that would meet the FCC requirements and provide solutions to several problems experienced primarily by public safety users. The standard is called Project 25. The primary objectives of APCO Project 25 are to: i) allow effective, efficient and reliable inter-operability among users, ii) obtain maximum radio spectrum efficiency, and, iii) to ensure competition among LMR providers through an open system architecture.

Although the FCC does not require public safety agencies or APCO to purchase Project 25-compliant equipment or otherwise adopt the standard, we believe that compliance with the standard is fast becoming the key factor for public safety purchasers. Furthermore, we believe that the demand for Project 25-compliant equipment will fuel significant LMR market growth as users upgrade systems to comply with the FCC mandate.

By some estimates, the LMR industry is as large as $7 billion in annual sales. Motorola dominates the market, holding an estimated market share in excess of 70% ($5 billion). The remaining market share is spread among many small companies, including us.

Competition in the Industry

We face intense competition from several companies, both domestic and foreign, which are currently offering LMR product lines. The largest producer of LMR products in the world, Motorola, currently is estimated to have in excess of 70% of the market for LMR products. Motorola, as well as other of our competitors, are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in developing and producing LMR products.

Product Evolution

New product and technology developments are having and will continue to have a significant impact on our business.

The LMR industry is currently experiencing a transition from analog products to digital products. In addition, the Project 25 standards for LMR compatibility have been adopted and the market demand for APCO 25 compliant products is growing. Digital and APCO 25 compliant products are already being brought to the market by several of our competitors. The products we are currently selling are analog products.

We compete in these markets by capitalizing on our strengths, including quality, speed, and customer responsiveness. As we successfully implement low-cost offshore manufacturing relationships, we are increasingly able to compete in price. We believe that we are competitive with regard to these factors.

Description of our Market

Government and Public Safety

The government and public safety market includes the fire, rescue, law enforcement, emergency medical personnel, as well as various agencies of federal, state, and local government. Most of our sales in this market are made directly to the end-users. Sales to this market represented approximately 70% of total sales during 2000 and 78% of total sales for the first nine months of 2001.

We offer products to this market under the BK Radio brand name. This product line consists of higher-specification land mobile radios with more complex features and capabilities tailored for professional radio users. The products include mobile radios for mounting in vehicles, portable (hand-held) radios, base stations, and repeaters that enable two-way radios to operate over a wider area. We also manufacture and sell base station components and subsystems which are installed at radio transmitter sites to improve performance by reducing or eliminating signal interference and to enable the use of one antenna for both transmission and reception.

Currently, our products and systems for the government and public safety market use conventional analog technology. However, there is an increasing demand in this market for digital LMR equipment and systems that are compliant with the Project 25 standard established by APCO. We are currently developing products that are compliant with Project 25 specifications.

Business, Industrial and Commercial

The business, industrial and commercial market includes businesses of all sizes that require fast, push-to-talk communication among a defined group of users such as hotels, construction companies, schools, taxicab and limousine companies, and airports. Most of our sales in this market are to dealers and distributors who then resell the products to end-users. Our sales to this market represented approximately 30% of total sales during 2000 and 22% of total sales for the first nine months of 2001.

We offer products to this market under the RELM and Uniden brand names. The products include mobile radios, portable radios, base stations, and repeaters. In March 2000, we expanded our product offering with the acquisition of the private radio communications product lines from Uniden America Corporation. This product line supplements our product offerings in this segment with 8 new portable radios and 6 new mobile radios. These products are recognized in the business, industrial and commercial segments of the LMR market and have broadened and modernized our offerings, including the addition of trunking capability and ESAS systems. These products are presently being sold under the Uniden brand name. Shipping of these products commenced in the fourth quarter of 2000.

In September 2001, we entered into an original equipment manufacturing agreement with an electronic design and manufacturing concern in Shenzhen, China. Under this agreement, we will acquire four new models of VHF and UHF portable radios and will have exclusive distribution rights in North, Central, and South America for all RELM-branded radios manufactured under that agreement. These radios, sold under the RELM brand, will supplement our current product lines by providing lower-cost, yet feature rich and reliable two-way communications for lower-end business and industrial users.

Discontinued Products and Product Lines

Electronic Components. Until September 1999, we marketed electronic components, primarily crystals and clock oscillators to electronic component distributors and original equipment manufacturers through our subsidiary, RXD, Inc. These components were used in various electronic products including computers, scales, keyboards, and toys. We sold this product line in September 1999.

Digital Data Communications Equipment. Until August 1998, we manufactured load management systems for sale to electric utility companies, dealers, and jobbers. A load management system enables its user to limit usage of electricity during peak demand periods. We sold this product line to our former product line manager in August 1998.

Radio Controls for the Garage Door and Gate Operator Industry. Until 1997, we manufactured small, low-powered receivers, transmitters, and control circuit boards designed by Allister Access Controls, one of our former subsidiaries ("Allister"). These products control the operation of automatic garage door and gate operators and were manufactured under the Allister and Pulsar brand names. We sold Allister in 1997.

Redgo Properties, Inc. Redgo Properties, Inc., is one of our wholly owned subsidiaries. Redgo was engaged in developing and managing commercial real estate. In 1995, we decided to discontinue this business, and in the first and second quarters of 1999, Redgo sold its last two remaining properties.

Sales Information

The following table summarizes sales information by our major product lines and industries and illustrates our efforts to focus exclusively on our LMR business:

                                                     Nine Months                   Year Ended December 31
                                                                             -----------------------------------
                                                       Ended
                                                     September 30
                                                     ------------
                                                        2001                 2000             1999          1998
                                               ------------------------------------------------------------------
                                                                          (In Millions)
LMR - Gov. & Public Safety *                                    $13.3            $14.7        $13.5         $12.3
LMR - Bus/Indus/Communications                                    3.8              6.4          7.0          10.9
Electronic Components                                               -                -          1.0           1.7
                                               ------------------------------------------------------------------


Total Wireless Communications Equipment                          17.1             21.1         21.5          24.9
Discontinued Products and Product Lines (1)                         -                -          0.9           4.6

Total                                                           $17.1            $21.1        $22.4         $29.5
                                               ==================================================================

(1) Refer to "Discontinued Products and Product Lines" above for further discussion.

The following table summarizes gross margin, operating income, and net income information:

                                                     Nine Months                   Year Ended December 31
                                                       Ended                       ----------------------
                                                     September 30
                                                     ------------
                                                         2001              2000          1999           1998
                                               ---------------------------------------------------------------------
                                                                        (Dollars In Millions)
Gross Margin $                                          $  4.9            $   5.4        $  5.8         $  6.7
Gross Margin %                                            28.7%              25.6%         25.8%          22.6%

Operating Income/(Loss)                                 $  0.5             $ (1.6)       $ (1.7)        $ (4.2)
Net Income/(Loss)                                       $  0.1             $ (1.4)       $ (2.3)        $ (5.4)

Significant Customers

In 1996, we were awarded a contract to provide land mobile radios to the United States Army. This contract does not have any specified minimum purchase requirements. We commenced shipping products to the Army in 1997 which totaled $10.4 million, representing 22.9% of total sales for that year. The Army suspended shipments in 1998 because it had inventory that was sufficient to meet its requirements throughout the year. In 1999 and 2000, we shipped to the Army products which totaled $1.7 and $2.0 million, respectively.

Sales to the U.S. Forestry totaled $7.4 million in 2000 representing approximately 35.1% of our total product revenues.

Combined sales to all U.S. Government agencies, including the U.S. Forestry, exceeded $9.4 million in 2000 representing in excess of 44.0% of our total product revenues.

Backlog

Our order backlog were approximately $4.6 million and $6.2 million as of September 30, 2001 September 30, 2000, respectively. This included only the current portion of the U.S. Army contract.

Information Relating to Domestic and Export Sales

The following table summarizes our sales of LMR wireless communications equipment by location of its customers:

                                                     Nine Months                      Year Ended December 31
                                                                               -----------------------------------
                                                        Ended
                                                     September 30
                                                     ------------
                                                         2001                  2000           1999            1998
                                           ------------------------------------------------------------------------
                                                                                      (In Millions)
                                           ------------------------------------------------------------------------
     United States                                        $16.2                $20.4          $20.7            $24.9
     South America                                            -                    -              -              2.1
     Europe                                                   -                   .7             .7               .6
     Other International                                     .9                    -             .1                2
                                            ------------------------------------------------------------------------

Total                                                     $17.1                $21.1          $21.5            $27.8
                                            ========================================================================

Sales and Marketing and Strategic Relations hips

Sales and Marketing. Our sales and marketing efforts are organized under the
-------------------
direction of Thom Morrow, a seasoned and successful LMR sales executives with over 20 years of experience in the LMR industry.

Strategic Relationships. An important element of our business strategy is to
-----------------------
develop strategic relationships with industry players that can assist in the development of new products, provide access to leading-edge manufacturing capabilities and market and distribute products globally.

This approach allows us to concentrate our resources on core competencies of product design and development, reduce capital requirements and generally provide a higher degree of operating leverage.

The following table illustrates the nature of our strategic relationships:

                                         Type of Strategic Relationship
                                           Cooperative      Technology
Strategic Partner                          Development       Licensor      Supplier    Manufacturer
Uniden America Corporation                     X                X             X            X
Solectron                                                                     X            X
Shenzhen Hyt Science & Technology              X                X             X            X
VDV Media                                      X                              X
Westel                                                          X             X            X

Since the introduction of this strategy in 1999, we have made significant strides in utilizing outside resources, particularly in manufacturing. Segments of all our product lines are manufactured by outside sources. This has resulted in improved margin performance. Gross margins for the recently completed third quarter 2001 were approximately 30%, compared to 14% as recently as 1997. We are continuing to evaluate more cost-effective and quality providers of manufacturing, engineering, and other resources. We also utilize outside resources for certain engineering and product development initiatives. In the first quarter 2000, through VDV Media, we completed the development of multi-site dispatch capability for Uniden ESAS Systems.

Products

Research and Development

Our product design and development activities are principally conducted in West Melbourne, Florida, where core research and development activities, including product conceptualization, technical writing, printed circuit board layouts, software development and mechanical engineering are conducted. Our engineers and other research and development employees also develop design specifications based on customer requirements and supervise quality assurance activities. Our research and development team actively assists in the implementation of product designs, with primary responsibility for applied engineering, production engineering and the supervision of contract manufacturers. Other activities include ongoing engineering and quality assurance. As of September 30, 2001, we employed 10 people who devote all or a substantial portion of their time to research, development and engineering.

For 1998, 1999, and 2000, RELM's research, development and engineering expenditures were approximately $2.3 million, $1.5 million and $1.2 million, respectively. For the nine months ended September 30, 2001, these expenditures totaled approximately $1.0 million. The use of strategic technology partners has enabled us to reduce R&D expenditures while concentrating on key initiatives, particularly APCO Project 25 compliant digital products.

We recently launched our digital development initiative. Initially this project will yield a VHF portable radio. Later, UHF and 800Mhz/700Mhz models will also be included. The VHF model is planned to be available for sale at the outset of 2003. This project will utilize primarily internal staff and resources and require estimated additional capital of $2 million.

Manufacturing

Our manufacturing strategy is to utilize the highest quality and most cost effective resources available for every aspect of our manufacturing. In the first quarter of 2000, we completed our initial agreement for utilizing outside manufacturing services while concurrently reducing our operating overhead. This was accomplished by selling our West Melbourne manufacturing facility and entering into a contract with Johnson Matthey Electronic Assembly Services, Inc., a division of Honeywell International, for the manufacture of certain LMR subassemblies. This agreement has a five-year term and is automatically renewed for one-year terms unless either party gives notice of termination. Johnson Matthey purchases the raw materials related to the manufacture of these subassemblies directly from suppliers.

Also, in connection with the acquisition of the Uniden LMR product line, we entered into a manufacturing contract with Uniden America Corporation under which Uniden will continue to manufacture that product line. We were permitted to use the Uniden brand name for the duration of the contract. The initial term of the Uniden contract was for 18 months. Although the contract expired in September 2001, we continue to operate under the original terms of the agreement.

In September, we entered into an original equipment manufacturing agreement with Shenzhen Hyt Science & Technology Company, LTD for the manufacture of a new family of portable two-way radios. Under the agreement, HYT will manufacture four models of VHF and UHF portable two-way radio transceivers for us, and we will have distribution rights for these products in North, Central, and South America for all radios manufacture under the RELM brand. The agreement is for a term of five years and its scope may be expanded to include additional products. Certain models are expected to be available beginning in the fourth quarter 2001, while the remaining models are expected to be available in the first quarter 2002. The new portable two-way radios will provide a low-cost yet feature-rich and reliable two-way communication alternative for customers in these markets. HYT is a private company located in China, which has specialized in engineering and manufacturing quality radio frequency (RF) products since 1993. HYT employs approximately 120 individuals, including 30 electronic and RF engineers.

We plan to continue to outsource manufacturing where it furthers our business objectives. This strategy allows us to focus on our core technological competencies of research, product design and development, and to reduce the substantial capital investment required to manufacture our products. We also believe that our use of experienced, high-volume manufacturers will provide greater manufacturing specialization and expertise, higher levels of flexibility and responsiveness, and faster delivery of product. To ensure that products manufactured by others meet our standards, our West Melbourne production and engineering team works closely with its ISO9002-qualified contract manufacturers in all key aspects of the production process. We establish product specifications, select the components and the suppliers, and negotiate the prices for most of these components. We retain all document control. We also work with our contract manufacturers to improve process control and product design, and to conduct periodic, on-site inspections.

Sources of Supply

We rely upon a limited number of both domestic and foreign suppliers for several key products as well as components used in their products. Several are located in China and Singapore. We place purchase orders from time to time with these suppliers and have no guaranteed supply arrangements. In addition, we obtain certain components from a single source. The amount of these components is not material relative to total component and raw material purchases.

Distribution

Our products sold to the business, industrial and commercial markets are sold primarily to dealers and distributors who resell to end-users. We generally enter into contracts with our dealers and distributors. Our products sold to the government and public safety sectors are usually sold directly to the end-users.

Intellectual Property

We rely on a combination of contract, copyright, trade secret, and trademark law to protect our intellectual property.

We have federal trademark registrations for the names "Wilson," "Utilicom," "Citicom," "Mini-com," "Regency Electronics," and "Force Communications." In addition, we have world-wide nonexclusive licenses to use the federal trademarks "Uniden" and "ESAS."

As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our proprietary information. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary rights or that third parties will not independently develop substantially similar products and technology.

Employees

We presently have 82 full-time employees, most of whom are located at our West Melbourne, Florida facility. 52 of these employees are engaged in direct manufacturing or manufacturing support, 10 in engineering, 8 in sales, marketing and order entry and 12 in general and administrative activities. Our employees are not represented by any collective bargaining agreements, nor has there ever been a labor-related work stoppage.

Seasonality

Demand for our Bendix King LMR products is typically strongest in the summer season because of the increased forest fire activity during that time.

Properties

Our corporate and technical headquarters are located in West Melbourne, Florida. In March 2000, we sold our 144,000 square foot office and industrial facility in West Melbourne, Florida. This building was utilized for manufacturing our wireless communications equipment as well as for research and development, engineering and executive offices. Simultaneously with the sale, we entered into a lease with Johnson Matthey for a new facility which is approximately 54,000 square feet of comparable space at a nearby location for all company functions. We completed our move to the new facility at the end of May 2000. The lease has a five year term. Rental, maintenance and tax payments during fiscal year 2000 were approximately $274,000.

We believe that our existing facilities are adequate to support our existing operations and that, if needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.

Litigation


On February 14, 1996, the Insurance Commissioner of the Commonwealth of Pennsylvania, in her capacity as statutory liquidator for Corporate Life Insurance Company, filed a complaint against multiple defendants in the Commonwealth Court of Pennsylvania, including us and Donald F.U. Goebert (in his capacity as one of our officers and directors). The specific claims alleged against us and Mr. Goebert are for a preferential transfer, conspiracy and common law fraud arising from a 1987 transaction between us and Corporate Investment Company, the parent Company of Corporate Life, pursuant to which we and Corporate Life Insurance exchanged promissory notes in the amount of $1,700,000. In connection with this transaction, Corporate Life Insurance pledged to us, as security for its note payment obligation, its shares of stock of Corporate Life. Corporate Life Insurance subsequently defaulted on its promissory note. In 1991, at the demand of the Pennsylvania Insurance Commissioner, Corporate Life Insurance sold Corporate Life to American Homestead, Inc. and, in connection with such sale, we assigned our note receivable from Corporate Life Insurance along with the collateral to American. As consideration for this assignment, American agreed to assume our obligations under its promissory note to Corporate Life Insurance in the amount of $1,700,000. Accordingly, although the complaint alleges a claim for a preferential transfer, we received no payment of funds from Corporate Life Insurance. The conspiracy claims are non-specific but pertain to the sale of Corporate Life to American in 1991. Mr. Goebert was an officer and a director of Corporate Life Insurance. We expect this matter to become more active in the early part of 2002. A pre-trial schedule set in October 2001, set aggressive time frames for the completion of discovery, the filing of dispositive motions and the filing of pre-trial statements. We will continue to vigorously defend this matter.


In one of two related actions, in 1994, the Trustee and statutory liquidator of Corporate Life Insurance, in connection with the current bankruptcy proceedings of Corporate Life Insurance, brought an adversarial proceeding in the United States District Court for the Eastern District of Pennsylvania against us, Mr. Goebert and other individuals and entities that were involved in the sale of Corporate Life to American.

This adversarial proceeding alleges the same claims as in the action brought by the Insurance Commissioner in connection with the note transaction and the sale of Corporate Life. In the other related action, in 1993, two individual creditors of Corporate Life Insurance filed a complaint against, among others, us and Mr. Goebert in the United States District Court for the Southern District of New York. The specific claims alleged against us and Mr. Goebert in the complaint are for fraud, fraudulent conveyance, securities fraud and Racketeer Influenced and Corrupt Organization act violations in connection with the Note Transaction, the sale of Corporate Life and other investments made by Corporate Life Insurance in an effort to raise capital for Corporate Life. Each of the above-related matters is in civil suspense, pending resolution of the original matter brought by the Insurance Commissioner. We believe that an adjudication of the action brought by the Insurance Commissioner will in effect resolve both of the related matters on the legal principles of collateral estoppel and/or issue preclusion. We believe that there will be no material adverse effect on our financial position as a result of these actions.


On February 12, 1999, we initiated criminal and civil proceedings in Sao Paulo, Brazil against our Brazilian dealer, Chatral, for failure to pay for product shipments totaling $1.4 million. Exhaustive negotiations were conducted by our executive management team, resulting in multiple proposals to satisfy the debt. One proposal was accepted by Chatral's principals, including a signed debt confession and promissory notes. As economic conditions in Brazil deteriorated in the next several days, additional disputes arose and Chatral defaulted on the terms of these documents. Subsequent attempts to negotiate were unsuccessful.
In April 2001, the Brazilian court ordered us to post security with the court totaling approximately $300,000 in the form of cash or a bond in order for the case to proceed. We have elected not to post security. Consequently, the case has been involuntarily dismissed. There has been no ruling on the merits of the case, and we have preserved our rights to pursue this matter in the future.

On December 8, 1999, Chatral filed claim against us in the United States District Court for the Southern District in Miami, Florida alleging damages totaling $8 million as a result of our discontinuation of shipments to Chatral. We have retained counsel to represent us in these actions. Although we believe that we have defenses of merit, the outcome of this action is uncertain. An unfavorable outcome could have a material adverse effect on our financial condition.

Heath & Company filed suit against RELM Wireless Corporation and RELM Communications, Inc. in the United States District Court for the District of Massachusetts in early 2001 year for breach of contract, misrepresentation and unfair trade practices. Pursuant to a Memorandum and Order dated April 24, 2001, by Judge Douglas P. Woodlock, most of Heath's claims have been dismissed. The judge ruled as a matter of law that a fact finder must determine whether RELM Communications withheld information it knew to be essential to Heath and whether it did so in a bad faith attempt to withdraw from a brokerage agreement. Our belief is that the Plaintiff will not be able to meet the burdens outlined by the court in its April 24, 2001 Memorandum and Order.

On December 20, 2000, a products liability lawsuit was filed in Los Angeles Superior Court in Los Angeles, California. Although we were not named in the suit, one of the Defendants, C.P. Allstar Corporation had purchased all or substantially all of the assets of a RELM affiliate. As part of the asset sale, the asset purchase agreement contained indemnification provisions, which could result in liability for us. On October 23, 2001, C.P. Allstar Corporation served us with a claim for indemnification under a provision of the asset purchase agreement. We are vigorously defending the claim.

On November 19, 2001, a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas, against RELM Wireless Corporation and RELM Communications, Inc. C.P. Allstar Corporation is also a named defendant in this lawsuit. C.P. Allstar Corporation had purchased all or substantially all of the assets of a RELM affiliate. As part of the asset sale, the asset purchase agreement contained indemnification provisions, which could result in liability for us. We are vigorously defending the claim.

                                  MANAGEMENT
                                  ----------

Executive Officers and Directors

Our executive officers and directors and their ages are as follows:

Name                                Age   Position
----                                ---   --------

Donald F. U. Goebert                65    Chairman of the Board
David P. Storey                     49    President and Chief Executive Officer
                                          and Director
William P. Kelly                    45    Executive Vice President Finance and
                                          Chief Financial Officer
Buck Scott (1)                      72    Director
Robert L. MacDonald (1)             73    Director
Ralph R. Whitney Jr. (1)            66    Director
James C. Gale (1)(2)                51    Director
George N. Benjamin, III (1)(2)      64    Director


(1)  Member of the audit committee.
(2)  Member of the compensation committee.

Each director holds his office until the next annual meeting of the shareholders unless he resigns or is removed or disqualified. Officers are elected by the board of directors and any number of offices may be held by the same person.

The business experience of our executive officers and directors is set forth below:


DONALD F. U. GOEBERT has been our Chairman of the Board (and a director of our predecessor) since March 1968. He was the President of our predecessor from March 1968 to October 1988, and our President and Chief Executive Officer from April 1993 to December 1997. He has been President of Chester County Fund, Inc., a commercial real estate company, since 1968. Mr. Goebert is a director of Investors Insurance Group, Inc., a commercial insurance company.

DAVID P. STOREY has been our President and Chief Executive Officer since July 2000, after serving as our Chief Operating Officer for two years. From November 1994 to June 1998, he was Senior Vice President of Manufacturing of Antec Corp. a communications electronics company.

WILLIAM P. KELLY has been our Vice President - and Chief Financial Officer since July 1997. From October 1995 to June 1997, he was Vice President - and Chief Financial Officer of our subsidiary, RELM Communications, Inc. From January 1993 to October 1995, he was the Financial Director of Harris Corp. Semiconductor Sector.

BUCK SCOTT has been a director (and a director of our predecessor) since 1980. Mr. Scott has been a private investor since January 1995. Mr. Scott was the President of Electrical Energy Enterprises, Inc., a distributor of electrical power equipment, from 1991 through 1994.

ROBERT L. MACDONALD has been a director since February 1991. He is retired. From 1953 to 1993, he was a director of Financial Aid Wharton Graduate Division and Lecturer in Management, Wharton School, University of Pennsylvania.

RALPH R. WHITNEY JR. has been a director since January 1992. Since January 1971, Mr. Whitney has been the President and Chief Executive Officer of Hammond Kennedy Whitney & Co., Inc., an investment banking company. Mr. Whitney serves as a director in IFR Systems, Inc., a manufacturer of test equipment for the military, Baldwin Technology Co., Inc., a manufacturer of printing press equipment, First Technology, PLC, a manufacturer and supplier of electronic optical sensors, Reinhold Industries, Inc., a manufacturer of composite components in the aerospace, defense and commercial lighting industries, and Dura Automotive Systems, Inc., a manufacturer of automobile windows, seat and door assemblies.

JAMES C. GALE has been a director since October 1993. Since September 1998, Mr. Gale has been the Managing Director of Sanders, Morris, Harris, an investment banking company. From 1991 to 1998, Mr. Gale was the Managing Director of Gruntal & Co., LLC, an investment banking and management company. Mr. Gale is a director of Latshaw Enterprises, Inc., a manufacturer of power and electrical cables, Premium Research Worldwide Ltd., a provider of clinical research support, and Amarin Corporation, Plc., a specialty pharmaceutical company.

GEORGE N. BENJAMIN, III has been a director since January 1996. He has been the President and CEO of Keystone Networks, Inc. an optical network developer since November, 1999, and was the President and CEO of BICC Cables Corp., N.A., a manufacturer of electrical wires and cable, from August 1998 through June 1999. He has been the Consultant and Partner in Trig Systems, LLC, a management and consulting company, since July 1987, President and CEO of Tie Communications, Inc., a telecommunication products and software manufacturer and service provider, from April 1992 to November 1995, and Group Vice President of The Marmon Group, Inc., a management consulting company, prior to April 1992. Mr. Benjamin is also a director of Stonbridge Financial Corp., an internet banking firm.


Key Employees

Other key personnel and their ages are as follows:

HAROLD B. COOK, age 56, has been our Vice President of Operations since July 2000. Mr. Cook joined RELM in April 1997 as Director of Manufacturing. Prior to joining us, Mr. Cook held the position of Director of Manufacturing Operations at Computer Products Incorporated, Fujitsu America Inc., and Ampro Corporation. Mr. Cook also held operations management positions at Storage Technology Corporation and Harris Corporation. Mr. Cook holds a Bachelor's degree in business administration and economics from Rollins College.

THOMAS L. MORROW, age 50, has been our Senior Vice President and Director - Government and Public Safety Sales and Marketing since December 1999. From 1997 to December 1999, he was the owner of Tomorrow Sales and Marketing Alternatives. From 1996 to 1997, he was Vice President World Wide Systems at E.F. Johnson Company. From 1995 to 1996, he was Senior Vice President North America Operations at Stanilite Pacific, LTD. From 1993 to 1995, he was

Territory Manager at Motorola, Inc. Mr. Morrow holds a Bachelor's degree in marketing and international business from the University of Colorado.

Board of Directors and Committees

Pursuant to our articles of incorporation and by-laws, and in accordance with the Nevada General Corporation Law, our board of directors consists of seven directors or such greater or lesser number as may be fixed from time to time by the board of directors.

Our board of directors has a compensation committee and an audit committee. We do not have an executive committee or nominating committee. Our board of directors has held five meetings in fiscal 2001 and each of the directors attended at least 75 percent of the aggregate number of meetings of the board of directors and committees (if any) on which he served.

Messrs. Gale and Benjamin served as members of the compensation committee during 2000. The primary function of the compensation committee is to review and determine compensation for our principal executive officers. The compensation committee also administers our 1996 Stock Option Plan for Non-Employee Directors and our 1997 Stock Option Plan and grants option awards under those plans. The compensation committee has held three meetings during 2001.

Messrs. MacDonald, Whitney, Benjamin and Gale have served as members of the audit committee during 2001. The primary function of the audit committee is to review the scope and results of the annual audit, to monitor internal accounting procedures and to address certain other questions of accounting policy. The audit committee has held eight meetings during 2001.

Director Compensation

During 2001, we paid to each of our non-employee directors meeting fees of $1,000 for attendance at each board meeting and $500 for attendance at each meeting of any committee of the Board of Directors which is not held in conjunction with a meeting of the board. Beginning with the 1997 fiscal year, as a result of approval by the shareholders of the 1996 Non-Employee Director Stock Option Plan, compensation for non-employee directors was modified to provide for the grant of stock options in lieu of a quarterly retainer for service as a director. Also, pursuant to the terms of the plan, beginning in 1997, a grant of a stock option for the purchase of 5,000 shares is made to each non-employee director on the date of each annual meeting of shareholders at which that person is elected or reelected as a director (or if the annual meeting has not been held by June 30 of that year the grant is made as of June 30th of that year to each of the persons qualifying and who has been a non-employee director for at least three months). Those options are granted at an exercise price equal to the fair market value of our common stock on the date of grant, become fully exercisable eleven months after the date of grant or, if earlier, upon a change of control as defined in the 1996 Director Plan and expire five years from the date of grant or earlier in the event service as a director ceases. On June 13, 2001, grants of stock options for the purchase of 5,000 shares was made to each of our non-employee directors, at an exercise price of $1.03 per share.

Compensation Committee Interlocks and Insider Participation

During 2001, the compensation committee of our board of directors was composed of independent, outside directors, Messrs. Gale (Chairman) and Benjamin. As noted above, our compensation program for our executives is administered by the board of directors with the advice and counsel of the compensation committee.

Neither of the compensation committee members is or has been an officer or employee of us or any of our subsidiaries. In addition, neither Gale nor Benjamin has, or has had, any relationship with us which is required to be disclosed under "Certain Relationships and Related Transactions." None of our executive officer currently serves on the compensation committee or any similar committee of another public company.

Executive Compensation

The following table sets forth the annual and long term compensation during each of the last three years paid by us to Messrs. Storey and Kelly, who served as our President and Chief Executive Officer and Executive Vice President - Finance and Chief Financial Officer, respectively, during 2000, and Mr. Laird who served as our President and Chief Executive Officer in 1998, 1999 and through July 12, 2000. No other executive officer was paid salary and bonus compensation by us which exceeded $100,000 during 1998, 1999 and 2000.

                          Summary Compensation Table

                                                  Annual Compensation                   Long-Term Compensation Awards
                                                  -------------------                   -----------------------------

                                                                        Other           Securities           All Other
 Name and Principal        Year           Salary          Bonus         Annual          Underlying        Compensation
 ------------------        ----            ($)             ($)       Compensation       Options(#)            ($)
     Position                              ---             ---           ($)            ----------            ---
     --------                                                            ---
David P. Storey             2000         192,385        20,833            -                55,000            3,000
President and               1999         224,982             -            -               145,000            1,957
Chief Executive             1998          98,775             -            -               100,000                -
 Officer

Richard K. Laird            2000         108,189             -            -                     -            2,792
Former President and        1999         194,448             -            -               150,000            5,000
 Chief Executive            1998         230,240             -            -               100,000            2,500
 Officer

                                                             -
William P. Kelly            2000         122,844        20,833            -                50,000            3,000
Executive Vice              1999         113,197             -            -                75,000            3,000
 President -                1998         111,626             -            -                     -            3,000
Finance, Chief
 Financial Officer
 and Secretary

____________________

The named officers did not receive any other annual compensation not categorized as salary or bonus except for perquisites and other personal benefits which in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named officer.

The amounts shown in the column titled "All Other Compensation" include employer contributions to our 401(k) plan.

Mr. Laird was granted options under our 1997 Stock Option Plan for the purchase of 100,000 shares of common stock upon the commencement of his employment and was granted options for additional increments of 50,000 shares six months, twelve months, eighteen months and twenty-four months thereafter. Mr. Laird resigned from the position of President and Chief Executive Officer on July 12, 2000. As a result of his resignation, all of Mr. Laird's options have expired. Mr. Storey assumed the position of President and Chief Executive Officer on July 12, 2000.

Stock Option Grants

The following table contains information concerning the grant of stock options under our 1997 Stock Option Plan to the Named Officers during 2000. In addition, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                             Option Grants in 2000
                               Individual Grants

                                                                                             Potential Realizable
                                                                                             --------------------
                                                                                               Value at Assumed
                                                                                               ----------------
                        Number of                                                           Annual Rates of Stock
                        ---------                                                           ---------------------
                        Securities         Percent of                                        Price Appreciation for
                        ----------         ----------                                        ----------------------
                        Underlying       Total Options       Exercise or                         Option Term
                        ----------       -------------       -----------                         -----------
                     Options Granted    to Employees in       Base Price     Expiration
                     ---------------    ---------------       ----------     ----------
Name                      (#)                 2000              ($/Sh)         Date           5%($)         10%($)
----                      ---                 ----              ------         ----         --------       --------

David P. Storey          55,000               10.0%             $1.00        11/18/10       $34,589.20     $87,655.84
William P. Kelly         50,000                9.0%             $1.00        11/18/10       $31,444.73     $79,687.12
Richard K. Laird              -                  -                  -               -                -              -

___________________


All options granted in 2000 are incentive stock options ("ISOs") under (S)422 of the Internal Revenue Code of 1986, as amended. The options are exercisable as of the date of grant. The options were granted at fair market value on the date of the grant.

The term of the options is ten (10) years from the date of grant unless terminated earlier due to termination of employment, disability or death.

The potential realizable value of the options granted in 2001 was calculated by multiplying those options by the excess of (a) the assumed market value of common stock, if the market value of common stock were to increase 5% or 10% in each year of the options' 10-year term over (b) the base price shown. This calculation does not take into account any taxes or other expenses which might be owed. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the common stock will appreciate at these assumed rates or at all.

Mr. Storey became President and Chief Executive Officer on July 12, 2000.

We do not currently have (and have not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.


We will not grant non-qualified options under our 1997 Option Plan at an exercise price of less than eighty-five percent (85%) of the fair market value of our common stock on the date of such grant, until such time as federal and state securities regulators may allow a smaller exercise price.


Stock Option Exercises and Holdings

The following table sets forth information relating to options exercised during 2000 by each of the named officers and the number and value of options held on December 31, 2000, by each of them.

       Aggregate Option Exercises in Fiscal Year Ended December 31, 2000
                       and Fiscal Year-End Option Values

                         Shares         Value       Number of Securities Underlying         Value of Unexercised
        Name           Acquired on    Realized      Unexercised Options at Dec. 31,       In-the-Money Options at
                       Exercise (#)      ($)                    2000 (#)                     Dec. 31, 2000 ($)
----------------------------------------------------------------------------------------------------------------------
                                                     Exercisable     Unexercisable     Exercisable     Unexercisable
                                                    --------------  ----------------  --------------  ----------------
David P. Storey               0            0          141,250           158,750               0                 0
William P. Kelly              0            0           68,750            56,250               0                 0
Richard K. Laird              -            -                -                 -               -                 -

__________________

Total value of unexercised options is based upon the difference between the last sales price of our common stock on the Nasdaq National Market System on December 29, 2000, which was $0.406 per share, and the exercise price of the options, multiplied by the number of option shares.

Employment Agreements

We have extended our Post-Termination Benefits Agreements dated effective as of October 1, 2000, with David P. Storey and William P. Kelly, our key executives. The post-termination agreements provide an incentive for the executives to remain in our employ should a merger, sale, change in control or other transaction occur by providing severance compensation if the executives are terminated within six months following such a change of control or other transaction. If an executive is terminated within the six month period, the executive will be entitled to receive compensation equal to such executive's annual compensation, payable in one lump sum within five business days after the date of termination. In addition, all stock options granted under the 1997 Stock Option Plan shall vest as of the closing date of a change of control or other such transaction. The post-termination agreements also subject the executives to general confidentiality and non-disparagement provisions as well as non-competition and non-solicitation provisions for one year following termination. Unless we provide written notice to the executives, the post-termination agreements will terminate on October 1, 2002, if no change of control or other transaction has occurred.

                            PRINCIPAL STOCKHOLDERS
                            ----------------------

Security Ownership of Certain Beneficial Owners and Management.


The table below shows, as of January 31, 2002, the number of shares of common stock beneficially owned by:


     . each person whom we know beneficially owns more than 5% of the common stock,

     .    each director and nominee for director,

     .    each executive officer included in the Summary Compensation Table, and

     .    all executive officers and directors as a group.

                                                              Shares of Common Stock
                                                               Beneficially Owned(1)
                                                               ---------------------
Name of Beneficial Owner                       Number of Shares                      Percent of Class
------------------------                       ----------------                      ----------------
Dimensional Fund Advisors Inc.                      301,733(2)                              5.64%
1299 Ocean Avenue, 11/th/ Floor
Santa Monica, CA 90401

Special Situations Private Equity Fund,             523,077(3)                              8.91%
L.P., MG Advisers L.L.C., Austin W.
Marxe, and David Greenhouse
153 East 53 Street, New York, NY  10022

Simmonds Capital Limited                            361,538(4)(9)                           6.33%
580 Granite Court
Pickering, Ontario LIW 3Z4

Bruce Galloway                                      306,900(5)                              5.74%
1325 Avenue of the Americas
26/th/ Floor
New York, NY  10019

Donald F.U. Goebert                               1,411,412(6)(7)                          26.40%
400 Willowbrook Lane
West Chester, PA 19382

Richard K. Laird                                     25,385(8)                                *

Ralph R. Whitney, Jr.                                50,469(9)                                *

Buck Scott                                           65,000(9)                              1.21%

James C. Gale                                        40,000(9)                                *

George N. Benjamin, III                              23,100(9)                                *

Robert L. MacDonald                                  20,000(9)                                *

David P. Storey                                   350,000(9)(10)                            6.14%

William P. Kelly                                    177,500(9)                              3.21%

All executive officers and directors              2,162,866(6)(7)(8)(9)(10)                36.11%
 as a group (9 persons)

_____________________________
*    Less than 1%

(1) Based on 5,346,714 shares of common stock issued and outstanding as of December 18, 2001. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire beneficial ownership of within 60 days from the date of this prospectus.
(2) As disclosed in the Schedule 13G filed by Dimensional Fund Advisors Inc., dated February 2, 2001, Dimensional has sole voting power and sole investment power with respect to all of the reported shares. All of the reported shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of the reported shares.

(3) Special Situations Private Equity Fund, L.P. and MG Advisers L.L.C., its general partner, are deemed to have sole power to vote or to direct the vote and to dispose or to direct the disposition of 523,077 shares. These shares are issuable upon conversion of $1,700,000 principal amount of 8% Convertible Subordinated Promissory Notes due December 31, 2004, at an exercise price of $3.25. Austin W. Marxe and David Greenhouse are deemed to have shared power to vote or dispose of the shares by virtue of being executive officers of MG Advisors. A Schedule 13G filed by Special Situations, MG Advisors, Austin Marxe and David Greenhouse with the Securities and Exchange Commission on April 11, 2000 is the source of this information. These shares are issuable upon conversion of $1,700,000 principal amount of convertible subordinated promissory notes.
(4) Simmonds Capital Limited is deemed to have sole power to vote or to direct the vote and to dispose or direct the disposition of 361,538 shares. 61,538 of these shares are issuable upon conversion of the $200,000 principal amount of 8% Convertible Subordinated Promissory Notes due December 31, 2004, at an exercise price of $3.25.
(5) As disclosed in the Schedule 13G filed by Bruce Galloway filed on January 18, 2001. Mr. Galloway has sole voting and investment power with respect to all of the reported shares.
(6) Includes 90,942 shares owned by Chester County Fund, Inc., the majority stockholder of which is Mr. Goebert, and 60,000 shares owned by a partnership controlled by Mr. Goebert.
(7) Includes 23,366 shares held in a custodial account for our Employee Stock Purchase Program, of which Mr. Goebert is a custodian, and 789 shares held in a Trust under our 401(k) plan, of which Mr. Goebert is a Trustee.
(8) Includes 15,385 shares of our common stock issuable upon conversion of $50,000 principal amount of convertible subordinated promissory notes which are beneficially owned by Mr. Laird. Mr. Laird resigned as President and Chief Executive Officer on July 12, 2000.
(9) Share ownership of the following persons includes shares of immediately exercisable options as follows: for Simmonds Capital Limited - 300,000 shares; for Mr. Whitney - 20,000 shares; for Mr. Scott - 20,000 shares; for Mr. Gale - 20,000 shares; for Mr. Benjamin - 20,000 shares; for Mr. MacDonald - 20,000 shares; for Mr. Storey - 350,000 shares; and for Mr. Kelly - 177,500 shares.
(10) Mr. Storey became President and Chief Executive Officer on July 12, 2000.


Certain Relationships and Related Transactions


We will not enter into transactions with our officers, directors or beneficial owners of five percent (5%) or more of our common stock on terms more favorable to them than those terms that can be obtained by an unrelated third party in transacting business with us.


                           DESCRIPTION OF THE UNITS
                           ------------------------


Each subscription right, offered hereby, entitles the holder to subscribe for one unit, subject to pro rata adjustment as a result of an oversubscription. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The subscription purchase price of each unit is $1.04 which was 90% of the closing bid price of our common stock on February 4, 2002, and which may be reduced to not less than $0.84, depending on the closing bid price of our common stock on the expiration date of the rights offering. The subscription rights are exercisable for a period of 21 days from the effective date of this registration statement of which this prospectus is a part of on _____________, 2002. We are offering one subscription right to each equity holder, who is an owner of any of our shares, warrants, options or conversion rights. The units will trade on the NASDAQ SmallCap Market until _______, 2003, or such earlier date that is ten days after the date that we file a Form 8-K disclosing the press release of the announcement that Noble International Investments, Inc. declared the units separated.


                         DESCRIPTION OF CAPITAL STOCK
                         ----------------------------

General

Our authorized capital stock consists of 20,000,000 shares of common stock, $0.60 par value, and one million shares of preferred stock, $1.00 par value. The following description of our capital stock is not complete and is qualified in its entirety by our articles of incorporation and by-laws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Nevada law.

Common Stock

As of January 31, 2002, there were 5,346,174 shares of common stock outstanding that were held of record by approximately 1,187 stockholders.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to any preferential rights of preferred stockholders, the holders of our common stock are entitled to receive dividends on a pro rata basis, if any, declared from time to time by the board of directors out of legally available funds. We have never paid dividends in the past and do not intend to do so in the future. In the event of our liquidation, dissolution or winding up, subject to any preferential rights of preferred stockholders, the holders of our common stock are entitled to share on a pro rata basis in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are, and the shares of our common stock to be issued upon conversion of the notes and exercise of the warrants will be, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to one million shares of our preferred stock in one or more series and to fix the rights and privileges of each series. These rights may include dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences. The privileges and rights of preferred stock may be greater that those of our common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no plans to issue any preferred stock.

Warrants



Each warrant included in the units entitles the holder to purchase one share of our common stock at an exercise price of $____ per share, subject to adjustment in the event of specified changes in our capitalization or certain issues of our securities. Upon separation of the units, American Stock Transfer and Trust Company, the warrant agent, will issue and deliver a warrant certificate to you. We have entered into a warrant agreement with American Stock Transfer and Trust Company, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

You may exercise your warrant at any time on or after _____________, 2003 and until ______________, 2006, by surrendering the certificate representing the warrant to the warrant agent, with the subscription form on the reverse side of such warrant certificate properly completed and executed, together with payment of the exercise price. American Stock Transfer and Trust Company, as transfer agent and warrant agent, shall deliver stock certificates representing the shares of our common stock purchased pursuant to the warrant. A warrant will be deemed to have been exercised immediately prior to the close of business on the date that the warrant agent receives the subscription form and payment of the exercise price, and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the stockholder upon exercise thereof as of the close of business on such date.

After separation of the units, you may transfer your warrant certificates in whole or in part. Warrant certificates to be transferred shall be surrendered to the warrant agent at its corporate office.

The exercise price and number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including, without limitation, a reclassification, capital reorganization, consolidation, merger and sale or conveyance to another company of our property and certain additional issuances of securities.

We may redeem the warrants, in whole or in part, on not less than 30 days' prior written notice at a redemption price of $.10 per warrant, provided our closing sales price of the common stock as reported on the NASDAQ SmallCap Market, if traded thereon, or if not traded thereon, on a national securities exchange or the NASDAQ National Market, has been at least 150% of the then current warrant exercise price for 20 consecutive trading days. Any redemption in part shall be made pro rata to all warrant holders. We will mail the redemption notice to you at your address that appears in the warrant register. You may exercise the warrant until the close of business on the day immediately preceding the date fixed for redemption.

As a warrant holder, you shall not be entitled to vote or to receive dividends or be deemed the holder of common stock that may at any time be issuable upon exercise of your warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon you, as such, any of the rights of a stockholder of our company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive any notice of meetings or to receive dividends or subscription rights, until you exercise your warrants and have been issued shares of our common stock.

We have applied to have the warrants listed on the NASDAQ SmallCap Market. We have reserved the symbol RELMW for the warrants, but have not had that symbol assigned to us. We plan to announce the symbol once it is assigned. There can be no assurance that the warrants will be accepted for listing.

In addition to the warrants being issued in this offering, we have previously issued warrants to purchase shares of our common stock. We have warrants outstanding for the purchase of 466,153 shares of our common stock with an exercise price of $3.25. The warrants became exercisable on September 16, 2000. The warrants have a five-year term and expire thereafter. The warrants were issued pursuant to two separate warrant agreements in May 2000. The warrants contain provisions that prevent the possible dilution of the warrant holders through automatic adjustments in the number of shares purchasable upon exercise of the warrants in the event of certain actions affecting our capital stock. As a result of the offering, the exercise price for the warrants outstanding for the purchase of 466,153 shares of our common stock will be adjusted to $2.02 (assuming the purchase price is reduced to $.84) and we will have additional warrants outstanding for the purchase of up to 4.0 million shares of our common stock with an exercise price ranging from $1.01 to $2.02 (also assuming that the purchase price is reduced to $.84).


Convertible Notes

We have outstanding $3.25 million of our convertible subordinated notes. The notes earn interest at 8% per annum, are convertible at $3.25 per share, and are due on December 31, 2004. The notes have not been registered under securities laws and may not be sold in the U.S. absent registration or an exemption. Registration rights were granted to the note holders, and effective June 16, 2000, the common shares underlying the notes were registered. The notes contain provisions that prevent the possible dilution of the note holders through an automatic adjustment in the conversion price in the event of certain actions affecting our capital stock. As a result of the offering, the conversion price on the convertible notes will be adjusted to $2.02 and the number of common shares underlying the notes will be increased by 0.6 million in the event the purchase price is reduced to $.84.

Shares Eligible For Future Sale By Equity Holders


Upon completion of this offering, we will have 8,346,174 shares outstanding assuming a unit subscription price of $1.04 and 8,846,174 if the price is reduced to $0.84. All of our common shares will be freely tradable without restriction under the Securities Act.

In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from us and the date they were acquired from an affiliate, then the holder of the restricted shares (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then out standing shares of our common stock or the average weekly reported volume of trading of our common stock on the NASDAQ SmallCap Market during the four calendar weeks preceding the sale. The holder may only sell shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of sales, notices of sales and the availability of current public information concerning us.

Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us and the date they were acquired from an affiliate, as applicable, a holder of the restricted shares who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions above.

As of the date of this prospectus, options, warrants and convertible securities to purchase or receive an aggregate of 2,843,884 shares of common stock are issued and outstanding. We have not filed a registration statement on Form S-8 or any other registration statement which would cover the common stock that may be issued pursuant to the exercise of stock options granted under our stock option plans. As such, the shares issuable upon the exercise of the options will be restricted securities and subject to Rule 144, as described above. On June 7, 2000, the SEC declared effective a registration statement on Form S-1 as to 1,466,153 shares of common stock which may be issued in connection with the exercise of the warrants and the conversion of the convertible securities. Additionally, based on a unit subscription price of $1.04, there are a total of 3,150,000 warrants to purchase common stock being issued pursuant to this offering. If the unit subscription price is reduced to $0.84, a total of 3,775,000 warrants to purchase common stock will be issued pursuant to this offering.

We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.


Anti-takeover Effects of Various Provisions of Nevada Law and our Articles of Incorporation and By-Laws

We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in the control or management of RELM.

Nevada Law

Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

     . any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

     . any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:

               - an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,

               - an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

               - representing 10% or more of the earning power or net income of the corporation;

     . any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation;

     . the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder"; and

     . transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder", or the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder".

An "interested stockholder" is a person who

     . directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation; or

     . is an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the articles of incorporation are met and either:

     . the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder";

     . the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such; or

     . the aggregate amount of cash and the market value of consideration Other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Sections 78.378-78.379, prohibits an acquiror, under some circumstances, from voting shares of a target corporation's stock after crossing threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it is likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days, unless the acquiror agrees to a later date, after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or by-laws, call some of the acquiror's shares for redemption.
Our articles of incorporation and by-laws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares. This amount is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

Articles of Incorporation

Our articles of incorporation authorize the issuance of one million shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time by our Board of Directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of the holders of our common stock. In addition, issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company which could be beneficial to our stockholders. None of these shares of preferred stock are outstanding as of the date of this prospectus. Although our board of directors has no present intention to issue any shares of preferred stock, there can be no assurance that it will not do so in the future.

By-Laws

Provisions of our by-laws which are summarized below may affect potential changes in control of RELM.

The by-laws provide the number of directors of RELM shall be established by the board of directors, but shall be no less than one. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

Our by-laws further provide that stockholder action may be taken at a meeting of stockholders. Under Nevada law, action may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Nevada law requires a greater percentage.

These provisions of our by-laws could discourage potential acquisition proposals and could delay or prevent a change in the control or management of RELM. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of RELM. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares or proxy fights and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
            -------------------------------------------------------

The following is a summary of the material United States federal income tax consequences of the rights offering to you, as a holder of our common stock, if you are a "United States person" for United States federal income tax purposes and you hold your shares of our common stock as a capital asset. For United States federal income tax purposes, a "United States person" is:

     . a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended,

     . a corporation or partnership (as defined by the Code) that is organized under the laws of the United States or any state,

     . an estate, the income of which is subject to United States federal income taxation regardless of its source, and

     . a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions.

This summary is not a substitute for professional tax advice that takes into account the particular issues relevant to various individual situations. Regardless of your particular situation, you should consult your own tax advisor on the possible United States federal, state, and local, as well as any possible foreign, tax consequences of the rights offering to you. In addition, the following discussion does not address even, in general terms, any state, local or foreign tax results of the rights offering.

This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, each as in effect as of the date of this registration statement, any of which could change at any time, possibly with retroactive effect, and all of which are subject to differing interpretations. This brief summary also does not address the effect of the rights offering on you if you are a taxpayer subject to special rules, such as a financial institution, insurance company, tax-exempt investor or a dealer in securities.

Distribution. You will not be taxed on the distribution or receipt of the subscription rights.

Basis. Your basis in the subscription rights will be zero unless (a) the fair market value of a subscription right on the date of distribution is equal to or greater than 15% of the fair market value of one share of our common stock, or
(b) you make a special irrevocable election under Section 307(b) of the Internal Revenue Code, in which case your basis in the subscription rights shall be determined by allocating your adjusted basis in the shares on which the subscription rights are issued between such shares and the subscription rights in proportion to their relative fair market values on the date the subscription rights are distributed. Such allocation, however, will only be effective in the event that you exercise your subscription rights.

At this time we expect that the fair market value of a subscription right on the date of distribution will be less than 15% of the fair market value of one share of our common stock. Accordingly, your basis in the subscription rights is expected to be zero, and if you wish to allocate your basis in the shares on which the subscription rights are issued between such shares and the subscription rights, you will have to make the Section 307(b) election described above.

Exercise or Lapse of Rights. No gain or loss will be recognized on exercise of the subscription rights. No gain or loss will be recognized if you do not exercise the subscription rights before they expire and your subscription rights therefore lapse. In the event of such a lapse, no adjustment to your basis in the shares on which the subscription rights were issued, as described in section
(b) of the preceding paragraph, shall be made or given effect.

Units. Upon exercise of the subscription rights, your basis in the shares and warrants will be determined by adding your basis in the subscription rights, if any, to the exercise price, and then allocating the result between the shares and the warrants in proportion to their relative fair market values. The holding period for the shares and warrants begins on the date the subscription rights were exercised.

Sale of the Shares of Common Stock and the Warrants. Gain or loss will be recognized on the sale of the shares or the warrants in the amount of the difference between the holder's basis in such shares or warrants and the amount realized in the sale. Gain or loss recognized in connection with the sale of shares or warrants will be either short term or long term capital gain or loss, depending on the length of the holding period for such shares or warrants.

Exercise or Expiration of Warrants. No gain or loss will be recognized on exercise of the warrants. However, if the warrants are not exercised before they expire, a capital loss will be recognized in the amount of the warrant holder's basis in the warrants.

Holding Period on Exercise of Warrants. The holding period for any stock purchased via exercise of the warrants will begin on the date the warrant is exercised. The holder's basis in such shares shall be the sum of such holder's basis in the warrants and the price at which the warrants are exercised.

Our Redemption Right. In the event we exercise our redemption right with respect to outstanding unexercised warrants, each warrant holder will recognize a long or short term capital loss equal to the difference between such warrant holder's basis in the warrant and the aggregate call price paid to such warrant holder.

                             PLAN OF DISTRIBUTION
                             --------------------


We are distributing non-transferable subscription rights to our equity holders of record at the close of business on February 4, 2002. As soon as practicable after the date of this prospectus, each equity holder will receive, at no cost, one right for each equity position held or owned as of February 4, 2002. Each right will enable each equity holder to purchase one unit subject to a pro rata reduction as a result of an oversubscription. One unit consists of one share of our common stock and one warrant to purchase one share of our common stock.

The purchase price of each unit is $1.04, which was 90% of the closing bid price of our common stock on February 4, 2002. In the event the closing bid price for our common stock on the date your rights expire is less than $1.04, the purchase price shall be reduced to an amount equal to 90% of the closing bid price of our common stock on the date your rights to purchase units expire, but in no event less than $.84 per unit. In the event the units are re-priced, the number of units you receive will be increased proportionately. We will accept subscriptions to purchase up to 2,500,000 units, subject to an increase up to a maximum 3,000,000 units to directly reflect any re-pricing of units.



We are offering the remaining units after the expiration of the rights offering pursuant to a standby commitment, made by our standby underwriter, Noble International Investments, Inc., which means that there is no minimum number of units that we must sell to complete the offering. The standby underwriter will purchase all units which the equity holders do not purchase.

In the event that 90% of the closing bid price of our common stock on the expiration date of your rights is less than $.84, we will have the option to terminate this offering and return all subscriptions received from you, without interest and Noble will have the option to terminate its standby commitment to us. If we decide to continue with the offering, the unit subscription price will remain fixed at $.84. If Noble elects to terminate its obligations under the standby underwriting agreement, we will terminate the rights offering.





Underwriting Agreement Summary

On the date of this prospectus we have entered into a standby underwriting agreement with Noble International Investments, Inc., whereby Noble is obligated to purchase the difference between 2,500,000 units (subject to an increase up to a maximum of 3,000,000 units in the event of a re-pricing) and the number of units sold pursuant to the exercise of rights offered by us in the rights offering. Noble will pay for the units on or about the third business day after Noble receives notice from the subscription agent as to the number of unsubscribed units that it is committed to purchase at the subscription price of $1.04 per unit, as may be adjusted due to any re-pricing. If all of the rights are exercised, Noble will not, subject to the following, purchase any of the units pursuant to the standby underwriting agreement.


Noble may terminate its obligations under the standby underwriting agreement if there is a material adverse change in our condition and we will return all subscriptions received from equity holders, without interest. Noble may also terminate its obligations under the standby underwriting agreement in the event 90% of the closing bid price of our common stock on the expiration date of your rights is less than $.84. The rights offering is distinct and separate from the standby offering under which Noble has a right of cancellation as described below.

So long as the standby underwriting agreement is not terminated, we will pay Noble a standby fee of 10% of the gross proceeds of this offering in consideration of its agreement to enter into the standby commitment. We have also agreed to pay Noble a $40,000 non-accountable expense allowance for expenses incurred in connection with the offering. Noble will return any unused portion of the non-accountable expense in the event the offering is terminated. The standby fee will be paid by us whether or not all of the rights are exercised and Noble actually purchases any units under the standby underwriting agreement, unless the standby underwriting agreement is terminated pursuant to its terms. In addition, we have agreed to pay Noble a $24,000 cash fee to act as our financial consultant for a term of one year.


As long as the standby underwriting agreement is not terminated, and regardless of whether Noble purchases any units pursuant to its standby commitment, for 45 days after the date of this prospectus, Noble will have the right but not the obligation to purchase up to a total of 375,000 units, or fifteen percent (15%) of the number of units actually offered up to a maximum of 450,000 units in the event of a re-pricing, at the unit subscription price less a 10% discount, to cover over-allotments. Noble will offer to sell the units it acquires from us pursuant to the standby underwriting agreement to the public at the subscription price of $1.04, as may be adjusted due to any re-pricing.


This rights offering is not being underwritten. Subject to the terms and conditions of the standby underwriting agreement, however, Noble has committed to purchase, at the subscription price, the difference between the number of units offered and the number of units sold pursuant to the exercise of the right to buy units offered by us in the rights offering. Noble's commitment to us in this regard is made on a "firm commitment" basis except if, in the reasonable judgment of Noble, it is impracticable to consummate the standby offering under normal "market out" conditions, such as (i) RELM having sustained a material loss of whatsoever nature which, in the sole and absolute opinion of Noble, substantially affects the value of our property or materially interferes with the operation of our business; (ii) any material adverse change in the business, property or financial condition of RELM; (iii) trading in securities on the New York Stock Exchange, the American Stock Exchange or Nasdaq Stock Market having been suspended or limited or minimum prices having been established on either such exchange or market; (iv) a banking moratorium having been declared by either federal or state authorities; (v) an outbreak of major hostilities or other national or international calamity having occured between the date of the standby underwriting agreement and the rights offering closing date; (vi) any action having been taken by any government in respect of its monetary affairs which, in the reasonable opinion of Noble, has a material adverse effect on the United States securities markets; (vii) any action, suit or proceeding at law or in equity against RELM, or by any Federal, state of other commission, board or agency wherein any unfavorable decision would materially adversely effect the business, property, financial condition or income of RELM; or (viii) due to conditions arising subsequent to the execution of the standby underwriting agreement, Noble reasonably believes that, as a result of material and adverse events affecting the market for RELM's common stock (other than the effect of the sale of the standby units in the rights offering on the price of our common stock) or the securities markets in general, it is impracticable or inadvisable to proceed with the standby offering. Reference is made to the standby underwriting agreement, which is an exhibit to the registration statement, of which this prospectus forms a part, for its complete terms and provisions.

On or after the second business day following the expiration date of the rights offering, Noble proposes to offer the units acquired by it pursuant to its standby commitment directly to the public at the subscription price. Noble presently does not make a market in our securities, and in connection with any sales, does not intend to stabilize prices. In addition, Noble will not purchase or make a market in our securities until it has completed its distribution of the units acquired in the standby offering.



As a portion of the consideration for its standby commitment, we have agreed to sell to Noble for its own account, at a nominal price, warrants to purchase 10% of the units offered pursuant to its standby commitment. Noble's warrants may not be exercised for a period of twelve (12) months from the date of this prospectus. Noble's warrants will be exercisable in whole or in part for a period of four (4) years thereafter at the subscription price. The exercise price and the number of units issuable under Noble's warrants are subject to adjustment to protect the holders against dilution in certain events. Noble's warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus except to officers or partners of Noble and to selected dealers, if any, and their officers or partners. The holders of Noble's warrants have no voting, dividend or other shareholder rights with respect to the securities underlying Noble's warrants unless such warrants have been exercised.


We have agreed during the four (4) year period commencing one (1) year after the issuance of the units to Noble pursuant to the standby underwriting agreement, that on one occasion we will file a registration statement at the request of Noble or its permitted assigns of such units, at no expense to Noble or its permitted assigns, to register the sale of the securities underlying Noble's warrant. During this same time period, we have also agreed that if we file a registration statement on a general form of registration under the Securities Act (other than a form S-8 or S-4), upon the request of Noble or its permitted assigns on two occasions, that we will include the securities underlying Noble's warrant in our registration. We have also agreed to register the sale of all of these securities as part of the offering.

We have agreed to pay Noble for a period of three years, commencing on _______, 2003, a warrant solicitation fee of 5% of the exercise price for each warrant (underlying a unit) exercised during the three-year period, subject to Noble's compliance with NASD rules.


The standby underwriting agreement provides for reciprocal indemnification between us and Noble against certain liabilities in connection with the registration statement, including liabilities arising under the Federal securities act. Insofar as indemnification for liabilities arising under the Federal securities act may be provided to officers, directors or persons controlling us, we have been informed that in the opinion of the SEC, this indemnification is against public policy and is therefore unenforceable.

For a period of one year from the date of this prospectus, we have agreed not to file a registration statement for the benefit of our officers, directors, employees, consultants and/or affiliates without the prior written consent of Noble. For a period of one year from the date of this prospectus, we will not place or sell any of our securities other than in connection with mergers, acquisitions or the exercise of currently outstanding options and warrants without the consent of Noble. We will maintain a current registration statement for Noble to offer and sell the securities purchased by it for a period of at least nine months from the date of this prospectus or such reasonable further period as Noble may request. Nevertheless, Noble agrees to notify us when its distribution has been completed.

              DISTRIBUTION OF RIGHTS AND SUBSCRIPTION PROCEDURES
              --------------------------------------------------

Why We Are Selling Units Through a Rights Offering

We believe that a rights offering provides several advantages over a traditional public offering. We believe that this type of offering gives us the opportunity to offer the units to our current equity holders who already have some knowledge of our business and will be able to maintain their fully diluted pro-rata ownership in the company. In addition, the warrants included in the units give investors in this offering an opportunity to buy our shares in the future at a set price, and we want to give our current equity holders who participate in this offering that benefit.

Determination of Purchase Price


The purchase price of each unit is $1.04 which was 90% of the closing bid price of our common stock on February 4, 2002. In the event the closing bid price for our common stock, on the date your rights expire, is less than $1.04, the purchase price shall be reduced to an amount equal to 90% of the closing bid price of our common stock on the date your rights to purchase units expire but in no event less than $.84 per unit. In the event the units are re-priced, the number of units you receive will be increased proportionately. We will accept subscriptions to purchase up to 2,500,000 units, subject to an increase of up to 3,000,000 units to directly reflect any re-pricing of units.


What You Can Do With Your Rights


You may purchase one unit for each right you receive, subject to pro rata reduction as a result of an oversubscription. We will accept subscriptions up to a maximum of 2,500,000 units, subject to an increase of up to 3,000,000 units if a repricing occurs. If this offering is oversubscribed, we will allocate the units as described below under "Subscription Rights." You can also choose to do nothing with your rights, since there is no penalty for not exercising your rights.


When You Can Exercise Your Rights


You can exercise your rights at any time after receipt and until 5:00 p.m. Miami, Florida time, on ____________, 2002.


Subscription Rights

Your rights entitle you to the basic subscription right and the over-subscription right.

Basic Subscription Right. Each right includes a basic subscription right entitling you to purchase one unit for each right held, subject to pro rata reduction as a result of an oversubscription, at a subscription price of $1.04 (subject to adjustment) in cash. You are entitled to exercise all or any portion of the rights you receive, however, we will only accept subscriptions for up to 2,500,000 units unless increased up to a maximum of 3,000,000 units if a re-pricing occurs.

Over-Subscription Right. If you elect to purchase all of the units that you are entitled to purchase under your basic subscription rights, you will also have an over-subscription right to subscribe for additional units that are not purchased by other holders of rights under their basic subscription rights as of the expiration date. Although you are not limited in the number of units you can elect to oversubscribe for, your ability to purchase the number of units that you wish to purchase in the exercise of your over-subscription right will depend on the availability of such units. We can not provide any assurance that sufficient units will be available to satisfy your request in whole or in part. If, however, the number of units remaining unsold after holders have exercised their basic subscription rights is sufficient to satisfy in full, all over-subscriptions submitted for additional units, all over-subscriptions will be honored.

Full Exercise of Basic Subscription Rights

You may exercise your over-subscription right only if you exercise your basic subscription rights in full by electing to purchase all of the units that you are entitled to purchase under your basic subscription rights. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted rights upon our shares which you own individually and also rights issued upon shares which you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription rights owned collectively with your spouse to exercise your individual over-subscription right.

When you complete the portion of your subscription certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription right as to the rights that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full.

Proration of Subscription Rights.

If there are insufficient units to fill all basic subscriptions, the units that are available will be allocated to our subscribing equity holders on a pro rata basis in proportion to the total number of basic subscription rights exercised by each equity holder. If all basic subscriptions have been filled but there are insufficient units to fill all over-subscriptions, the units available to fill over-subscriptions will be allocated to our equity holders who have oversubscribed on a pro rata basis in proportion to the total number of additional units subscribed for by each equity holder. In the event there are insufficient units to fill all basic subscriptions and/or all over-subscriptions refunds will be made, without interest, to the extent subscriptions are not honored, as promptly as possible after the expiration of the rights offering. We will not issue fractional rights or fractional units.

If you own shares of our common stock through your bank, broker or other nominee holder who will exercise your subscription right on your behalf, the bank, broker or other nominee holder will be required to certify the following information:

     . the number of shares of our common stock held on your behalf on the record date;
     .    the number of rights exercised under your basic subscription right;
     . that your basic subscription right held in the same capacity have been exercised in full; and
     . the number of shares subscribed for under your over-subscription right.

Your bank, broker or other nominee holder may also disclose to us other information received from you.

How You Can Exercise Your Rights


You may exercise your rights by completing and signing the "Election to Purchase" form that appears on the back of each rights certificate. You must send the completed and signed certificate, along with payment in full of the subscription price for all units that you wish to purchase (including any over-subscription), to our subscription agent, American Stock Transfer and Trust Company. Subscriptions are irrevocable.


We suggest, for your protection, that you deliver your rights to the subscription agent by an insured, overnight or express mail courier. If you mail your rights, we suggest that you use registered mail. If you wish to exercise your rights, you should mail or deliver your rights and payment for the exercise price to the subscription agent as follows:


                    By Mail and Overnight Courier:
                    American Stock Transfer and Trust Company
                    59 Maiden Lane
                    Plaza Level
                    New York, NY 11219



You must pay the exercise price in U.S. dollars by check, bank check, money order, other negotiable instrument payable to "American Stock Transfer and Trust Company, as subscription agent - RELM Wireless Corporation" or by wire transfer. Your remittance will be deposited by American Stock Transfer and Trust Company in a special bank account at American Stock Transfer and Trust Company. Upon clearing, your payment will be held by American Stock Transfer and Trust Company. Provided that your payment clears prior to _____________, 2002, your subscription will be accepted subject to proration in the event there are insufficient units. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds. You may request wire transfer instructions from the subscription agent at 59 Maiden Lane, Plaza Level, New York, NY 11219.

If your subscription is accepted, our transfer agent will issue the unit purchased through exercise of the rights promptly after closing of the rights offering, and in any event within 30 days thereafter. Until that date, American Stock Transfer and Trust Company will hold all funds received in payment of the exercise price and will not deliver any funds to us until the units have been issued.

If you are a broker, a trustee or a depositary for securities who held shares of our common stock for the account of others on February 4, 2002, the record date for this rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for this offering. If you do not indicate the number of rights being exercised, or if your subscription price payment is not sufficient to purchase the number of units subscribed for, you will be deemed to have exercised your basic subscription right with respect to the maximum number of basic subscription rights you are entitled to purchase. To the extent your subscription price payment exceeds your maximum payment under your basic subscription right, such excess payment will be applied towards your over-subscription right to the full extent of the funds available.


We will decide all questions as to the validity, form, eligibility (including times of receipt, beneficial ownership and compliance with exercise requirements), and the acceptance of subscription forms and the exercise price will be determined by us. We will not accept any alternative, conditional or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in a subscription for units, and our interpretations of the terms (and conditions) of the rights offering shall be final and binding.

It is not anticipated that we will give notice to you of any defects in your subscription, if any, but we reserve the right to do so, and to condition the re-submission of your subscription upon such conditions as we deem necessary or appropriate under the circumstances. Under no circumstance, however, will we be obligated to give you notification of defects in your subscription. No exercise of rights will be accepted until all defects have been cured or waived. If your exercise is rejected, your payment of the exercise price will be promptly returned by the subscription agent. You may not revoke your subscription.

Notice of Guaranteed Delivery

If you wish to exercise your rights, but time will not permit you to cause the rights certificate to reach the subscription agent on or prior to the expiration date, you may nevertheless exercise your rights if you meet the following conditions:

(a) you have caused payment in full of the subscription price for each unit being subscribed for pursuant to your basic subscription right and your over-subscription right to be received by the subscription agent on or prior to the expiration date;

(b) the subscription agent receives, on or prior to the expiration date, a guaranteed notice, from an eligible institution, stating your name, the number of rights held, the number of units being subscribed for pursuant to the basic subscription right and the number of units being subscribed for pursuant to the over-subscription right, and guaranteeing the delivery to the subscription agent of the rights certificate at or prior to 5:00 p.m., Miami, Florida time, on the date three (3) business days following the date of the notice of guaranteed delivery; and

(c) the properly completed rights certificate evidencing the rights being exercised, with any required signatures being guaranteed, are received by the subscription agent, or such rights are transferred into the DTC account of the subscription agent, at or prior to 5:00 p.m., Miami,

Florida time, on the date three (3) business days following the date of the notice of guaranteed delivery relating thereto.

Information Agent


Noble International Investments, Inc., the standby underwriter of this offering, will also act as our information agent to respond to any questions you may have regarding the mechanics of exercising your subscription rights for this offering. Any questions or requests for assistance concerning the method of subscribing for units or for additional copies of this prospectus or the Instructions as to Use of the Subscription Certificates can be directed to the information agent at 6501 Congress Avenue, Suite 100, Boca Raton, Florida 33487,
Attention: Investment Banking Department, (561) 994-1191.


Manner of Distribution

Certain of our directors and executive officers will assist in the offering and they will receive no compensation for such services.

What Happens To The Unsubscribed Rights


To the extent that any units remain unsold, such units shall be purchased by the standby underwriter, and may be resold by the standby underwriter in accordance with applicable law and the underwriting agreement. We intend to supplement this prospectus after the rights exercise period is over to set forth the results of the rights offering and the number of subscribed and unsubscribed units.


What Happens If The Rights Offering Is Cancelled


At any time we will have the right to cancel the rights offering. If you exercise rights and the rights offering is cancelled, any payment received with respect to the subscription price will be promptly returned to you, without interest, and you will not receive any units. As described above, the funds will be held in an account controlled by American Stock Transfer and Trust Company.


Other Matters


We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any units from holders of rights who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this offering.

We will not be required to issue units in this offering to any equity holder who would be prohibited by any state or federal regulatory authority from owning our securities. We will make any such units available to satisfy the exercise of over-subscription rights.

In addition, no information is provided herein with respect to the tax consequences of the rights offering under applicable foreign, state or local laws. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                 LEGAL MATTERS
                                 -------------

Zack Kosnitzky, P.A., Miami, Florida, will pass upon the validity of our units offered hereby. Broad and Cassel, Miami, Florida will pass on certain legal matters as counsel for Noble.

                                    EXPERTS
                                    -------

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for each of the three years ended in the period December 31, 2000, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION
                   ------------------------------------------

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the securities offered hereby, refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; refer in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. You may inspect a copy of the registration statement without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of certain fees from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange

Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov.

We intend to furnish holders of our common stock with copies of our annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                           RELM Wireless Corporation


Years ended December 31, 2000, 1999 and 1998

Report of Independent Certified Public Accountants...................................   F-2
Consolidated Balance Sheets as of December 31, 2000 and 1999.........................   F-3
Consolidated Statements of Operations for the Years Ended December 31, 2000, 1999
    and 1998.........................................................................   F-5
Consolidated Statements of  Stockholders' Equity for the Years
    Ended December 31, 2000, 1999 and 1998...........................................   F-6
Consolidated Statements of Cash Flows for the Years Ended
    December 31, 2000, 1999 and 1998.................................................   F-7
Notes to Consolidated Financial Statements...........................................   F-8

Three and Nine Months Ended September 30, 2001 and 2000 (Unaudited)

Condensed Consolidated Balance Sheets as of September 30, 2001
     and December 31, 2000...........................................................  F-29
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended
     September 30, 2001 and 2000.....................................................  F-31
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
     September 30, 2001 and 2000.....................................................  F-32
Notes to Condensed Consolidated Financial Statements.................................  F-33

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
RELM Wireless Corporation

We have audited the accompanying consolidated balance sheets of RELM Wireless Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RELM Wireless Corporation at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States


                                    /s/ Ernst & Young LLP

Jacksonville, Florida
March 2, 2001

                                 RELM Wireless
                          Consolidated Balance Sheets
                       (In Thousands, except share data)

                                                                           December 31
                                                                --------------------------------
                                                                        2000            1999
                                                                --------------------------------
Assets
Current assets:
 Cash and cash equivalents                                               $   208         $     1
 Trade accounts receivable (net of allowance for doubtful
  accounts of $1,555 in 2000 and $1,672 in 1999)                           3,712           1,966
 Inventories, net                                                          8,940          10,211
 Notes receivable                                                              -             400
 Prepaid expenses and other current assets                                   528             501
 Investment securities--trading                                                -               1
                                                                --------------------------------
Total current assets                                                      13,388          13,080

Property, plant and equipment, net                                         2,833           8,024
Notes receivable, less current portion                                       984           1,295
Debt issuance costs, net                                                     682               -
Other assets                                                                 535             454
                                                                --------------------------------
Total assets                                                             $18,422         $22,853
                                                                ================================

See accompanying notes.

                                 RELM Wireless
                          Consolidated Balance Sheets
                       (In Thousands, except share data)

                                                                             December 31
                                                                        2000              1999
                                                                -----------------------------------
Liabilities and stockholders' equity
Current liabilities:
 Current maturities of long-term liabilities                             $    848          $  1,807
 Accounts payable                                                           3,604             4,447
 Accrued compensation and related taxes                                       361               514
 Accrued warranty expense                                                     305                 -
 Accrued expenses and other current liabilities                               591               636
                                                                -----------------------------------
Total current liabilities                                                   5,709             7,404

Long-term liabilities:
Loan, notes and mortgages                                                   3,193             8,281
Convertible subordinated notes                                              3,150                 -
Capital lease obligations                                                      10               791
                                                                -----------------------------------
                                                                            6,353             9,072
Stockholders' equity:
Common stock; $.60 par value; 10,000,000 authorized shares:
 5,346,174 and 5,090,405 issued and outstanding shares at
 December 31, 2000 and December 31, 1999, respectively                      3,207             3,053
Additional paid-in capital                                                 21,452            20,195
Accumulated deficit                                                       (18,299)          (16,871)
                                                                -----------------------------------
Total stockholders' equity                                                  6,360             6,377
                                                                -----------------------------------
Total liabilities and stockholders' equity                               $ 18,422          $ 22,853
                                                                ===================================

See accompanying notes.

                                 RELM Wireless
                     Consolidated Statements of Operations
                       (In Thousands, except share data)

                                                                             Year ended December 31
                                                                     2000             1999             1998
                                                         ---------------------------------------------------
Sales                                                            $ 21,054         $ 22,404          $ 29,530
Expenses:
 Cost of products                                                  15,674           16,618            22,864
 Selling, general and administrative                                6,930            7,508             9,871
 Impairment loss                                                        -                -               961
                                                         ---------------------------------------------------
                                                                   22,604           24,126            33,696
                                                         ---------------------------------------------------

Operating loss                                                     (1,550)          (1,722)           (4,166)
Other income (expense):
 Interest expense                                                    (933)          (1,079)             (797)
 Gain on sale of facility and equipment                               984                -                 -
 Net gains (losses) on investments                                      -               49              (132)
 Other income                                                         337              458               188
                                                         ---------------------------------------------------
Total other income (expense)                                          388             (572)             (741)
                                                         ---------------------------------------------------

Loss from continuing operations before discontinued
 operations and extraordinary item                                 (1,162)          (2,294)           (4,907)

Discontinued operations:
 Loss from discontinued operations net of taxes                      (266)               -              (725)

Extraordinary item:
 Gain on debt forgiveness                                               -                -               227
                                                         ---------------------------------------------------
Net loss                                                         $ (1,428)        $ (2,294)         $ (5,405)
                                                         ===================================================

Earnings (loss) per share-basic and diluted:
 Continuing operations                                           $  (0.22)        $  (0.45)         $  (0.97)
 Discontinued operations                                            (0.05)               -             (0.15)
 Extraordinary item                                                     -                -              0.05
                                                         ---------------------------------------------------
Net loss                                                         $  (0.27)        $  (0.45)         $  (1.07)
                                                         ===================================================



See accompanying notes.

                                 RELM Wireless
                Consolidated Statements of Stockholders' Equity
                       (In Thousands, Except Share Data)

                                                                   Additional
                                             Common Stock            Paid-in        Accumulated
                                         Shares        Amount        Capital          Deficit      Total
                                    ---------------------------------------------------------------------
Balance at December 31, 1997            5,035,779       $3,021       $20,185         $ (9,172)    $14,034
 Sale of common stock                      10,637            6            36                -          42
 Net loss                                       -            -             -            5,405       5,405
                                    ---------------------------------------------------------------------
Balance at December 31, 1998            5,046,416        3,027        20,221          (14,577)      8,671
 Other                                     43,989           26           (26)               -           -
 Net loss                                       -            -             -           (2,294)     (2,294)
                                    ---------------------------------------------------------------------
Balance at December 31, 1999            5,090,405        3,053        20,195          (16,871)      6,377
 Common stock issued for services
  rendered                                200,000          120           531                -         651
 Common stock warrants issued                   -            -           635                -         635
 Common stock issued for conversion
  of debt                                  30,769           19            81                -         100
 Common stock issued for
  services rendered                        25,000           15            10                -          25
 Net loss                                       -            -             -           (1,428)     (1,428)
                                    ---------------------------------------------------------------------
Balance at December 31, 2000            5,346,174       $3,207       $21,452         $(18,299)    $ 6,360
                                    =====================================================================


See accompanying notes.

                                 RELM Wireless
                     Consolidated Statements of Cash Flows
                                (In Thousands)

                                                                     Year ended December 31
                                                              2000             1999             1998
                                                  --------------------------------------------------
Cash flows from operating activities
Net loss                                                   $(1,428)         $(2,294)         $(5,405)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                              1,429            1,497            1,344
  Net (gain) loss on investment securities                       -              (49)             132
  Valuation allowance on real estate                             -                -              961
  Gain on disposal of facility and equipment                  (984)            (142)               -
  Changes in current assets and liabilities:
   Accounts receivable                                      (1,746)           1,346            1,881
   Inventories                                               3,388              100              938
   Accounts payable                                           (818)            (170)           2,682
   Other current assets and liabilities                       (268)          (2,665)          (3,361)
   Real estate investments held for sale                         -               58              814
                                                  --------------------------------------------------
Cash used in operating activities                             (427)          (2,319)             (14)

Cash flows from investing activities
Purchases of property and equipment                           (251)            (681)          (1,368)
Collections on notes receivable                                710              400              600
Loans and advances                                               -                -              (95)
Net cash from sale of subsidiaries                               -              525                -
Proceeds from disposals of facility and equipment            5,944               46                -
Proceeds from sale of investment securities                      -              797                -
Cash paid for Uniden product line                           (2,016)               -                -
                                                  --------------------------------------------------
Cash provided by (used in) investing activities              4,387            1,087             (863)

Cash flows from financing activities
Repayment of debt and capital lease obligations             (5,494)          (1,973)          (1,184)
Proceeds from debt                                           3,250            1,880                -
Net increase (decrease) in revolving credit lines           (1,229)             862            2,270
Proceeds from issuance of common stock                           -                -               42
Private placement costs                                       (276)               -                -
Janney investment service agreement                             (4)               -                -
                                                  --------------------------------------------------
Cash provided by (used in) financing activities             (3,753)             769            1,128
                                                  --------------------------------------------------

Increase (decrease) in cash                                    207             (463)             251
Cash and cash equivalents, beginning of year                     1              464              213
                                                  --------------------------------------------------
Cash and cash equivalents, end of year                     $   208          $     1          $   464
                                                  ==================================================

Supplemental disclosure
Interest paid                                              $   933          $ 1,079          $   797
                                                  ==================================================
Income taxes paid                                          $     -          $     -          $    29
                                                  ==================================================
Common stock issued for services rendered                  $   651          $     -          $     -
                                                  ==================================================
Common stock issued for services rendered                  $    25          $     -          $     -
                                                  ==================================================

See accompanying notes.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements
                               December 31, 2000

                   (Dollars In Thousands, Except Share Data)


1.   Summary of Significant Accounting Policies

Description of Business

The Company's primary business is the designing, manufacturing, and marketing of wireless communications equipment consisting primarily of land mobile radios and base station components and subsystems. The Company was also involved in commercial real estate until 1999.

Principles of Consolidation

The accounts of the Company and its subsidiary have been included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated.

Inventory

Inventories are stated at the lower of cost or market, determined by the average cost method. Shipping and handling costs are classified as a component of cost of products in the consolidated statements of operations.

Property, Plant and Equipment

Property, plant and equipment is carried at cost. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations for the period.

Depreciation is generally computed on the straight-line method using lives of 3 to 20 years on machinery and equipment and 5 to 30 years on buildings and improvements.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Cash Equivalents

Cash and cash equivalents includes time deposits.

Revenue Recognition

Sales revenue is recognized as goods are shipped, except for sales to the U.S. Government, which are recognized when the goods are delivered. Real estate revenues are recognized upon closing of a sale.

Income Taxes

The Company files a federal income tax return and follows the liability method of accounting for income taxes.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and accounts receivables. The Company places its cash and cash equivalents in accounts with major financial institutions. Concentrations of credit risk with respect to accounts receivable are generally diversified due to the large number of customers comprising the Company's customer base. Accordingly, the Company believes that its accounts receivable credit risk exposure is limited.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Company's management believes that carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable and other accrued liabilities approximates fair value because of the short-term nature of these financial instruments. The fair value of notes receivable and short-term and long-term debt approximates market, as the interest rates on these financial instruments approximates market rates.

Advertising Costs

The cost for advertising is expensed as incurred. The total advertising expense for 2000, 1999, and 1998 was $161, $133, and $241, respectively.

Engineering, Research and Development Costs

Included in selling, general and administrative expenses for 2000, 1999, and 1998 are research and development costs of $1,175, $1,483, and $2,277, respectively.

Stock Based Compensation

The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans.

Earnings (Loss) Per Share

Earnings (loss) per share amounts are computed and presented for all periods in accordance with SFAS No. 128, Earnings per Share.

Comprehensive Income

Pursuant to SFAS No. 130, Reporting Comprehensive Income, the Company is required to report comprehensive loss and its components in its financial statements. The Company does not have any significant components of other comprehensive loss to be reported under SFAS No. 130. Total comprehensive loss is equal to net loss reported in the financial statements.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Business Segments

The Company follows SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in reporting segment information and information about products and services, geographic areas, and major customers. The Company has only one reportable business segment.

Impact of Recently Issued Accounting Standard

In June 2000, the Financial Accounting Standards Board issued Statement No. 138, Accounting for Certain Hedging Activities, which amended Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement 138 must be adopted concurrently with the adoption of Statement 133. The Company adopted these new Statements effective January 1, 2001. These Statements will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of these Statements will have a significant effect on its results of operations or financial position.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which is required to be implemented no later than the fourth quarter of fiscal years beginning after December 15, 1999, and provides guidance on the recognition, presentation and disclosures of revenue and provides guidance for disclosures related to revenue recognition policies. The Company adopted the Bulletin in the fourth quarter of 2000. The implementation of this Bulletin did not have a material impact on the Company's financial position or results of operations.

In April 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. Among other issues, that interpretation clarifies the definition of employees for purposes of applying Opinion 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. The implementation of this Interpretation did not have a material impact on the Company's financial position or results of operations.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.   Inventories

Inventory which is presented net of allowance for obsolete and slow moving inventory consisted of the following:

                                                            December 31
                                                        2000            1999
                                                   -------------------------

     Finished goods                                   $5,043         $ 5,065
     Work in process                                     796           1,645
     Raw materials                                     3,101           3,501
                                                   -------------------------
                                                      $8,940         $10,211
                                                   =========================

The allowance for obsolete and slow moving inventory is as follows:

                                               Year ended December 31
                                       2000            1999             1998
                                 -------------------------------------------


      Balance, beginning of year     $1,934          $1,985           $2,805
      Charged to cost of sales           44             (12)             137
      Disposal of inventory               -             (39)            (957)
                                 -------------------------------------------
                                     $1,978          $1,934           $1,985
                                 ===========================================

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

3.   Allowance for Doubtful Accounts

The allowance for doubtful accounts is composed of the following:

                                                   Year ended December 31
                                                2000        1999        1998
                                           ---------------------------------

     Balance, beginning of year               $1,672      $1,565      $  133
     Provision for doubtful accounts              58         176       1,514
     Uncollectible accounts written off         (175)        (69)        (82)
                                           ---------------------------------
                                              $1,555      $1,672      $1,565
                                           =================================

4. Intangible Asset

On March 16, 2000, the Company completed the private placement of $3,250 of convertible subordinated notes. The debt issuance costs included grants to Simmonds Capital Limited of 50,000 shares of the Company's stock valued at $163 and warrants to purchase 300,000 shares of the Company's common stock valued at $409. The warrants have a five-year term and an exercise price of $3.25 per share. The debt issuance costs, which totaled $817 are being amortized on a straight-line basis over the life of the notes (5 years). Accumulated amortization at December 31, 2000 was $135.

On May 12, 2000, the Company engaged Janney Montgomery Scott (JMS) to provide certain investment banking services. In connection with the engagement, the Company granted warrants to JMS, valued at $226, to purchase 166,153 shares of the Company's common stock at an aggregate purchase price of one hundred dollars. The warrants have a five-year term and an exercise price of $3.25 per share. The value of the warrants is being amortized on a straight-line basis over the estimated life of the contract. Accumulated amortization at December 31, 2000 was $27.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

5. Property, Plant and Equipment

Property, plant, and equipment as of December 31, 2000 includes the following:

                                                          2000        1999
                                                    --------------------------

     Land                                              $       -     $     233
     Buildings and improvements                                -         4,183
     Machinery and equipment                              10,476        10,358
     Less allowances for depreciation                     (7,643)       (6,750)
                                                    --------------------------
     Net property, plant and equipment                 $   2,833     $   8,024
                                                    ==========================

Depreciation expense for 2000, 1999, and 1998 was $1,221, $1,497, and $1,344,
respectively.

On March 13, 2000 the Company acquired the private radio communications product lines from Uniden Corporation for approximately $1.8 million. Under the terms of the transaction, RELM acquired all of Uniden's current land mobile radio inventory, certain non-exclusive intellectual property rights, and assumed responsibility for service and technical support.

On March 24, 2000, the Company completed the sale of its 144,000 square foot facility located in West Melbourne, Florida for $5,600. The transaction resulted in a net gain of $1,165 and provided approximately $1,600 in cash after related expenses and after payoff of the note and satisfaction of the mortgage on the property. Upon the sale of the building, the Company leased approximately 54,000 square feet of comparable space at a nearby location.

On March 23, 2000, the Company entered into a contract manufacturing agreement for the manufacture of certain land mobile radio assemblies. As a result of this agreement, on October 20, 2000, the Company sold certain manufacturing equipment and satisfied its obligations under an associated capital lease. This transaction resulted in a loss of $330. The company also realized reductions in monthly depreciation expense and monthly lease payments of approximately $15 and $30, respectively.

6. Notes Receivable

In December 2000 the Company modified its loan agreement with the owner of its former paper manufacturing subsidiary. This agreement modified the terms of the original secured promissory note dated May 12, 1997 and cured the default on a $400 principle payment under that note,

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

6. Notes Receivable (continued)

which was announced on July 3, 2000. Under the terms of the modification agreement, on December 22, 2000 the former subsidiary made a principal payment to RELM of $700 plus accrued interest of approximately $166. The original note which, following this payment, had a remaining principal amount due of $900, has been replaced by two secured promissory notes of $600 and $300. The $600 note is payable in ten annual installments starting on April 2, 2002. The $300 note is payable in five annual installments starting on January 1, 2003. Interest on both notes is accrued at 2.75% over the prime rate (prime was 9.5% at December 31, 2000) and is payable in annual installments on the $600 note, and in semi-annual installments on the $300 note. The $600 note is subject to a standby creditor's agreement under which payments on the note are contingent upon the former subsidiary achieving a certain debt service coverage ratio and the absence of any uncured defaults on other loans or agreements.

7. Debt

On March 16, 2000, the Company completed the private placement of $3,250 of convertible subordinated notes. The notes earn interest at 8% per annum, are convertible at $3.25 per share, and are due on December 31, 2004. The registration of the common stock shares underlying the convertible notes was effective on June 16, 2000. Portions of the proceeds from this private placement were used to acquire the Uniden land mobile radio products.

The debt issuance costs included grants to Simmonds Capital Limited of 50,000 shares at $3.25 per share of the Company's common stock valued at $163 and warrants to purchase 300,000 shares of the Company's common stock valued at $409. The warrants have a five-year term and an exercise price of $3.25 per share. Additionally, the Company incurred approximately $817 in costs related to the private placement. These costs are currently being amortized on a straight-line basis over the life of the notes.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

7. Debt (continued)

The debt consists of the following:

                                                                             December 31
                                                                        2000              1999
                                                                ----------------------------------
Line of credit                                                            $3,293           $ 4,632
Note payable to bank, secured by real estate, with monthly
 payments of $24 plus interest at 8.85% through August 2012.
 This note was paid in full on March 24, 2000.                                 -             3,666
Note payable to finance company, secured by surety bond, with monthly payments of $61 including interest at 6.04% through
 July 2001.                                                                  419             1,048
Convertible subordinate note, matures 2004, interest at 8%                 3,150                 -
                                                                ----------------------------------
Total debt                                                                 6,862             9,346
Amounts classified as current liabilities                                   (519)           (1,065)
                                                                ----------------------------------
Long-term debt                                                            $6,343           $ 8,281
                                                                ==================================

Maturities of long-term debt for years succeeding December 31, 2000 are as follows:

     2001                                                     $    519
     2002                                                        3,193
     2003                                                            -
     2004                                                        3,150
                                                           ----------------
                                                              $  6,862
                                                           ================

On February 26, 1999, the Company refinanced its revolving credit facility. The new credit agreement, which was amended for the third time on March 24, 2000, provides for a maximum line of credit of $7,000 reduced by outstanding letters of credit. Included in the $7,000 line is a $500 term loan with monthly principal payments of $8 which commenced on April 1, 1999. The term loan has a balance of $325 at December 31, 2000. Interest on the unpaid principal balance accrues at the prime rate of 9.50% (at December 31, 2000) plus 1.25%. There is an annual fee of .25% on the line. The credit agreement requires, among other things, maintenance of financial ratios and limits certain expenditures. The line of credit is secured by substantially all of the

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

7. Debt (continued)

Company's non-real estate assets and expires on February 26, 2002. At December 31, 2000 and 1999, the Company had approximately $1,100 and $300 of availability on the revolving credit facility, respectively.

On November 17, 1998 an agreement was reached with the third party debtor whereby principal and interest of $227 was forgiven and a new agreement for $500 was signed. The agreement required interest free monthly payments of $50. This debt was paid in full in 1999. The gain on debt forgiveness is classified as an extraordinary item in the 1998 statement of operations.

8. Leases

The Company leases its facility in West Melbourne Florida under a long-term operating lease, which expires on June 30, 2005. At December 31, 2000, the future minimum lease payments for operating leases are as follows: $209 in 2001 through 2004, and $146 in 2005. Total rental expenses for all operating leases for 2000, 1999, and 1998 were $274, $280, and $220, respectively.

As of December 31, 2000, property, plant, and equipment includes equipment purchased under a capital lease as follows:

                                                    2000              1999
                                              ---------------------------------

     Cost                                        $  2,202           $ 3,672
     Accumulated depreciation                      (2,036)           (2,197)
                                               --------------------------------
                                                 $    166           $ 1,475
                                               ================================

During 2000, the Company sold certain manufacturing equipment that was purchased under a capital lease, and satisfied its lease obligations.

Amortization of equipment under capital leases is included in depreciation expense.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

8. Leases (continued)

At December 31, 2000, the future minimum payments for the capital leases are as follows

     2001                                                     $   366
     2002                                                          11
                                                           ---------------
     Total minimum lease payments                                 377
     Less amount representing interest                            (38)
                                                           ---------------
     Present value of net minimum lease payment                   339
     Less current maturities                                     (329)
                                                           ---------------
     Long-term obligations under capital-leases               $    10
                                                           ===============
9. Income Taxes

There was no current or deferred provision for income taxes from continuing operations for 2000, 1999 or 1998.

                                                       2000             1999             1998
                                             --------------------------------------------------
     Statutory U.S. income tax rate                 (34.00)%         (34.00)%         (34.00)%
     States taxes, net of federal benefit            (3.63)%          (3.63)%          (3.63)%
     Permanent differences                            0.93%            0.00%           (0.00)%
     Change in valuation allowance                   35.78%           37.20%           37.63%
     Other                                            0.92%            0.43%            0.00%
                                             --------------------------------------------------

     Effective income tax rate                        0.00%            0.00%            0.00%
                                             ==================================================

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

9.   Income Taxes (continued)

The components of the deferred income tax assets (liabilities) are as follows:

                                                            December 31
                                                        2000          1999
                                                  --------------------------
     Deferred tax assets:
      Operating loss carryforwards                  $ 11,413      $ 10,657
      Tax credits                                        129           129
      Asset reserves:
       Bad debts                                         623           629
       Inventory reserve                                 764           737
       Inventory capitalization                            -           128
      Accrued expenses:
       Compensation                                      277           100
       Restructuring accrual                               -            21
       All other                                           1            87
                                                  --------------------------
     Total deferred tax assets                        13,207        12,488

     Deferred tax liabilities:
      Depreciation                                      (661)         (727)
      Inventory capitalization                           (40)            -
      Product liability                                  (14)            -
      Expense reserve                                   (127)            -
      Unrealized capital gain                           (128)            -
                                                  --------------------------
     Total deferred tax liabilities                     (970)         (727)
                                                  --------------------------
     Subtotal                                         12,237        11,761

     Valuation allowance                             (12,237)      (11,761)
                                                  --------------------------
     Net deferred tax assets (liabilities)          $      -      $      -
                                                  ==========================

For tax purposes, the Company, at December 31, 2000, has federal and state net operating loss carryforwards of approximately $30,800. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2004.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

9.   Income Taxes (continued)

In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its balance sheet and does not believe it has met the more likely than not criteria; therefore the Company has established a valuation allowance in the amount of $12,237 against its net deferred tax assets at December 31, 2000.

The net change in total valuation allowance for the period ended December 31, 2000 was $476 and relates to the Company's expectations regarding utilization of its net deferred tax assets, including available net operating loss and tax credit carryforwards.

The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of the Company.

10.  Loss Per Share

The following table sets the computation of basic and diluted loss per share from continuing operations:

                                                          Year ended December 31
                                                     2000        1999          1998
                                               --------------------------------------
Numerator:
 Net loss (numerator for basic and diluted
  loss per share)                               $   (1,162)  $   (2,294)   $   (4,907)
Denominator:
 Denominator for basic and diluted earnings
  per share-weighted average shares              5,346,174    5,090,405     5,045,459
Basic loss per share and diluted                $    (0.22)  $    (0.45)   $    (0.97)
                                               ======================================

Shares related to options and convertible debt are not included in the computation of loss per share because to do so would have been anti-dilutive for the periods presented.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

11.  Stock Option and Other Stock Option Plans

The Company has two plans whereby eligible officers, directors and employees can be granted options for the future purchase of Company common stock at the market price on the grant date. The options, if not exercised within five-year or ten-year periods, expire. Other conditions and terms apply to stock option plans.

The following table summarizes information about fixed stock options outstanding at December 31, 2000:

                                                                                 Weighted
                                                 Shares           Option         Average
                                                 Under           Price per       Exercise
                                                 Option           Share           Price
                                            ---------------------------------------------
Balance at December 31, 1997                     293,523      $4.00-$6.88         $5.28
Options granted                                  190,000        3.06-3.50          3.20
Options exercised                                (10,637)            4.00          4.00
Options expired or terminated                    (44,907)       3.06-6.88          5.94
                                           --------------------------------------------
Balance at December 31, 1998                     427,979        3.06-6.88          4.46
Options granted                                  495,000        1.50-4.25          3.08
Options expired or terminated                   (171,313)       3.50-6.88          4.34
                                           --------------------------------------------
Balance at December 31, 1999                     751,666        1.50-6.25          3.54
Options granted                                  581,000        1.00-2.85          1.78
Options expired or terminated                   (373,000)       1.50-6.25          3.89
                                           --------------------------------------------
Balance at December 31, 2000                     959,666      $1.00-$4.06         $2.40
                                           ============================================

Exercisable at December 31, 2000                 205,000      $1.00-$4.06         $2.05
                                           ============================================

At December 31, 2000, 740,334 of unissued options were available under the two plans.

The weighted average contractual life of stock options outstanding as of December 31, 2000 and 1999 was 8.5 years.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

11.  Stock Option and Other Stock Option Plans (continued)

The Company applies APB No. 25 in accounting for its plans and, accordingly, no compensation cost was recognized to the extent that the exercise price of the stock options equaled the fair value. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would be the pro-forma amounts indicated below:

                                              Year ended December 31
                                           2000       1999         1998
                                       --------------------------------

     Net loss as reported               $(1,428)   $(2,294)     $(5,405)
     Pro-forma net loss                  (1,911)    (2,545)      (5,520)
     Pro-forma loss per share:
     Basic and diluted                    (0.36)     (0.50)       (1.09)

The weighted average fair value of options granted during the years ended December 31, 2000, 1999 and 1998 was $1.78, $2.08 and $1.63 respectively, using the Black-Scholes option- pricing method. The following weighted-average assumptions were utilized:

                                                   Year ended December 31
                                               2000        1999         1998
                                          -------------------------------------

     Black Scholes Pricing Assumptions:
      Expected volatility                    129.8%       90.0%        59.0%
      Risk free interest rate                  6.1%        6.0%         6.0%
      Expected dividends                      None        None         None
      Expected life in years                     4           4            4

The pro-forma net loss reflects only options granted since 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro-forma net loss amounts presented above because compensation cost is reflected over the option vesting periods of up to four years and compensation cost for options granted prior to December 31, 1996 is not considered.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

12. Equity

On March 13, 2000, the Company acquired the private radio communications product lines from Uniden America Corporation. Under the terms of the transaction, RELM acquired all of Uniden's land mobile radio inventory, certain non-exclusive intellectual property rights, and assumed responsibility for service and technical support. Included in the transaction costs is a finders and advisory fee of 200,000 shares of RELM common stock paid to Simmonds Capital Limited.

On August 21, 2000, in accordance with the terms of the Company's 8% convertible subordinated notes, a holder of two notes elected to convert his notes into 30,769 shares of RELM common stock.

During the fourth quarter 1999, the investment-banking firm Sanders Morris Harris provided financial advisory services to the Company for a fee of $25,000. During the fourth quarter 2000, the Company agreed to pay and SMH agreed to accept 25,000 shares of RELM common stock, valued at the then current market price, as payment for these fees.

13. Significant Customers

Sales to the United States government and to foreign markets as a percentage of the Company's total sales were as follows for the year ended December 31:


                                   2000        1999      1998
                               -----------------------------------

     U.S. Government                45%         26%       24%
     Foreign markets                 3%          1%        9%

14. Pension Plans

The Company sponsors a participant contributory retirement (401K) plan, which is available to all employees. The Company's contribution to the plan is either a percentage of the participants salary (50% of the participants contribution up to a maximum of 6%) or a discretionary amount. Total contributions made by the Company were $80, $109, and $137 for 2000, 1999, and 1998, respectively.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

14. Pension Plans (continued)

Related to its former paper-manufacturing subsidiary, the Company participated in a multi-employer pension plan through the date of sale of the subsidiary on June 16, 1997. The plan provided defined benefits for those employees covered by two collective bargaining agreements. Contributions for employees were based on hours worked at rates set in the bargaining agreements. If the Company curtailed employment or withdrew from the plans, a liability may be incurred. The buyer of the former subsidiary assumed such liability, if any. The Company agreed to be secondarily liable if the buyer withdraws from the plans prior to June 16, 2002.

15. Related Party Transactions

During 1997, the Company's commercial real estate subsidiary sold real estate to an entity that was controlled by the Company's principal shareholder for $1,733. As part of the sale, unsecured notes receivables were established totaling $200. These notes plus interest at 7% were paid in 1998. During 1998, the Company's commercial real estate subsidiary sold real estate to an entity that was controlled by the Company's principal shareholder for $1,056 cash.

16. Restructuring

In 1997, the Company recorded a $1,872 charge related to restructuring. The restructuring consisted of consolidating operations and reducing operating expenses. In consolidating operations, the Company accrued $446 related to the closing of a research and development facility in Indiana and $1,426 relating to the termination of both factory and support employees in Indiana and Florida. In 1998, the Company reduced the liability by $1,694 for lease and severance payments. The remaining liability of $178 in 1998 related to the remaining lease payments of the Indiana facility. During the 1999 the Company completed its transactions related to the restructuring and reduced the liability to zero.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

17. Real Estate Assets Held for Sale

The Company sold its remaining real estates held for sale during the first and second quarters of 1999. The real estate assets included subdivided units of commercial land, completed residential properties, and commercial properties, and had a valuation allowance of $1,966 at December 31, 1998. The real estate valuation allowance was composed of the following:

                                                              Year ended December 31
                                                        2000            1999             1998
                                                  -------------------------------------------------
       Balance, beginning of period                 $      -        $  1,966         $  1,005
        Provision for impairment losses                    -               -              961
        Reduction due to sales                             -          (1,966)               -
                                                  -------------------------------------------------
       Balance, end of period                       $      -        $      -         $  1,966
                                                  =================================================

The summarized results of operations of the real estate business are as follows:

                                                                     Year ended December 31
                                                             2000            1999             1998
                                                    ----------------------------------------------
       Sales                                             $      -         $   908           $1,805
       Cost of sales                                            -             (58)            (851)
       Impairment loss                                          -               -             (961)
       Selling, general and administrative
         expenses                                               -             (60)            (100)
                                                    ----------------------------------------------
       Operating income (loss)                           $      -         $   790           $ (107)
                                                    ==============================================

18. Discontinued Operations

Specialty Manufacturing

The Company incurred costs associated with the settlement of certain product liability claims related to its former specialty manufacturing subsidiary, which was sold in June 1997. These costs totaled $266, $0 and $0 in 2000, 1999 and 1998, respectively.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

18. Discontinued Operations (continued)

RXD, Inc.

During the third quarter of 1999, the Company sold the assets associated with its subsidiary, RXD, Inc. (RXD), for $525. The assets sold included accounts receivable and inventory valued at $186 and $225, respectively. The gain recorded from the sale is $84 and was included in other income in the statement of operations. The Company's sales for 1999 and 1998 included approximately $910 and $1,710 of sales generated by RXD.

19. Contingent Liabilities

From time to time, the Company may become liable with respect to pending and threatened litigation, tax, environmental and other matters.

General Insurance

Under the Company's insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain expected losses related primarily to workers' compensation, physical loss to property, business interruption resulting from such loss and comprehensive general, product, and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry and are included in accrued expenses. The amounts accrued are included in accrued compensation and related taxes in the balance sheets.

Former Affiliate

In 1993, a civil action was brought against the Company by a plaintiff to recover losses sustained on notes of a former affiliate. The plaintiff alleges violations of federal security and other laws by the Company in collateral arrangements with the former affiliate. In response, the Company filed a motion to dismiss the complaint in the fall of 1993, which the court has yet to rule. In February 1994, the plaintiff executed and circulated for signature, a stipulation of voluntary dismissal. After the stipulation was executed the plaintiff refused to file the stipulation with the court. Subsequently the Company and others named in the complaint filed a motion to enforce their agreement with the plaintiff. The court has also yet to rule on that motion.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

19. Contingent Liabilities (continued)

In a second related action, an adversarial action in connection with the bankruptcy proceedings of the former affiliate has been filed. In response to that complaint the Company filed motion to dismiss for failure to state a cause of action. Although the motion for dismissal was filed during 1995, the bankruptcy court has not yet ruled on the motion. The range of potential loss, if any, as a result of these actions cannot be presently determined.

In February 1986, the liquidator of the former affiliate filed a complaint claiming intentional and negligent conduct by the Company and others named in the complaint caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. The complaint does not specify damages but an unfavorable outcome could have a material adverse impact on the Company's financial position. The range of potential loss, if any, cannot be presently determined.

Management, with the advice of counsel, believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

Counter Claims

In February 1999, the Company initiated collection and legal proceedings against its Brazilian dealer, Chatral, for failure to pay for 1998 product shipments totaling $1,400 which has been fully reserved. On December 8, 1999, Chatral filed a counter claim against the Company that alleges damages totaling $8,000 as a result of the Company's discontinuation of shipments to Chatral.

Although the Company and its counsel believe the Company has a meritorious defense, the outcome of this action is uncertain. An unfavorable outcome could have a material adverse effect on the financial position of the Company.

In June 1999, the Company initiated collection and legal proceeding against TAD Radio, Inc. (TAD) for failure to pay for product shipments totaling $108. On December 30, 1999, TAD filed a claim against the Company for damages estimated to be $400. Generally, the plaintiff contended unfair and malicious conduct in product sales and warranty claim matters. As result, the plaintiff alleged loss of profit, goodwill, and market share. On November 13, 2000, the suit was settled with a payment to TAD of $50,000.

                                 RELM Wireless
                  Notes to Consolidated Financial Statements

20.  Quarterly Financial Data (Unaudited)

Selected quarterly financial data is summarized below:

                                                                            Quarters Ended
                                             ------------------------------------------------------------------------------
                                                 March 31        June 30        September 30     December 31         Total
                                                   2000            2000             2000             2000             Year
                                             ------------------------------------------------------------------------------
Fiscal 2000
Sales                                             $4,596          $5,158           $5,958          $ 5,342          $21,054
Gross profit                                         987           1,478            1,675            1,240            5,380
Income (loss) from continuing operations             391            (542)            (330)            (681)          (1,162)
Income (loss) from discontinued operations             -               -                -             (266)            (266)
Net income (loss)                                    391            (542)            (330)            (947)          (1,428)
Earnings (loss) per share-basic from
 continuing operations                              0.08           (0.10)           (0.06)           (0.13)           (0.22)
Earnings (loss) per share-diluted from
 continuing operations                              0.07           (0.10)           (0.06)           (0.13)           (0.22)
Loss per share-basic and diluted from
 discontinued operations                               -               -                -            (0.05)           (0.05)
Earnings (loss) per share-basic                     0.08           (0.10)           (0.06)           (0.18)           (0.27)
Earnings (loss) per share-diluted                   0.07           (0.10)           (0.06)           (0.18)           (0.27)

                                                                            Quarters Ended
                                             ------------------------------------------------------------------------------
                                                 March 31        June 30        September 30     December 31         Total
                                                   1999            1999             1999             1999             Year
                                             ------------------------------------------------------------------------------
Fiscal 1999
Sales                                             $6,465          $7,125           $5,120          $ 3,694          $22,404
Gross profit                                       1,947           2,064            1,358              417            5,786
Net income (loss)                                     55              77             (298)          (2,128)          (2,294)
Earnings (loss) per share-basic and diluted         0.01            0.02            (0.06)           (0.42)           (0.45)

                                 RELM Wireless
                     Condensed Consolidated Balance Sheets
                                  (Unaudited)

                       (In thousands except share data)

                                                                            September 30    December 31
                                                                                2001            2000
                                                                           -----------------------------
                                                                            (Unaudited)     (See note 1)
ASSETS
Current assets:
             Cash and cash equivalents                                      $      216       $    208
             Trade accounts receivable (net of allowance for doubtful            3,622          3,712
               accounts of $1,546 as of September 30, 2001 and
              $1,555 as of December 31, 2000)
             Inventories, net                                                    9,342          8,940
             Prepaid expenses and other current                                    477            528
                                                                           ------------     ----------
Total current assets                                                            13,657         13,388

Property, plant and equipment, net                                               2,326          2,833
Notes receivable, less current portion                                             977            984
Debt issuance costs, net                                                           554            682
Other assets                                                                       448            535
                                                                           ------------     ----------
Total assets                                                                $   17,962       $ 18,422
                                                                           ============     ==========

See notes to condensed consolidated financial statements.

                            RELM Wireless
                    Condensed Consolidated Balance Sheets
                                  (Unaudited)

                        (In thousands, except share data)

                                                                            September 30           December 31
                                                                                2001                  2000
                                                                         ------------------------------------
                                                                             (Unaudited)           (See note 1)
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
      Current maturities of long-term liabilities                           $    129              $    848
      Accounts payable                                                         3,133                 3,604
      Accrued compensation and related taxes                                     694                   361
      Accrued expenses and other current liabilities                             824                   896
                                                                         ------------          ------------
Total current liabilities                                                      4,780                 5,709

Long-term liabilities:
      Line of credit                                                           3,591                 3,193
      Convertible subordinated notes                                           3,150                 3,150
      Capital lease obligations                                                   10                    10
                                                                         ------------          ------------
                                                                               6,751                 6,353

Stockholders' equity:
      Common stock; $.60 par value; 20,000,000 and 10,000,000
      authorized shares at September 30, 2001 and December 31, 2000:
      5,346,174 issued and outstanding shares at
      September 30, 2001 and December 31, 2000                                 3,207                 3,207
      Additional paid-in capital                                              21,452                21,452
      Accumulated deficit                                                    (18,228)              (18,299)
                                                                         ------------          ------------
Total stockholders' equity                                                     6,431                 6,360

                                                                         ------------          ------------
Total liabilities and stockholders' equity                                  $ 17,962              $ 18,422
                                                                         ============          ============

See notes to condensed consolidated financial statements.

                                 RELM Wireless
                Condensed Consolidated Statements of Operations
                                  (Unaudited)

                     (In thousands except per share data)

                                                         THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                -------------------------------------   ------------------------------------

                                                  September 30        September 30        September 30        September 30
                                                       2001               2000                2001                2000
                                                ----------------    -----------------   ----------------    ----------------
Sales                                             $   6,223           $    5,958          $   17,131          $   15,712
Expenses
    Cost of products                                  4,293                4,283              12,212              11,572
    Selling, general & administrative                 1,528                1,907               4,378               5,312
                                                ----------------    -----------------   ----------------    ----------------
                                                      5,821                6,190              16,590              16,884
                                                ----------------    -----------------   ----------------    ----------------
Operating income (loss)                                 402                 (232)                541              (1,172)
Other income (expense):
    Interest expense                                   (149)                (213)               (452)               (735)
    Gain on sale of facility and equipment                -                    -                   -               1,165
    Other income (expense)                              (40)                 115                 (18)                261
                                                ----------------    -----------------   ----------------    ----------------
Net Income (loss)                                 $     213           $     (330)         $       71          $     (481)
                                                ================    =================   ================    ================


Earnings (loss) per share-basic                   $    0.04           $    (0.06)         $     0.01          $    (0.09)
                                                ================    =================   ================    ================

Earnings (loss) per share-diluted                 $    0.04           $    (0.06)         $     0.01          $    (0.09)
                                                ================    =================   ================    ================

See notes to condensed consolidated financial statements.

                                 RELM Wireless
                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)

                                (In thousands)

                                                                             NINE MONTHS ENDED
                                                                     -------------------------------------
                                                                      September 30         September 30
                                                                          2001                 2000
                                                                     -------------         ---------------
Cash provided (used) by operations                                    $        348         $          (169)

Investing activities:
    Cash paid for Uniden product line                                            -                  (2,016)
    Property and equipment purchases                                           (64)                   (217)
    Proceeds from disposals of assets                                            2                   5,246
    Other                                                                       51                       6
                                                                     -------------         ---------------
    Cash provided (used) by investing activities                               (11)                  3,019

Financing activities:
    Net change in line of credit                                               398                  (1,141)
    Proceeds from long term debt                                                 -                   3,250
    Repayment of debt                                                         (719)                 (4,551)
    Payment of debt issuance costs                                               -                    (280)
    Other                                                                       (8)                      -
                                                                     -------------         ---------------
Cash used by financing activities                                             (329)                 (2,722)

Increase in cash                                                                 8                     128

Cash and cash equivalents at beginning of period                               208                       1
                                                                     -------------         ---------------

Cash and cash equivalents at end of period                            $        216         $           129
                                                                     =============         ===============

Supplemental disclosure:
    Interest paid                                                     $        452         $           735
                                                                     =============         ===============

Non-cash transactions:
        Common stock and common stock warrants
        payable for debt issuance and acquisition costs               $          -         $         1,059
                                                                     =============         ===============

        Warrants issued for consulting services                       $          -         $           226
                                                                     =============         ===============

        Common stock issued for conversion of debt                    $          -         $           100
                                                                     =============         ===============

See notes to condensed consolidated financial statements.

                                 RELM Wireless
             Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)
              (In thousands except share data and per share data)


1. Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of September 30, 2001, the condensed consolidated statements of operations for the three and nine months ended September 30, 2001 and 2000 and the condensed consolidated statements of cash flows for the nine months ended September 30, 2001 and 2000 have been prepared by RELM Wireless Corporation (the Company), without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation have been made. The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 Annual Report to Stockholders. The results of operations for the three and nine month period ended September 30, 2001 are not necessarily indicative of the operating results for a full year.

The Company maintains its records on a calendar year basis. The Company's first, second, and third quarters normally end on the Friday closest to the last day of the last month of such quarter, which was September 28, 2001 for the third quarter of fiscal 2001. The quarter began on June 30, 2001.

2. Significant Events and Transactions

Manufacturing Contract For Portable Radio Transceivers

In September 2001, we entered into a contract with Shenzhen Hyt Science & Technology, LTD (HYT) for the manufacture of a new family of portable two-way radios. Under the agreement, HYT will manufacture for RELM, four models of VHF and UHF portable two-way radio transceivers, and we will have exclusive distribution rights for these products in North, Central, and South America. The agreement is for a term of five years and may be expanded to include additional products. Certain models are expected to be available for sale in the fourth quarter 2001, while the remaining models are expected to be available in the first quarter 2002.

                                 RELM Wireless
             Notes to Condensed Consolidated Financial Statements

     3. Inventories

     The components of inventory, net of reserves totaling $1,978 at September 30, 2001 and December 31, 2000, consist of the following:

                                September 30           December 31
                                    2001                  2000
                                ------------          ------------

     Finished goods              $    6,019            $    5,043
     Work in process                    578                   796
     Raw materials                    2,745                 3,101
                                ------------          ------------
                                 $    9,342            $    8,940
                                ============          ============


     4. Stockholders' Equity

     The consolidated changes in stockholders' equity for the nine months ended September 30, 2001 are as follows:

                                                                      Additional
                                               Common Stock             Paid-In       Accumulated
                                    -----------------------------
                                          Shares          Amount        Capital         Deficit         Total
                                    ---------------------------------------------------------------------------
Balance at December 31, 2000             5,346,174        $3,207        $21,452        $ (18,299)      $6,360


Net income                                       -             -              -               71           71

                                    --------------------------------------------------------------------------
Balance at September 30, 2001            5,346,174       $ 3,207        $21,452        $ (18,228)      $6,431
                                    ==========================================================================

     On June 14, 2001, the stockholders of the Company approved an increase in the number of authorized shares of common stock from 10,000,000 to 20,000,000 shares and preferred stock from 20,000 to 1,000,000 shares.

                                 RELM Wireless
             Notes to Condensed Consolidated Financial Statements

     5. Earnings Per Share

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                  ------------------------    ----------------------------
                                                                      2001        2000            2001            2000
                                                                  ----------- ------------    -------------  -------------
Numerator:
   Net income (loss) (numerator for basic earnings per share)     $       213 $       (330)   $          71  $        (481)
   Effect of dilutive securities:
      8% convertible notes                                                  -            -                -              -
                                                                  ----------- ------------    -------------  -------------
   Net income (loss) (numerator for dilutive earnings per share)          213         (330)              71           (481)
                                                                  ----------- ------------    -------------  -------------
Denominator:
   Denominator for basic earnings per share-weighted
   average shares                                                   5,346,174    5,303,114        5,346,174      5,193,213
   Effect of dilutive securities:
      8% convertible notes                                                  -            -                -              -
      Options                                                          50,000            -           30,000              -
                                                                  ----------- ------------    -------------  -------------
   Denominator for diluted earnings per share -
   adjusted weighted average shares                                 5,396,174    5,303,114        5,376,174      5,193,213
                                                                  =========== ============    =============  =============

Earnings (loss) per share-basic                                   $      0.04 $      (0.06)   $        0.01  $       (0.09)
                                                                  =========== ============    =============  =============

Earnings (loss) per share-diluted                                 $      0.04 $      (0.06)   $        0.01  $       (0.09)
                                                                  =========== ============    =============  =============

     Shares related to options and convertible debt are not included in the computation of loss per share for the three and nine months ended September 30, 2000, because to do so would be anti-dilutive.

     6. Comprehensive Income (Loss)

     The total comprehensive income (loss) for the three and nine months ended September 30, 2001 was $213 and $71, respectively, compared to ($330) and ($481) for the same periods in the previous year.

                                 RELM Wireless
             Notes to Condensed Consolidated Financial Statements

7.   Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and its amendments Statements 137 and 138, in June 1999 and June 2000, respectively. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change of fair value of assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company adopted these Statements on January 1, 2001, and did not have a material impact on the Company's financial position or operating results. At September 30, 2001, the Company had no hedges or firm commitments outstanding.

In June 2001, the FASB issued Statements of Financial Accounting Standards
(SFAS) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company will apply the new accounting rules beginning January 1, 2002. The adoption of SFAS No. 141 and No. 142 will not have a material impact on our Consolidated Financial Statements.

8.   Contingent Liabilities

From time to time, the Company may become liable with respect to pending and threatened litigation, tax, environmental and other matters.

General Insurance

Under the Company's insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a portion of certain expected losses related primarily to workers' compensation, physical loss to property, business interruption resulting from such loss and comprehensive general, product, and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry and are included in accrued expenses. The amounts accrued are included in accrued compensation and related taxes in the balance sheets.

                                 RELM Wireless
             Notes to Condensed Consolidated Financial Statements

Contingent Liabilities (continued)

Former Affiliate

In 1993, a civil action was brought against the Company by a plaintiff to recover losses sustained on notes of a former affiliate. The plaintiff alleges violations of federal securities and other laws by the Company in collateral arrangements with the former affiliate. In response, the Company filed a motion to dismiss the complaint in the fall of 1993, which the court has yet to rule. In February 1994, the plaintiff executed and circulated for signature, a stipulation of voluntary dismissal. After the stipulation was executed the plaintiff refused to file the stipulation with the court. Subsequently the Company and others named in the complaint filed a motion to enforce their agreement with the plaintiff. The court has also yet to rule on that motion.

A related action in connection with the bankruptcy proceedings of the former affiliate has been filed. In response to that complaint the Company filed a motion to dismiss for failure to state a cause of action. Although the motion for dismissal was filed during 1995, the bankruptcy court has not yet ruled on the motion. The range of potential loss, if any, as a result of these actions cannot be presently determined.

In February 1996, the liquidator of the former affiliate filed a complaint claiming intentional and negligent conduct by the Company and others named in the complaint caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. The complaint does not specify damages but an unfavorable outcome could have a material adverse impact on the Company's financial position. The range of potential loss, if any, cannot be presently determined.

Management, with the advice of counsel, believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

Counter Claims

In February 1999, the Company initiated collection and legal proceedings against its former Brazilian dealer, Chatral, for failure to pay for 1998 product shipments totaling $1.4 million which has been fully reserved. In April 2001, the Brazilian court ordered the Company to post security with the court totaling approximately $300 thousand in the form of cash or a bond in order for the case to proceed. The Company has elected not to post security. Consequently, the case has been involuntarily dismissed. There has been no ruling on the merits of the case, and the Company has preserved its rights to pursue this matter in the future.

                                 RELM Wireless
             Notes to Condensed Consolidated Financial Statements

Counter Claims (continued)

On December 8, 1999, Chatral filed a counter claim against the Company that alleges damages totaling $8 million as a result of the Company's discontinuation of shipments to Chatral. Although the Company and its counsel believe the Company has a meritorious defense, the outcome of this action is uncertain. An unfavorable outcome could have a material adverse effect on the financial position of the Company.

On December 20, 2000, a products liability lawsuit was filed in Los Angeles Superior Court. Although the Company was not named in the suit, one of the Defendants, c.p. Allstar had purchased all or substantially all of the assets of a RELM affiliate. As part of the asset sale, the asset purchase agreement contained indemnification provisions, which could result in liability for the Company. On October 23, 2001, c.p. Allstar served the Company with a claim for indemnification under a provision of the asset purchase agreement. The Company is vigorously defending the claim. The Company is not able to estimate a potential loss, if any, on this claim.

On November 19, 2001, a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas, against the Company and RELM Communications, Inc. C.P. Allstar Corporation is also a named defendant in this lawsuit. C.P. Allstar Corporation had purchased all or substantially all of the assets of a RELM affiliate. As part of the asset sale, the asset purchase agreement contained indemnification provisions, which could result in liability for the Company. The Company is vigorously defending the claim. The Company is not able to estimate a potential loss, if any, on this claim.

                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses payable by us in connection with the resale and distribution of the securities being registered hereby.

Securities and Exchange Commission registration fee                 $  3,346
NASDAQ SmallCap listing fee                                         $  5,000
Accounting fees and expenses                                        $100,000
Legal fees and expenses                                             $ 70,000
Blue Sky fees and expenses                                          $ 55,000
Printing and other                                                  $ 10,000
---------------                                                      -------
TOTAL                                                               $243,346
                                                                     =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

Our officers and directors are indemnified as provided under the Nevada Revised Statutes and our articles of incorporation and by-laws.

Unless specifically limited by a corporation's articles of incorporation, the Nevada Revised Statutes automatically provides directors with immunity from monetary liabilities. Our articles of incorporation do not limit the automatic immunity provided by the Nevada Revised Statutes. Excepted from this immunity are: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; and (iv) willful misconduct.

Our articles of incorporation provide that we will indemnify, to the fullest extent permitted by Nevada law, all persons whom we have the power to indemnify under Nevada law, and that such indemnification shall not be the exclusive indemnification available to such persons.

Our by-laws provide that we will indemnify each of our directors and officers if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of RELM and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In addition, we will indemnify our directors and officers in any action by or in the right of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of RELM; provided, that no indemnification shall be made in respect of a claim as to which the person has been adjudged to be liable to RELM unless and only to the extent that a court of competent jurisdiction determines that, despite the adjudication of liability but in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper.

Our by-laws provide that no indemnification shall be provided by us to any person, unless it is determined that indemnification is proper because the person has met the applicable standard of conduct. Such determination shall be made:

     - a majority vote of a quorum of the Board of Directors consisting of directors who are not parties to the action or proceeding, or
     - if such quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
     -    by the shareholders, or
     -    in such other manner, if any, as shall be permitted under Nevada law.

Our by-laws provide that expenses incurred in defending any action or proceeding to which indemnification may be available may be advanced by us upon receipt of any undertaking by or on behalf of the person claiming indemnification to repay these amounts if it should be determined ultimately that he is not entitled to be indemnified by us.

In addition, our articles of incorporation eliminate the personal liability of our directors to the fullest extent permitted by Nevada law, as the same may be amended and supplemented.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. We intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers. The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders and us. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On March 16, 2000, we completed the private placement of $3.25 million aggregate principal amount of our convertible subordinated notes. The notes were sold to certain selling securityholders listed under "Selling Securityholders-- Common Stock Issuable Upon Conversion of Notes" in an S-1 filed with the Securities and Exchange Commission on July 7, 2000.

The proceeds from that offering were used to purchase the LMR assets of Uniden America Corporation and to satisfy our then delinquent mortgage obligation. Remaining proceeds were utilized for working capital requirements. A commission of $90,000 was paid to Janney Montgomery Scott LLC for the placement of $1.8 million of the notes.

The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D promulgated under the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.  EXHIBITS



Exhibit      Exhibits
-------      --------
      1      Standby Underwriting Agreement (11)
      3(a)   Articles of Incorporation (2)
      3(b)   By-Laws (2)
      4(a)   Form of 8% Convertible Subordinated Promissory Note (5)
      4(b)   Warrant Agreement between RELM Wireless Corporation and Janney
             Montgomery Scott LLC dated May 12, 2000 (8)
      4(c)   Warrant Certificate No. W-100 issued to Janney Montgomery Scott LLC dated May 12, 2000 (8)
      4(d)   Warrant Agreement between RELM Wireless Corporation and Simmonds
             Capital Limited day May 12, 2000 (8)
      4(e)   Warrant Certificate No. W-100 issued to Simmonds Capital Limited dated May 12, 2000 (8)
      4(f)   Warrant Agreement between RELM Wireless Corporation and American
             Stock Transfer and Trust Company, dated February ___, 2002 (11)
      4(g)   Subscription Rights Agreement between RELM Wireless Corporation and
             The American Stock Transfer and Trust Company, dated February __,
             2002 (11)
      4(h)   Form of Unit Certificate (11)
      4(i)   Form of Rights Certificate (11)
      4(j)   Form of Warrant Certificate (11)
      4(k)   Underwriters Warrant (11)
      5      Opinion of Zack Kosnitzky, P.A. (11)
     10(a)   1996 Stock Option Plan for Non-Employee Directors (1)
     10(b)   1997 Stock Option Plan (2)
     10(c)   Loan and Security Agreement with Summit Commercial/Gibraltar Corp.
             dated February 26, 1999 (3)
     10(d)   Workers Compensation Close Out Agreement dated December 21, 1998
             (3)
     10(e)   Amendment to Security and Loan Agreement with Summit
             Commercial/Gibraltar Corp. dated December 1999 (4)
     10(f)   Second Amendment to Security and Loan Agreement with Summit
             Commercial/Gibraltar Corp. dated March 10, 2000 (4)

     10(g)  Third Amendment to Security and Loan Agreement with Summit
            Commercial/Gibraltar Corp. dated March 24, 2000 (4)
     10(h)  Letter Agreement with Simmonds Capital Limited dated March 23, 2000
            (4)
     10(i)  Exclusive Right of Sale Listing Agreement effective October 25, 1999
            (5)
     10(j)  Sublease by and between Johnson Matthey Electronic Assembly
            Services, Inc. and RELM Wireless Corporation dated March 24, 2000
            (4)
     10(k)  Asset Purchase Agreement with Uniden America Corporation dated March
            13, 2000(5)
     10(l)  OEM Manufacturing Contract between RELM Wireless Corporation and
            Uniden Corporation dated March 13, 2000 (5)
     10(m)  Trademark License Agreement between Uniden America Corporation and
            RELM Wireless Corporation for the mark "ESAS" dated March 13, 2000
            (5)
     10(n)  Manufacturing Agreement between Johnson Matthey Electronic Assembly
            Services, Inc. and RELM Wireless Corporation dated March 24, 2000
            (4)
     10(o)  Transaction Agreement between Johnson Matthey Electronic Assembly
            Services, Inc. and RELM Wireless Corporation dated March 24, 2000
            (4)
     10(p)  Letter Agreement between RELM Wireless Corporation and Janney
            Montgomery Scott LLC dated May 12, 2000 (8)
     10(q)  Financial Services Agreement between RELM Wireless Corporation and
            Noble International Investments, Inc., dated February __, 2002 (11)
     10(r)  Post-Termination Benefits Agreement between RELM Wireless
            Corporation and David P. Storey, dated November, 16, 2000. (10)
     10(s)  Post-Termination Benefits Agreement between RELM Wireless
            Corporation and William P. Kelly, dated November 16, 2000. (10)
     10(t)  Post-Termination Benefits Agreement Extension Letter from
            Donald F. U. Goebert to David P. Storey, dated
            November 16, 2001. (6)
     10(u)  Post-Termination Benefits Agreement Extension Letter from
            Donald F. U. Goebert to William P. Kelly, dated
            November 16, 2001. (6)
     21     Subsidiaries of Registrant (7)
     23(a)  Consent of Zack Kosnitzky, P.A. (included in Exhibit 5.1) (11)
     23(b)  Consent of Ernst & Young LLP (6)
     25     Power of Attorney (included on the signature page)
     99     Press Release dated January 16, 2002 (9)

(1) Incorporated by reference from the Adage, Inc. (predecessor to RELM Wireless Corporation) Form 10-K for the fiscal year ended December 31, 1996. File No. 0-7336.
(2) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1997. File No. 0-7336.
(3) Incorporated by reference from the Company's Form 10-Q for the quarter ended March 31, 1999. File No. 0-7336.
(4) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.
(5) Incorporated by reference from Amendment #1 to the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.
(6)  Filed herewith.
(7) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1998.
(8) Incorporated by reference from the Company's Form S-1, June 7, 2000. File No. 333-38718.
(9) Incorporated by reference from the Company's Form 8-K, January 30, 2002. File No. 000-07336.
(10) Incorporated by reference from the Company's Form 10-K, February 4, 2001. File No. 000-07336.
(11) Previously filed.



ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Melbourne, State of Florida, on this 11th day of February, 2002.



RELM WIRELESS CORPORATION


By: /s/ David P. Storey
   ------------------------------
  David P. Storey, President and
   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                           Title                               Date
---------                           -----                               ----


Donald F. U. Goebert                Chairman                            February 11, 2002

By: /s/ William P. Kelly
--------------------------
Attorney-In-Fact

/s/ David P. Storey                 President and Chief Executive       February 11, 2002
--------------------------          Officer and Director (Principal
David P. Storey                     Executive Officer)


/s/ William P. Kelly                Secretary, Executive Vice           February 11, 2002
--------------------------          President - Finance, and Chief
William P. Kelly                    Financial Officer (Principal
                                    Financial and Accounting Officer)

Buck Scott                          Director                            February 11, 2002

By: /s/ William P. Kelly
--------------------------
Attorney-In-Fact

James C. Gale                       Director                            February 11, 2002

By: /s/ William P. Kelly
--------------------------
Attorney-In-Fact

Robert L. MacDonald                 Director                            February 11, 2002

By: /s/ William P. Kelly
--------------------------
Attorney-In-Fact

Ralph R. Whitney Jr.                Director                            February 11, 2002

By: /s/ William P. Kelly
--------------------------
Attorney-In-Fact

George N. Benjamin, III             Director                            February 11, 2002

By: /s/ William P. Kelly
--------------------------
Attorney-In-Fact


                                 Description
                                 -----------



Exhibits
--------
      1      Standby Underwriting Agreement (11)
      3(a)   Articles of Incorporation (2)
      3(b)   By-Laws (2)
      4(a)   Form of 8% Convertible Subordinated Promissory Note (5)
      4(b)   Warrant Agreement between RELM Wireless Corporation and Janney
             Montgomery Scott LLC dated May 12, 2000 (8)
      4(c)   Warrant Certificate No. W-100 issued to Janney Montgomery Scott LLC dated May 12, 2000 (8)
      4(d)   Warrant Agreement between RELM Wireless Corporation and Simmonds
             Capital Limited day May 12, 2000 (8)
      4(e)   Warrant Certificate No. W-100 issued to Simmonds Capital Limited dated May 12, 2000 (8)
      4(f)   Warrant Agreement between RELM Wireless Corporation and American
             Stock Transfer and Trust Company, dated February ___, 2002 (11)
      4(g)   Subscription Rights Agreement between RELM Wireless Corporation and
             The American Stock Transfer and Trust Company, dated February ___,
             2002 (11)
      4(h)   Form of Unit Certificate (11)
      4(i)   Form of Rights Certificate (11)
      4(j)   Form of Warrant Certificate (11)
      4(k)   Underwriters Warrant (11)
      5      Opinion of Zack Kosnitzky, P.A. (11)
     10(a)   1996 Stock Option Plan for Non-Employee Directors (1)
     10(b)   1997 Stock Option Plan (2)
     10(c)   Loan and Security Agreement with Summit Commercial/Gibraltar Corp.
             dated February 26, 1999 (3)
     10(d)   Workers Compensation Close Out Agreement dated December 21, 1998
             (3)
     10(e)   Amendment to Security and Loan Agreement with Summit
             Commercial/Gibraltar Corp. dated December 1999 (4)
     10(f)   Second Amendment to Security and Loan Agreement with Summit
             Commercial/Gibraltar Corp. dated March 10, 2000 (4)

     10(g)  Third Amendment to Security and Loan Agreement with Summit
            Commercial/Gibraltar Corp. dated March 24, 2000 (4)
     10(h)  Letter Agreement with Simmonds Capital Limited dated March 23, 2000
            (4)
     10(i)  Exclusive Right of Sale Listing Agreement effective October 25, 1999
            (5)
     10(j)  Sublease by and between Johnson Matthey Electronic Assembly
            Services, Inc. and RELM Wireless Corporation dated March 24, 2000
            (4)
     10(k)  Asset Purchase Agreement with Uniden America Corporation dated March
            13, 2000(5)
     10(l)  OEM Manufacturing Contract between RELM Wireless Corporation and
            Uniden Corporation dated March 13, 2000 (5)
     10(m)  Trademark License Agreement between Uniden America Corporation and
            RELM Wireless Corporation for the mark "ESAS" dated March 13, 2000
            (5)
     10(n)  Manufacturing Agreement between Johnson Matthey Electronic Assembly
            Services, Inc. and RELM Wireless Corporation dated March 24, 2000
            (4)
     10(o)  Transaction Agreement between Johnson Matthey Electronic Assembly
            Services, Inc. and RELM Wireless Corporation dated March 24, 2000
            (4)
     10(p)  Letter Agreement between RELM Wireless Corporation and Janney
            Montgomery Scott LLC dated May 12, 2000 (8)
     10(q)  Financial Services Agreement between RELM Wireless Corporation and
            Noble International Investments, Inc., dated February __, 2002 (11)
     10(r)  Post-Termination Benefits Agreement between RELM Wireless
            Corporation and David P. Storey, dated November, 16, 2000. (10)
     10(s)  Post-Termination Benefits Agreement between RELM Wireless
            Corporation and William P. Kelly, dated November 16, 2000. (10)
     10(t)  Post-Termination Benefits Agreement Extension Letter from
            Donald F. U. Goebert to David P. Storey, dated
            November 16, 2001. (6)
     10(u)  Post-Termination Benefits Agreement Extension Letter from
            Donald F. U. Goebert to William P. Kelly, dated
            November 16, 2001. (6)
     21     Subsidiaries of Registrant (7)
     23(a)  Consent of Zack Kosnitzky, P.A. (included in Exhibit 5.1) (11)
     23(b)  Consent of Ernst & Young LLP (6)
     25     Power of Attorney (included on the signature page)
     99     Press Release dated January 16, 2002 (9)

(1) Incorporated by reference from the Adage, Inc. (predecessor to RELM Wireless Corporation) Form 10-K for the fiscal year ended December 31, 1996. File No. 0-7336.
(2) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1997. File No. 0-7336.
(3) Incorporated by reference from the Company's Form 10-Q for the quarter ended March 31, 1999. File No. 0-7336.
(4) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.
(5) Incorporated by reference from Amendment #1 to the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.
(6)  Filed herewith.
(7) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1998.
(8) Incorporated by reference from the Company's Form S-1, June 7, 2000. File No. 333-38718.
(9) Incorporated by reference from the Company's Form 8-K, January 30, 2002. File No. 000-07336.
(10) Incorporated by reference from the Company's Form 10-K, February 4, 2001. File No. 000-07336.
(11) Previously filed.